Execution Copy
Exhibit 10.35
Dated This 5th Day of February 2010
By and Among
Harmony Energy Limited
Zhang Ruilin
Zhao Jiangwei
Shang Zhiguo
MI Energy Corporation
MIE Holdings Corporation
AND
Far East Energy Limited

SHARES PURCHASE AGREEMENT
relating to the purchase of
3,642,512 Series B Preferred Shares
of
MIE HOLDINGS CORPORATION

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	PURCHASE AND SALE OF THE PURCHASED SHARES; COMPLETION	8
3.	WARRANTIES AND UNDERTAKINGS	9
4.	INTENTIONALLY LEFT BLANK	11
5.	CONDITIONS PRECEDENT; DELIVERIES AT COMPLETION	11
6.	SURVIVAL AND INDEMNITIES	12
7.	ANNOUNCEMENTS AND CONFIDENTIALITY	16
8.	RELEASE AND INDULGENCE	17
9.	NOTICES	17
10.	GOVERNING LAW	18
11.	ARBITRATION	18
12.	MISCELLANEOUS	19
SCHEDULES AND EXHIBITS

SCHEDULE 1	PARTICULARS OF THE SHAREHOLDERS IMMEDIATELY PRIOR TO THE COMPLETION AND IMMEDIATELY AFTER THE COMPLETION
SCHEDULE 2	COMPANY WARRANTIES

EXHIBIT A	FEEL SHAREHOLDERS UNDERTAKINGS
EXHIBIT B	RESTATED ARTICLES
EXHIBIT C	SHAREHOLDERS AGREEMENT
EXHIBIT D	TPG WAIVER LETTER
EXHIBIT E	SINO LINK WAIVER LETTER
EXHIBIT F	DEED OF PARTIAL RELEASE AND AMENDMENT
EXHIBIT G	HARMONY SHARE CHARGE
EXHIBIT H	CREDIT SUPPORT AGREEMENT
EXHIBIT I	GUARANTY
EXHIBIT J	HONG KONG LEGAL OPINION
EXHIBIT K	BRITISH VIRGIN ISLANDS LEGAL OPINION

THIS SHARES PURCHASE AGREEMENT (this “Agreement”) is made on the 5th day of February 2010 by and among:
(1)	HARMONY ENERGY LIMITED, a company incorporated in the British Virgin Islands and a wholly owned subsidiary of Ever Union Capital Limited (the “Purchaser”);

(2)	FAR EAST ENERGY LIMITED, a company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (“FEEL”);

(3)	ZHANG RUILIN, an individual whose passport number is G18206054 (“Zhang”);

(4)	ZHAO JIANGWEI, an individual whose passport number is G11875117 (“Zhao”);

(5)	SHANG ZHIGUO, an individual whose passport number is G18197033 (“Shang” and together with Zhang and Zhao, the “FEEL Shareholders”);

(6)	MI ENERGY CORPORATION, an exempted company incorporated with limited liability in the Cayman Islands (“MIE”); and

(7)	MIE HOLDINGS CORPORATION, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”).
(The Purchaser, FEEL, the FEEL Shareholders, MIE and the Company are hereinafter referred to collectively as the “Parties” and individually as a “Party”).
WHEREAS, FEEL desires to sell to the Purchaser and the Purchaser desires to purchase from FEEL 3,642,512 Series B Preferred Shares of the Company on the terms and subject to the conditions contained in this Agreement; and
WHEREAS, as an inducement for the FEEL Shareholders, FEEL, MIE and the Company to enter into this Agreement, Ever Union Capital Limited (“Ever Union”) will guarantee certain of the obligations of the Purchaser as set forth herein and in the Guaranty (as defined below).
NOW THEREFORE, in consideration of the premises and of the representations and warranties hereinafter contained, and upon the terms and subject to the conditions stated herein, the Parties agree as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Agreement the following words or expressions have the following meanings:

“Action”	means any action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding at law or in equity, labour dispute, arbitral action, governmental audit or governmental investigation.

“Affiliate”	means, with respect to any specified Person, any other

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Person who or which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, including, without limitation, any general partner, officer, director, member, manager or employee of such Person and any investment fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person; provided, that (i) with respect to the Purchaser, Affiliate shall include any other person that controls, is controlled by, or is under common control with Ever Union and/or its Affiliates; (ii) with respect to FEEL, Affiliate shall include Zhang and Zhao and each of their respective Affiliates; (iii) with respect to Zhang, Affiliate shall include FEEL and its Affiliates, Zhao and his Affiliates and Zhang’s direct family members; and (iv) with respect to Zhao, Affiliates shall include FEEL and its Affiliates, Zhang and his Affiliates and Zhao’s direct family members.

“Agreement”	has the meaning given such term in the Preamble.

“Business Day”	means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Hong Kong SAR or Beijing, the PRC.

“CITIC KaWah”	means CITIC Ka Wah Bank Limited.

“CITIC KaWah Facility”	means the US$200,000,000 Transferable Term Loan and Revolving Credit Facility Agreement dated 28 July 2009 between MI Energy Corporation as borrower, CITIC Ka Wah Bank Limited as facility agent and offshore security agent, China CITIC Bank Corporation Limited, Guangzhou Branch as onshore security agent, and the banks and other financial institutions named therein as lenders.

“Company”	has the meaning set forth in the Preamble.

“Company Board”	means the board of directors for the time being of the Company or the Directors present or deemed present at a duly convened meeting of the Directors at which a quorum is present.

“Company Warranties”	means the warranties set forth in Schedule 2.

“Completion”	has the meaning given such term in Clause 2.2 (a).

“Completion Date”	has the meaning given such term in Clause 2.2

“Consent”	means any authorisation, waiver, release, exemption, consent or other approval of, from or imposed by, any

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Person (other than a Governmental Authority).

“Credit Support Agreement”	means the Credit Support Agreement to be entered into by the Purchaser, TPG, FEEL, the Company and MIE in the form attached hereto as Exhibit H.

“Deed of Partial Release and Amendment”	means the deed to be entered into by TPG and FEEL in the form attached hereto as Exhibit F, pursuant to which TPG agrees to release 444,738 Ordinary Shares from the security created by the Old TPG Share Charge.

“Encumbrance”	means any deed to secure debt, assignment, security interest, security right, pledge, lien, charge, option, encumbrance and claim or right of any kind of third Persons, whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future, and in relation to shares in the issued shares capital of a company, any right to appoint a proxy, exercisable by any party other than the holder of such shares.

“Ever Union”	has the meaning set forth in the Recitals.

“FEEL Board”	means the board of directors for the time being of FEEL or the directors of FEEL present or deemed present at a duly convened meeting of the board of directors of FEEL at which a quorum is present.

“FEEL Shareholders”	has the meaning given such term in the Preamble.

“FEEL Shareholders Undertakings”	means the undertaking letter agreement from the FEEL Shareholders to the Purchaser in the agreed form attached as Exhibit A.

“General Warranty Expiration Date”	has the meaning given such term in Clause 6.1.

“GOC”	means Global Oil Corporation.

“Governmental Authority”	means any national or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, juridical, public, regulatory, legislative or statutory instrumentality, authority, body, agency, department, bureau or entity (including any zoning authority or any comparable authority) or any arbitrator with authority to bind a Person at law.

“Governmental Rule”	means any law, rule, regulation, ordinance, order, code, Permit, interpretation, judgment, decree, directive,

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guideline, policy or similar form of decision of any Governmental Authority having the effect and force of law.

“Guaranty”	means the guaranty to be entered into by and between Ever Union and FEEL in the form attached hereto as Exhibit I.

“Harmony Share Charge”	means the share charge to be entered into by Purchaser and TPG in the form attached hereto as Exhibit G, pursuant to which Purchaser will charge 889,476 Series B Preferred Shares purchased from FEEL by way of first ranking charge in favour of TPG.

“HKIAC”	has the meaning given such term in Clause 11.2(a).

“IFRS”	means the International Financial Reporting Standards.

“Indemnity Cap”	means an amount equal to 45% of the Purchase Price.

“Indonesian JVs”	means (a) PT. MI Energy Indonesia, a limited liability company domiciled in Jakarta and formed in 2007 by MIE, Sinofar Limited (a company domiciled in Singapore), Mr. Zhang Huien, Mr. Zhang Ruilin and PT. Sartika Raya (a company domiciled in Jakarta); (b) a joint venture established pursuant to a joint venture agreement dated May 3, 2007 between PT. MI Energy Indonesia and PT. Petro Muba; (c) a joint venture established pursuant to a joint venture agreement dated 2007 between PT. MI Energy Indonesia and Perusahaan Daerah Sarana Pembangunan Muara Enim; and (d) PT. Excel Delight International Energy, a limited liability company domiciled in Jakarta and formed in 2007 by MIE, Darfield International Limited, Zhang Huien, Zhang Ruilin and PT. Sartika Raya.

“Joint Management Committee”	has the meaning given such term in the Production Sharing Contracts.

“Losses”	has the meaning given such term in Clause 6.2.

“Material Adverse Effect”	means a material adverse effect on the business, results of operation or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include the effects of (a) any changes or developments generally affecting the industry in which the Company or any of its Subsidiaries operates, which changes or developments do not disproportionately affect the Company relative to other participants in such industry in any material respect, (b) any changes or developments in connection with general economic, political or regulatory conditions, which

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changes do not disproportionately affect the Company or any of its Subsidiaries and (c) any changes or proposed changes in IFRS.

“MIE”	has the meaning set forth in the Preamble.

“MIE Board”	means the board of directors for the time being of MIE or the directors of MIE present or deemed present at a duly convened meeting of the board of directors of MIE at which a quorum is present.

“Notices”	has the meaning given such term in Clause 9.

“Old TPG Share Charge”	means the share charge dated July 9, 2009 between TPG and FEEL pursuant to which FEEL charged by way of first ranking charge 2,064,777 Ordinary Shares in favour of TPG.

“Ordinary Shares”	means the Ordinary Shares of the Company par value US$0.01 per share.

“Parties” or “Party”	has the meaning given such terms in the Preamble.

“Per Share Purchase Price”	means US$24.70 per Series B Preferred Share.

“Person”	means any natural person, individual, partnership, joint venture, company, corporation, trust, estate, juridical entity, firm, association, statutory body, unincorporated organization, or Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“PRC”	means the Peoples’ Republic of China (for the purpose of this Agreement only, not including Hong Kong, Macau and Taiwan).

“Production Sharing Contracts”	means collectively, the (i) Petroleum Contract for Development and Production of the Daan Oil Field of Jilin Province, PRC between GOC and China National Petroleum Corporation on December 16, 1997, as amended on October 25, 2000 and December 20, 2001, as amended, modified and supplemented; (ii) Petroleum Contract for Development and Production of the Miao3 Oil Field of Jilin Province, PRC between GOC and China National Petroleum Corporation on December 16, 1997, as amended on October 25, 2000 and December 20, 2001, as amended, modified and supplemented; (iii) Petroleum Contract for Development and Production of the Moliqing Oil Field of Jilin Province, PRC between GOC and China National Petroleum Corporation on September 25, 1998 and

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amended on October 25, 2000 and December 20, 2001, as amended, modified and supplemented, and “Production Sharing Contract” means any one of them.

“Purchase Price”	means US$89,970,046.4 being the aggregate purchase price for the Purchased Shares.

“Purchased Shares”	means 3,642,512 Series B Preferred Shares purchased by the Purchaser under this Agreement as set forth on Schedule 1.

“Purchaser”	has the meaning given such term in the Preamble.

“Qualified IPO”	means an underwritten public offering by the Company of its Shares on a Recognised Stock Exchange pursuant to a prospectus or offering circular under applicable securities laws resulting in a portion of the Shares of the Company becoming freely tradeable.

“Recognised Stock Exchange”	means NASDAQ, the New York Stock Exchange, the Toronto Stock Exchange, the Australian Stock Exchange, the Euronext Paris, the Tokyo Stock Exchange, the Deutsche Borse, or the main board of any of the Stock Exchange of Hong Kong Limited, the Singapore Stock Exchange, the London Stock Exchange, or any other stock exchange of equal standing reasonably agreed by TPG.

“Register of Members”	means the Register of Members of the Company maintained in the Cayman Islands.

“Restated Articles”	means the Fourth Amended and Restated Memorandum and Articles of the Company, in the agreed form attached as Exhibit B (and as may be amended from time to time).

“Series B Preferred Shares”	means the Series B Preferred Shares of the Company, par value US$0.01 per share.

“Shareholders Agreement”	means the Second Amended and Restated Shareholders Agreement to be entered into by and among the Purchaser, FEEL, MIE, the Company, TPG and Sino Link in the agreed form attached as Exhibit C.

“Shares”	means the Ordinary Shares, the Series A Preferred Shares, the Series B Preferred Shares, and any other shares of the Company, whether fully or partly paid.

“Sino Link”	means Sino Link Limited, an exempted company incorporated in Cayman Islands with limited liability.

“Sino Link SPA”	means the Series A Preferred Shares Purchase Agreement

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dated 26th of October, 2009 by and among Sino Link, FEEL, MIE, the Company, Zhang Ruilin, Zhao Jiangwei and Shang Zhiguo.

“Sino Link Waiver Letter”	has the meaning given such terms in Clause 5.1.

“Specific Indemnities”	has the meaning set forth in Clause 6.4.

“Subsidiary”	means, with respect to any Person:

(a)	any company or corporation more than 50% of whose shares of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such company or corporation (irrespectively of whether or not at the time shares of any class or classes of such company or corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person; and

(b)	any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

“TPG”	means TPG Star Energy Ltd.

“TPG SPA”	means the Series A Preferred Shares Subscription and Put Option Agreement dated June 19, 2009 by and among TPG, FEEL, the Company and MIE.

“TPG Wavier Letter”	has the meaning given such terms in Clause 5.1 (b).

“Transaction Agreements”	means this Agreement, the Shareholders Agreement, the FEEL Shareholders Undertaking, the TPG Waiver Letter, the Sino Link Waiver Letter, the Deed of Partial Release and Amendment, the Credit Support Agreement, the Harmony Share Charge, and the Guaranty.

“UNCITRAL Rules”	has the meaning given such term in Clause 11.2(a).

“US$”	means the lawful currency of the United States of America.

“Warrantors”	means the Company and FEEL (each, a “Warrantor”).

“Warranty Claims”	has the meaning given such term in Clause 6.2.

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1.2	Other Defined Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3	Principles of Construction.
(a)	Any document expressed to be in “agreed form” means a document in or substantially in the form approved by, and signed for identification purposes by or on behalf of, all the Parties.

(b)	The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)	The words “include,” “including” and “among other things” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of similar import.

(d)	Unless the context clearly requires otherwise, “or” is not exclusive.

(e)	All references herein to a Party’s “knowledge” shall mean, with respect to the matter in question, if such Party (or any of the executive officers of such Party) has, or would reasonably be expected to have, after conducting a reasonable investigation, actual knowledge of the matter.

(f)	Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to the Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

(g)	References to the Preamble, Recitals, Clauses, Schedules and Exhibits are to the preamble, recitals and clauses of and schedules and exhibits to this Agreement.

(h)	The headings are for convenience only and shall not affect the interpretation hereof.

(i)	Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate.

(j)	The Transaction Agreements are the result of negotiations between, and have been reviewed by, the respective parties to each such agreement. Accordingly, each such agreement shall be deemed to be the product of all parties thereto, and there shall be no presumption that an ambiguity should be construed in

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favor of or against any of the Purchaser, the FEEL Shareholders, FEEL, the Company or MIE as the case may be, thereto solely as a result of such party’s actual or alleged role in the drafting of any such agreement.
(k)	This Agreement may be translated into one or more languages other than English. In the event of any inconsistency or contradiction between the texts, this English text shall prevail.
2.	PURCHASE AND SALE OF THE PURCHASED SHARES; COMPLETION

2.1	Sale of Purchased Shares. Upon the terms and subject to the conditions of this Agreement, at the Completion, FEEL shall sell to the Purchaser, and the Purchaser shall purchase from FEEL, the Purchased Shares for a purchase price per Purchased Share equal to the Per Share Purchase Price.

2.2	Completion.
(a)	The purchase and sale of the Purchased Shares and the other transactions contemplated by this Agreement shall be consummated (the “Completion”) at the offices of White & Case LLP, China Central Place, Tower 1, 19th Floor, 81 Jian Guo Road, Beijing on the earlier of (i) March 15, 2010 and (ii) the date falling three (3) Business Days after the satisfaction or waiver by the Purchaser or FEEL (as the case may be) (except for those conditions which by their nature cannot be satisfied until the Completion) of the conditions precedent set out in Clause 5.1, or such other date as the Parties may reasonably agree (such date, the “Completion Date”).

(b)	At the Completion, FEEL shall deliver to the Purchaser certified copies of the duly executed transfer instrument in respect of the Purchased Shares being purchased by the Purchaser, the new share certificate relating thereto in the name of the Purchaser, and a certified copy of the Register of Members reflecting the sale and transfer by FEEL of the number of Purchased Shares being purchased by the Purchaser upon satisfaction of all of the conditions precedent set forth under Clause 5.1 (b).
3.	WARRANTIES AND UNDERTAKINGS

3.1	Warranties of the Warrantors. Each of the Warrantors hereby acknowledges that it has made the Company Warranties as set forth in Schedule 2 to the Purchaser and that the statements in Schedule 2 are true and correct as of the date hereof and as of the Completion Date, and the Purchaser has relied upon such Company Warranties to enter into this Agreement. Each of the Company Warranties shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any provision in this Agreement.

3.2	Warranties by the Purchaser. The Purchaser hereby warrants to FEEL, the FEEL Shareholders, MIE and the Company that:
(a)	it is a company, corporation, limited partnership or financial institution, as the case may be, duly organized and validly existing under the laws of the

9

jurisdiction in which it is organized;
(b)	it has the full corporate power and authority and full legal capacity to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party and each of such Transaction Agreements will be or have been duly executed and delivered and constitute or will constitute a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except that such enforcement may be subject to or limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity;

(c)	the execution, delivery and performance of the Transaction Agreements to which the Purchaser is a party, and the purchase and acceptance of the Purchased Shares by the Purchaser will not result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) any Governmental Rule or order of any Governmental Authority or any court, domestic or foreign, having jurisdiction over the Purchaser or any Subsidiary of the Purchaser or any of their respective properties, (ii) any material agreement or instrument to which the Purchaser or any of its Subsidiaries is a party or by which the Purchaser or any of its Subsidiaries is bound or to which any of the properties of the Purchaser or any such Subsidiaries is subject, or (iii) the organizational documents of the Purchaser or any of its Subsidiaries other than where such breach, violation or default has not and is not reasonably likely to have an adverse affect on the Purchaser’s ability to perform its obligations under any of the Transaction Agreements;

(d)	the Purchaser is not and will not be required to give any notice or to make any filing with or obtain any Permit, consent, waiver or other authorisation from any governmental or regulatory authority or other Person in connection with the execution, delivery and performance of the Transaction Agreements;

(e)	there is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or, to the knowledge of the Purchaser, threatened, against the Purchaser that challenges the validity or performance of this Agreement or the Transaction Agreements to which it is a party or which, if successful, could hinder or prevent the Purchaser from performing its obligations hereunder or thereunder;

(f)	the Purchaser does not have any contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or the other Transaction Agreements;

(g)	the Purchaser shall have on the Completion Date, sufficient funds on hand to pay in full the Purchase Price;

(h)	Ever Union is the direct parent of the Purchaser and is the beneficial owner of the Purchaser; and

(i)	the Purchaser is purchasing the Purchased Shares for its own purposes and not on behalf of any third party.

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3.3	Warranties by FEEL. FEEL warrants to the Purchaser that:
(a)	it is a company duly organized and validly existing under the laws of the jurisdiction in which it is organized;

(b)	immediately prior to Completion, it will be the lawful owner, beneficially and of record, of and will have valid and marketable title to the Purchased Shares free and clear of any Encumbrances;

(c)	upon the Completion, it is not a party to any contract creating rights in respect of the Purchased Shares in any third Person or relating to the voting of such Shares or which would otherwise restrict its ownership of such Shares;

(d)	it has the full power and authority and full legal capacity to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party and each of such Transaction Agreements will be or have been duly executed and delivered and constitute or will constitute a valid and binding obligation of FEEL enforceable in accordance with its terms, except that such enforcement may be subject to or limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity; and

(e)	the execution, delivery and performance of the Transaction Agreements to which it is a party, and the sale and transfer of the Purchased Shares to the Purchaser will not result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) any Governmental Rule or order of any Governmental Authority or any court, domestic or foreign, having jurisdiction over FEEL or any Subsidiary of FEEL or any of their respective properties, (ii) any material agreement or instrument to which FEEL or any such Subsidiary is a party or by which FEEL or any such Subsidiary is bound or to which any of the properties of FEEL or any such Subsidiary is subject, or (iii) the organizational documents of FEEL or any such Subsidiary other than where such breach, violation or default has not had, and is not reasonably likely to have, an adverse affect on FEEL’s ability to perform its obligations under any of the Transaction Agreements.
4.	[INTENTIONALLY LEFT BLANK]

5.	CONDITIONS PRECEDENT

5.1	Conditions Precedent at Completion.
(a)	The obligation of the Purchaser to purchase the Purchased Shares at the Completion is conditioned upon fulfillment of the following conditions (unless otherwise waived by the Purchaser):
(i)	receipt of certified copies of the shareholder resolutions of FEEL duly passed by each of the FEEL Shareholders, approving the terms of the Transaction Agreements to which FEEL is a party and the

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transactions contemplated therein;
(ii)	receipt of certified copies of the resolutions of the FEEL Board approving the terms of the Transaction Agreements and the sale and transfer of the Purchased Shares to the Purchaser;

(iii)	receipt of certified copies of the resolutions of the Company Board (A) approving the terms of the Transaction Agreements to which the Company is a party, (B) authorising the issuance of the relevant share certificates in respect of the Purchased Shares in favour of the Purchaser; and (C) approving the entry of the Purchaser’s name in the Register of Members as holder of the Purchased Shares;

(iv)	receipt of copies of Consents as may be required to enable the Purchaser to be registered as holder of the Purchased Shares;

(v)	each of the Transaction Agreements shall have been duly executed by each of the parties thereto (other than the Purchaser);

(vi)	there shall not have occurred prior to the Completion Date any event or transaction reasonably likely to have a Material Adverse Effect , or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby;

(vii)	receipt of a director’s certificate certifying that all of the conditions in Clause 5.1(b) have been met or waived by FEEL; and

(viii)	receipt of a Hong Kong law legal opinion in the form attached hereto as Exhibit J.
(b)	The obligation of FEEL to sell to the Purchaser the Purchased Shares at the Completion is conditioned upon the fulfilment of the following conditions (unless otherwise waived by FEEL):
(i)	receipt by FEEL of the Purchase Price;

(ii)	receipt of certified copies of the shareholder resolutions of the Purchaser, approving the terms of the Transaction Agreements to which the Purchaser is a party and the transactions contemplated therein;

(iii)	receipt of certified copies of the resolutions of the board of directors of the Purchaser approving the terms of the Transaction Agreements and the purchase of the Purchased Shares from FEEL;

(iv)	receipt of a waiver letter from TPG substantially on the terms set forth in Exhibit D (the “TPG Waiver Letter”);

(v)	receipt of a waiver letter from Sino Link (the “Sino Link Waiver Letter”) substantially on the terms set forth in Exhibit E;

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(vi)	receipt of a British Virgin Islands law legal opinion in the form attached hereto as Exhibit K; and

(vii)	each of the Transaction Agreements to which the Purchaser or Ever Union is a party shall have been duly executed and delivered by the Purchaser or Ever Union.
5.2	Satisfaction of the Conditions Precedent.
(a)	Each of the Parties hereby undertakes to the other Parties to use its reasonable endeavors to fulfil all the conditions set out in Clauses 5.1(a) and (b) on or prior to March 15, 2010.

(b)	If any of the applicable conditions set out in Clause 5.1(a) and (b) shall not have been fulfilled (or waived or modified by the Purchaser, FEEL or the Company, as the case may be) on or prior to March 15, 2010, the Purchaser (in the case of the conditions set out in Clause 5.1(a)), or FEEL or the Company (in the case of the conditions set out in Clause 5.1(b)) shall be entitled to (i) terminate this Agreement, (ii) without prejudice to any other rights of the Parties, effect the Completion so far as practicable having regard to the defaults which have occurred, or (iii) fix a new day for the Completion.

(c)	In the event of termination of this Agreement by the Purchaser, FEEL or the Company, as the case may be, pursuant to this Clause 5.2, no Party shall have any claim against any other Party save for fraud or any wilful breach of this Agreement occurring prior to termination.
6.	SURVIVAL AND INDEMNITIES

6.1	Survival. The warranties of the Parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Completion until the date falling on the earlier of (a) the expiration date of the lock-up period applicable to the Purchaser following the Qualified IPO and (b) the date falling thirty-six (36) months from the Completion Date (the “General Warranty Expiration Date”).

6.2	Warranty Indemnities. Subject to and as from Completion, the Warrantors shall indemnify and hold harmless the Purchaser from and against any damages, deficiencies, losses (including loss of value of the Shares), costs, liabilities and expenses (“Losses”) resulting directly or indirectly from or arising in connection with any claims for breach of any of the Company Warranties (the “Warranty Claims”) brought prior to the General Warranty Expiration Date or breach of obligations under the Transaction Agreements.

6.3	Limitations. Notwithstanding Clauses 6.1 and 6.2, the Warrantors shall not be liable for any Losses in respect of a Warranty Claim:
(a)	unless notice of the claim is given in writing by the Purchaser to the

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Warrantors setting out so far as reasonably practicable the details of the matter in respect of which the claim is made before the relevant Warranty Expiration Date, and any such claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn six (6) months after such notice is given unless legal proceedings in respect thereof have been commenced;

(b)	to the extent that the aggregate amount of Losses in respect of any breach of the Company Warranties for which the Warrantors would otherwise be liable exceeds the Indemnity Cap; and

(c)	unless and until the aggregate amount of Losses in respect of breach of the Company Warranties for which the Warrantors would otherwise be liable exceeds US$1,000,000.
6.4	Specific Indemnities

Subject to and as from the Completion:
(a)	the Warrantors shall (in the case of the Company, to the fullest extent permitted by applicable law) jointly and severally indemnify and hold harmless the Purchaser from and against any Losses whether arising before or after Completion to the extent resulting from:
(i)	any claims made pursuant to or in connection with the Amendment to Stock Purchase Agreement dated as of May 19, 2008 by and among Microbes, MIE and FEEL against the Company or MIE (other than any claim that the Company did not loan to FEEL US$20,000,000 in time to enable FEEL to meet the payment amount payable under such agreement), including Losses accrued against MIE prior to the date of this Agreement, and all other claims by Microbes against the Company, MIE or the Purchaser relating to Microbes’ investment in MIE. Any payment made by MIE or the Company to Microbes (or its affiliated parties) shall be applied against, and result in a reduction of, MIE’s liability vis-a-vis FEEL;

(ii)	the arbitration proceedings brought by GOC on 14 May 2003 and 27 April 2004, respectively, in relation to an operating agreement entered into between Microbes and GOC dated 25 September 2000 and the subject matter of those proceedings;

(iii)	Fullfame Enterprise Ltd.’s previous shareholding in MIE, including but not limited to its rights to disproportionate dividend distributions and other governance rights or otherwise, any rights granted pursuant to the cooperation agreement and the share transfer agreement between FEEL, MIE and Fullfame Enterprise Ltd. dated 30 June 2005 and 22 September 2005 respectively, and any claims brought by current or previous holders or beneficial owners of shares in, or directors of, Fullfame Enterprise Ltd. (or by anyone who alleges to be such a person);

(iv)	any contravention of laws or regulation in the PRC by MIE or FEEL relating to loans, guarantees given by Zhang, debt settlements, or

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transactions having similar effect made between MIE, the Company, FEEL and/or Zhang or any other national or resident of the PRC;

(v)	the failure or delay by the Company or MIE or any of the current or previous holders or owners of shares or other securities in FEEL, the Company or MIE in obtaining any required SAFE registrations or approvals (including roundtripping approvals);

(vi)	any claim for taxes of MIE (which term shall cover taxes and duties of any kind, amounts withheld on account of taxation of any person, social security charges and similar, fines and late payment interest charges and penalties, duties, and claw-back of relief previously granted) that were incurred, or which relate to any period, prior to the Completion Date and not paid by MIE before such date, save to the extent provided for as a specific accrual in the 2008 Accounts or in any management accounts relating to a period after 31 December 2008 which have been provided to the Purchaser prior to the date of this Agreement and save for taxation accruing in the ordinary course on MIE’s trading activities undertaken since 31 December 2008;

(vii)	MIE’s direct or indirect interests in any of the Indonesia JVs, including but not limited to any claims against MIE in relation to (i) any operations, business, assets, liabilities or obligations of any of the Indonesia JVs, (ii) MIE’s obligation to provide any funds or financial assistance of any kind to any of the Indonesia JVs or any third parties in connection with MIE’s investment in the Indonesia JVs and/or (iii) any termination, liquidation or winding-up of MIE’s direct or indirect interests in any of the Indonesia JVs; and
(b)	FEEL shall indemnify and hold harmless the Purchaser from and against any Losses whether arising before or after Completion to the extent resulting from any finally adjudicated claims made pursuant to or in connection with the Credit Support Agreement and the Harmony Share Charge against the Purchaser for the Guaranteed Obligations (as defined in the Harmony Share Charge) by TPG,
(collectively, the “Specific Indemnities”); provided, however, that the Warrantors shall have no obligation to indemnify or hold harmless the Purchaser for any such claims to the extent that the aggregate amount of Losses in respect of (i) the Specific Indemnities for which the Warrantors would otherwise be liable and (ii) any breach of the Warranties exceeds the Indemnity Cap; and provided further that FEEL’s indemnification obligation under Clause 6.4(b) shall not be subject to the limitations set forth in (i) and (ii) above and shall only be satisfied by (x) transferring a portion of FEEL’s Shares to the Purchaser such that the Purchaser shall hold the same number of Shares and any additional Shares that may have been issued to the Purchaser as holder of Shares upon a declaration of dividends by the Company, any share split event, recapitalization or other similar event (the “Original Shares”) that it held prior to the claims made under the Credit Support Agreement and enforcement of all or a portion of the Harmony Share Charge and (y) monetary payment by FEEL for dividends, interests and other monies in connection with the Charged Portfolio (as defined in the

15

Harmony Share Charge) paid to TPG under the enforcement of the Credit Support Agreement and the Harmony Share Charge.
6.5	Procedure for Indemnification (Third Party Claims).
(a)	If the Purchaser receives written notice of the commencement of any Proceeding by a third party (a “Third Party Claim”), and the Purchaser intends to seek indemnity pursuant to this Clause 6, the Purchaser shall as promptly as practicable provide each Warrantor with notice in writing of the Third Party Claim; provided, however, that no delay on the part of the Purchaser in notifying such Warrantor will relieve such Warrantor from any obligation hereunder unless (and then solely to the extent) such Warrantor is materially and actually prejudiced as a result thereof. Such Warrantor shall be entitled to assume the defense of such Third Party Claim at its own expense; provided that such Warrantor shall not be entitled to assume the defense of a Third Party Claim to the extent that the Purchaser reasonably determines that it has defenses, claims or positions that are unique, separate or distinct from the defenses, claims or positions that might be available to other Persons relating to such Third Party Claim (such as jurisdictional defenses). Such defense shall be conducted through counsel selected by such Warrantor, which counsel shall be satisfactory to the Purchaser. Should the Purchaser so elect to assume the defense of a Third Party Claim, such Warrantor will not be liable to the Purchaser for any legal or other expenses subsequently incurred by it in connection with the defense thereof. If such Warrantor is conducting the defense of the Third Party Claim, the Purchaser shall be entitled, at its own expense, to retain separate counsel and participate in the defense of such Third Party Claim. Such Warrantor will keep the Purchaser informed of all material developments relating to or arising in connection with such Third Party Claim.

(b)	In the event that (i) the relevant Warrantor(s) fail to so assume the defense of any Third Party Claim within 30 days after receipt of notice thereof from the Purchaser , (ii) the relevant Warrantor(s) and the Purchaser are both parties to or subjects of the proceedings and the Purchaser shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to an actual or potential conflict of interest between them or (iii) in any event, to the extent the Third Party Claim seeks an order, injunction, non-monetary or other equitable relief against the Purchaser which, in the reasonable judgment of the Purchaser , if successful, is reasonably likely to establish a precedential custom or practice that is materially detrimental to the continuing business interests of the Purchaser, the Purchaser shall have the right to undertake the defense of such Third Party Claim and, if such Third Party Claim is one for which the Purchaser is entitled to be indemnified under this Clause 6, such defense of such Third Party Claim shall be at the expense and for the account of the Warrantors.

(c)	Each Warrantor shall be required to obtain the prior written consent of the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned) before consenting to any judgment, entering into or making any settlement, compromise or discharge of any Third Party Claim or any liability in respect thereof.

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(d)	Each Warrantor shall not be entitled to control (but shall be entitled to participate at its own expense in) the defense of any Third Party Claim as to which such Warrantor fails to assume the defense within 30 days after receipt of notice thereof from the Purchaser; provided, however, that neither the Purchaser shall make any settlement, compromise, discharge, admission, or acknowledgment that would give rise to any liability on the part of any Warrantor without the prior written consent of such Warrantor (such consent not to be unreasonably withheld, delayed or conditioned).

(e)	The reimbursement of fees, costs and expenses required by this Clause 6 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.
6.6	Procedure for Indemnification (Direct Claims).

In any case in which the Purchaser seeks indemnification hereunder which is not subject to Clause 6.5 because no Third Party Claim is involved, the Purchaser shall notify each Warrantor in writing as promptly as reasonably practicable of any Losses which the Purchaser claims are subject to indemnification under the terms hereof. The failure of the Purchaser to exercise promptness in such notification shall not amount to a waiver of such claim unless and to the extent the resulting delay materially and actually prejudices the position of such Warrantor with respect to such claim.

7.	ANNOUNCEMENTS AND CONFIDENTIALITY

7.1	Announcements. No announcement, press release or circular in connection with the existence or the subject matter of the Transaction Agreements shall be made or issued by or on behalf of any Party without prior consent of the other Parties (such consent not to be unreasonably withheld or delayed). This shall not affect any announcement, press release or circular required by law or any regulatory body or the rules of any relevant stock exchange but the Party with an obligation to make an announcement or issue a press release or circular shall consult with the other Parties insofar as is reasonably practicable before complying with such an obligation.

7.2	Confidentiality. Subject to Clause 7.3, each Party shall treat as confidential and not disclose or use any information received or obtained as a result of entering into the Transaction Agreements (or any agreement entered into pursuant to the Transaction Agreements) which relates to the provisions of the Transaction Agreements and any agreement entered into pursuant to the Transaction Agreements or the negotiations relating to the Transaction Agreements (and such other agreements); provided, however, that FEEL and the FEEL Shareholder may disclose such information to its lenders under the CITIC KaWah Facility.

7.3	Exceptions to Confidentiality. Clause 7.2 shall not prohibit disclosure or use of any information if and to the extent that:
(a)	the disclosure or use is required by law, any regulatory body or the rules and/or regulations of any relevant stock exchange, including any disclosure or use in an announcement, press release or circular required to be made or

17

issued pursuant to Clause 7.1;

(b)	the disclosure or use is required for the purpose of any judicial or regulatory proceedings arising out of the Transaction Agreements or any other agreement entered into under or pursuant to the Transaction Agreements or the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing Party;

(c)	the disclosure is made to employees, directors, officers, agents, Affiliates, fund investors and professional advisors, including financial advisors, consultants, accountants and legal counsel, of a Party or bona fide prospective purchasers of the Shares on terms that such employees, directors, officers, agents, Affiliates, fund investors, professional advisors and bona fide purchasers undertake to comply with the provisions of Clause 7.2 in respect of such information as if they were a party to the Transaction Agreements;

(d)	the information becomes publicly available (other than by breach of any of the Transaction Agreements); or

(e)	the other Parties have given prior written approval to the disclosure or use.
8.	RELEASE AND INDULGENCE

Any liability to any Party may in whole or in part be released, compounded or compromised or time or indulgence given by any other Party in writing in their absolute discretion, as regards any of the Parties under such liability without in any way prejudicing or affecting their rights against any other Party or Parties under the same or a like liability whether joint and several or otherwise.

9.	NOTICES

All notices, consents, and other communications under or pursuant to this Agreement (“Notices”) shall be in writing and in the English language and shall be delivered (A) by hand, (B) by facsimile (with receipt confirmed); provided, however, that a copy is promptly thereafter mailed by reputable private courier, return receipt requested, (C) by the addressee or (D) by such other means as the Parties may agree from time to time; in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate as to itself by not less than five (5) Business Days notice to the other Parties):

if to the Purchaser, to	:	Suites 7003-7005, 70th Fl
Two International Finance Centre
8 Finance St, Central
Hong Kong
Attn: Mr. Fan Lei
Facsimile: (852) 2110 9677

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if to Zhang, to	:	Zhang Ruilin
Suite 406, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 10010
PRC
Facsimile: (8610) 5123 8866

if to Zhao, to	:	Zhao Jiangwei
Suite 406, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 10010
PRC
Facsimile: (8610) 5123 8866

if to Shang, to	:	Shang Zhiguo
Suite 406, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 10010
PRC
Facsimile: (8610) 5123 8866

if to FEEL, to	:	Suite 406, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 10010
PRC
Attention: Mr. Zhang Ruilin
Facsimile: (8610) 5123 8866

if to the Company, to	:	Suite 406, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 10010
PRC
Attention: Mr. Zhang Ruilin
Facsimile: (8610) 5123 8866

if to MIE, to	:	Suite 406, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 10010
PRC
Attention: Mr. Zhang Ruilin
Facsimile: (8610) 5123 8866
10.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with English law.

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11.	ARBITRATION

11.1	Amicable Settlement. Any and all disputes, controversies and conflicts between the Parties arising out of or relating to or in connection with this Agreement and the performance or non-performance of the obligations set forth herein shall, so far as is possible, be settled amicably between the Parties within thirty (30) days after written notice of such dispute, controversy or conflict has been given by one Party to the other Parties.

11.2	Arbitration Procedure.
(a)	Failing an amicable settlement thereof within the thirty (30)-day period specified in Clause 11.1, any and all disputes, controversies and conflicts arising out of or in connection with this Agreement or its performance (including the validity of this Agreement) shall be settled by three (3) arbitrators under the rules of the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement. The place of arbitration shall be Hong Kong and the language used in the arbitral proceedings shall be English. The HKIAC shall act as the administering institute.

(b)	The arbitrators shall be appointed by mutual consent of the Parties involved in the arbitration in accordance with the procedures set out in the UNCITRAL Rules regarding the appointment of arbitrators, failing which the appointing authority shall be HKIAC.

(c)	The arbitral proceeding shall accord to each of the Parties the right to provide witnesses, including expert witnesses, the right of cross-examination of witnesses and the right to make both written and oral submissions.

(d)	The arbitral award made and granted by the arbitrator shall be final, binding and incontestable and may be used as a basis for judgement thereon. All costs of arbitration (including, without limitation, those incurred in the appointment of the arbitrator) shall be apportioned in the arbitral award.
11.3	Court Action. By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary remedy in aid of arbitration, or order any interim injunction. A request for such provisional remedy or interim injunction by the parties to a court shall not be deemed a waiver of this agreement to submit to arbitration.

11.4	Continued Performance During Arbitration. During the period of submission to arbitration and thereafter until the granting of the arbitral award, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the said award.

11.5	Survival. The provisions contained in this Clause 11 shall survive the termination or expiration of this Agreement.

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12.	MISCELLANEOUS

12.1	Fees and Expenses. Each Party shall bear its own expenses in connection with legal and other advisors retained by it in connection with the transaction.

12.2	Successors and Assigns. This Agreement has been made solely for the benefit of the Parties and their respective successors, personal representatives, heirs and estates and permitted assigns and nothing herein is intended to confer any rights or remedies under or by reason of this Agreement to any other Person.

12.3	Assignment. The provisions of this Agreement shall be binding upon and accrue to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, none of the Parties may assign its rights and obligations in whole or in part hereunder without the prior written consent of the other Parties, except that the Purchaser is permitted to assign its rights to purchase the Purchased Shares and the Purchaser may also assign its rights under this Agreement, in whole or in part, to any Person who acquires Shares held by the Purchaser.

12.4	Further Assurances. Each Party undertakes to and with each other Party to do all things reasonably within its power which are necessary or desirable to give full effect to the spirit and intent of this Agreement.

12.5	Amendments and Waivers. All amendments and other modifications hereof or waivers of the observance of any term hereof (either generally or in a particular instance and either retroactively or prospectively) shall be in writing and signed by each of the Parties.

12.6	No Waiver. The failure of a Party at any time to require observance or performance by any other Party of any of the provisions of this Agreement shall in no way affect the Party’s right to require such observance or performance at any time thereafter, nor shall the waiver by any Party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

12.7	Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of all remaining provisions contained herein shall not in any way be affected or impaired thereby; and the invalid, illegal or unenforceable provisions shall be interpreted and applied so as to produce as near as may be the legal, economic and commercial result intended by the Parties.

12.8	Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which, taken together, constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in any number of counterparts, each of which shall be deemed an original and all of which, taken together, constitute one and the same instruments.

12.9	Entire Agreement. The Transaction Agreements contain the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede and cancel all prior oral and written agreements or representations, if any, among the

21

Parties or any of them relating to the subject matter thereof.
[Signature page follows]

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IN WITNESS WHEREOF this Agreement has been duly executed as of the date and year first written above.

HARMONY ENERGY LIMITED
By:	/s/ Che Fung
	Name:	CHE Fung
	Title:	Director

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FAR EAST ENERGY LIMITED
By:	/s/ Zhang Ruilin
	Name:	Zhang Ruilin
	Title:	Director

ZHANG RUILIN
By:	/s/ Zhang Ruilin
	Name:	Zhang Ruilin

ZHAO JIANGWEI
By:	/s/ Zhao Jiangwei
	Name:	Zhao Jiangwei

SHANG ZHIGUO
By:	/s/ Shang Zhiguo
	Name:	Shang Zhiguo

MIE HOLDINGS CORPORATION
By:	/s/ Zhang Ruilin
	Name:	Zhang Ruilin
	Title:	Director

MI ENERGY CORPORATION
By:	/s/ Zhang Ruilin
	Name:	Zhang Ruilin
	Title:	Director

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SCHEDULE 1
PARTICULARS OF THE SHAREHOLDERS OF THE COMPANY
IMMEDIATELY PRIOR TO THE COMPLETION

	No. of Series A	No. of Ordinary
	Preferred Shares	Shares legally and
	legally and	beneficially owned
	beneficially owned	by the
	by the Shareholder	Shareholder
Name of Shareholder/	Immediately Prior	Immediately Prior	Percentage of Issued
Address and Fax Number	to Completion	to Completion	Share Capital

Far East Energy Limited	-0-	9,635,627	79.33%
Suite 406, Block C, Grand Place 5 Hui Zhong Road Chaoyang District Beijing 100101 PRC Fax: (8610) 5123 8866

TPG Star Energy Ltd. & TPG Star	2,145,749	-0-	17.67%
Energy Co-invest LLC 301 Commerce Street, Suite 3300 Fort Worth, Texas 76102 Fax: (817) 871-4001

Sino Link Limited	364,373	-0-	3%
c/o 14F, Capital Mansion 6 Xinyuan Nanlu Chaoyang District, Beijing 100004 PRC

Total	2,510,122	9,635,627	100%

PARTICULARS OF THE SHAREHOLDERS OF THE COMPANY
IMMEDIATELY AFTER THE COMPLETION

No. of Series A
	Preferred	No. of Series B
	Shares legally	Preferred Shares	No. of Ordinary
	and beneficially	legally and	Shares legally and
	owned by the	beneficially owned	beneficially owned	Percentage of
Name of	Shareholder	by the	by the	Issued Share
Shareholder/	immediately	Shareholder	Shareholder	Capital
Address and Fax	after the	immediately after	immediately after	(on as-
Number	Completion	the Completion	the Completion	converted basis)

Far East Energy Limited	-0-	-0-	7,814,371	64.33%
Suite 406, Block C Grand Place 5 Hui Zhong Road Chaoyang District Beijing 100101 PRC Fax: (8610) 5123 8866

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	No. of Series A
	Preferred	No. of Series B
	Shares legally	Preferred Shares	No. of Ordinary
	and beneficially	legally and	Shares legally and
	owned by the	beneficially owned	beneficially owned	Percentage of
Name of	Shareholder	by the	by the	Issued Share
Shareholder/	immediately	Shareholder	Shareholder	Capital
Address and Fax	after the	immediately after	immediately after	(on as-
Number	Completion	the Completion	the Completion	converted basis)

TPG Star Energy Ltd.& TPG Star Energy Co-invest LLC 301 Commerce Street, Suite 3300 Fort Worth, Texas 76102 Fax: (817) 871-4001	2,145,749	-0-	-0-	17.67%

Sino Link Limited	364,373	-0-	-0-	3%
c/o 14F, Capital Mansion 6 Xinyuan Nanlu Chaoyang District, Beijing 100004 PRC

Harmony Energy	-0-	3,642,512	-0-	15%

Total	2,510,122	3,642,512	7,814,371	100%

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SCHEDULE 2
COMPANY WARRANTIES
1.	Corporate Existence. Each of the Company and MIE is duly organised and validly existing and in good standing under the laws of the Cayman Islands, and has all corporate power to own, lease and operate all of its property and to carry on its business as it is now being conducted.

2.	Authority. Each of the Company and MIE has full power and authority and full legal capacity to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is a party. The execution and delivery by each of the Company and MIE of this Agreement and the other Transaction Agreements to which it is a party has been or will be, on or prior to the Completion Date, authorised by all necessary corporate action; and this Agreement is, and each of the other Transaction Agreements to which it is a party will be, when duly executed and delivered, a valid and binding obligation of the Company and MIE respectively, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganisation, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.	Capitalisation.
(a)	The authorised share capital of the Company as of the date of this Agreement, consists of (i) 15,000,000 shares of Ordinary Shares of a par value of US$0.01 each, 10,039,732 of which are issued and outstanding and (ii) 3,000,000 shares of Series A Preferred Shares of a par value of US$0.01 each, 2,510,122 of which are issued and outstanding. All the Shares in the issued share capital of the Company are duly and validly authorized and issued, fully paid and non-assessable, and there is no Encumbrance over or affecting any of such shares (other than any security interest that may have been granted to CITIC KaWah pursuant to the CITIC KaWah Facility and any security interest that may have been granted to TPG pursuant to the TPG SPA). The particulars relating to the shareholders of the Company (x) immediately prior to the Completion and (y) immediately after the Completion are set forth in Schedule 1.

(b)	Upon the sale and transfer of the Purchased Shares to the Purchaser, in accordance with the terms of this Agreement, the Purchaser will own valid, legal, beneficial and marketable title to such Purchased Shares, free and clear of any Encumbrances and with all rights attached thereto as set out in the articles of association of the Company.

(c)	The authorised share capital of MIE on the date of this Agreement consists of (i) 50,000 shares of MIE Ordinary Shares, 50,000 of which are issued and outstanding. All the shares of MIE Ordinary Shares in the issued share capital of MIE are duly and validly issued, fully paid and non-assessable and there is no Encumbrance over or affecting any of such shares (other than any security interest that may have been granted to CITIC KaWah pursuant to the CITIC KaWah Facility). The Company is the sole shareholder of MIE as the date of

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this Agreement and at the Completion.
4.	Valid Issuance of Shares. The Purchased Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly and validly issued, fully paid, non-assessable and free of restrictions on transfer other than restrictions on transfer under the articles of association of the Company and the Transaction Agreements. Assuming the accuracy of the warranties of the Purchaser, the Purchased Shares will be issued, sold and transferred in compliance with all applicable securities laws. The Ordinary Shares issuable upon conversion of the Purchased Shares have been duly reserved for issuance and upon issuance in accordance with the terms of the articles of association of the Company, will be duly and validly issued, fully paid, non-assessable and free of restrictions on transfer or preemptive rights other than restrictions on transfer and preemptive rights under the Transaction Agreements and applicable securities laws.

5.	No Options. Neither the Company nor MIE has any outstanding commitment, obligation, options, warrants, rights (including conversion, pre-emption rights or rights of first refusal) to sell or to cause to be issued any share capital or any securities convertible into or exchangeable for, or rights to acquire, any share capital, other than as contemplated by the Transaction Agreements. Except for the rights granted under the employee stock option plan of the Company, no agreement or arrangement exists providing for the present or future allotment, issue or transfer of any share capital of the Company. Except for this Agreement, the other Transaction Agreements, the TPG SPA, and the Sino Link SPA, there is no agreement, arrangement or obligation of any kind (and no authorization therefor has been given) obligating the Company or MIE or any other person to repurchase, redeem or otherwise acquire any outstanding shares of its share capital or any securities convertible into or ultimately exchangeable or exercisable for any share capital. Except as set forth in the Amended and Restated Shareholders Agreement dated October 30, 2009 by and among TPG, Sino Link, FEEL, MIE and the Company and in the Third Amended and Restated Articles of Association of the Company, neither the Company nor MIE is a party or subject to any agreement, understanding or contractual rights, and, to the knowledge of the Company and MIE, there is no agreement, understanding or contractual rights with any Person, which affects or relates to distribution of dividends or the voting or giving of written consents with respect to any security or by a director of the Company or MIE.

6.	Subsidiaries. Other than the Indonesian JVs, MIE has not and has never had any Subsidiaries and is not and has never been a legal or beneficial owner of any share or equity interests in any Person. The Company has no assets, and has not had any assets, other than cash and shares in MIE.

7.	Compliance with Laws; Permits. Each of the Company and MIE is in compliance in with all laws, regulations, orders, judgments and decrees applicable to it. Each of the Company and MIE has obtained and possesses all required Permits necessary for it to conduct its business as currently conducted from, or has made all required, material registrations, qualifications, designations, declarations and filings with, any foreign, national, provincial or local Governmental Authority related to the ownership, lease or use of its properties or the operation of its assets and business as currently conducted, the lack of which would not have a Material Adverse Effect. All such

28

Permits are in full force and effect, and each of the Company and MIE is in compliance in all material respects with all such Permits, and it is not aware that any of such required Permits will not be renewed on or prior to its termination date, and the consummation of the transactions contemplated under the Transaction Agreements will not result in the termination or revocation of any of such Permits.
8.	Material Contracts. No material Contract entered into by MIE (a) relates to the conduct or proposed conduct of operations by MIE outside of the PRC (other than the Indonesia JVs); (b) is outside the ordinary and proper course of business or is otherwise unusual; or (c) has been entered into other than by way of a bargain at arm’s length. Each material Contract is in full force and effect and there exists no (i) default or event of default by MIE or, to the knowledge of MIE, any other party to any such Contract with respect to any material term or provision of any such Contract or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by MIE or, to the knowledge of MIE, any other party thereto, with respect to any material term or provision of any such Contract, except for those which would not be reasonably expected to result in a Material Adverse Effect. The Company and MIE, as applicable, have duly performed all their obligations under each material Contract to the extent that such obligations to perform have accrued. Consummation of the transactions contemplated by this Agreement and the other Transaction Agreements will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, the Company or MIE under any material Contract.

9.	General.
(a)	MIE has furnished the Purchaser with the audited financial statements of MIE as of December 31, 2008 as certified by MIE’s accountants (the “2008 Accounts”). The 2008 Accounts, including the footnotes thereto, except as described therein, have been prepared in accordance with IFRS consistently followed throughout the periods indicated. The 2008 Accounts fairly present the financial condition and the profit and loss of MIE as at the date thereof and the related statements of income, shareholders’ equity, retained earnings, and cash flows of MIE and the changes in its financial condition for the periods indicated and contain specific provisions, accruals or creditors adequate to cover, or full particulars in notes, of all taxation (including deferred taxation) and other liabilities (whether quantified, contingent or otherwise) of MIE for the periods indicted, and are not affected by unusual or non-recurring items.

(b)	FEEL has fully provided the Purchaser with all the information that the Purchaser has requested for deciding whether to purchase the Purchased Shares. No part of any document or information provided to the Purchaser or their legal advisors throughout the course of the Parties’ communications and negotiations leading up to the Completion contained any untrue statements, omitted any material facts or was provided with any intention to mislead the Purchaser, and FEEL has acted in good faith and with due and careful consideration in providing such documents and information, and believing the

29

same to be true in all material aspects at the time of provision of such documents and information and as of the Completion.

30

EXHIBIT A
FEEL SHAREHOLDERS UNDERTAKING

31

FEEL SHAREHOLDERS UNDERTAKINGS
Zhang Ruilin, Zhao Jiangwei and Shang Zhiguo
Suite 406, Block C, Grand Place, 5 Hui Zhong Road, Chaoyang District, Beijing 10010, PRC
Attention: Mr. Zhang Ruilin Facsimile: (8610) 5123 8866
February 5, 2010
Harmony Energy Limited
Suites 7003-7005, 70th Fl
Two International Finance Centre
8 Finance St, Central
Hong Kong
Attn: Mr. Fan Lei
Facsimile: (852) 2110 9677
Re:	Shares Purchase Agreement relating to the Purchase of 3,642,512 Series B Preferred Shares of MIE Holdings Corporation — FEEL Shareholders Undertakings
Dear Sirs:
We provide this letter to Harmony Energy Limited (“Harmony”) pursuant to the Shares Purchase Agreement relating to the Purchase of 3,642,512 Series B Preferred Shares of MIE Holdings Corporation (the “SPA”) dated February 5, 2010 among Harmony, Far East Energy Limited, MIE Holdings Corporation, MI Energy Corporation, Zhang Ruilin, Zhao Jiangwen and Shang Zhiguo. Save as defined in this letter, words and expressions defined in the SPA shall have the same meanings when used in this letter.
In connection with the SPA and the transactions contemplated therein, we hereby represent, warrant and undertake as follows:
1.	WARRANTITES
1.1	Warranties by the FEEL Shareholders. Each FEEL Shareholder warrants to Harmony that:

(a)	the FEEL Shareholders are the joint legal owners, free and clear of any Encumbrances (except for the creation of Encumbrances over the shares in FEEL pursuant to the terms of the CITIC KaWah Facility), of all of the issued and outstanding FEEL shares and there are no other shares or rights to acquire new shares in FEEL and that no person other than a FEEL Shareholder will have any beneficial interest in any shares in FEEL;

(b)	he is not a party to any contract creating rights in respect of any FEEL shares in any third Person or relating to the voting of FEEL shares or which would

1

otherwise restrict his ownership of the FEEL shares (except for the arrangements over the shares in FEEL pursuant to the terms of the CITIC KaWah Facility);
(c)	he has the full power and authority and full legal capacity to execute, deliver and perform his obligations under the SPA and such SPA will be or have been duly executed and delivered and constitute or will constitute a valid and binding obligation of such FEEL Shareholder enforceable in accordance with its terms, except that such enforcement may be subject to or limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity;

(d)	the execution, delivery and performance of the SPA will not result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) any Governmental Rule or order applicable to him of any Governmental Authority or any court, domestic or foreign, having jurisdiction over him or any of his properties or (ii) any agreement or instrument to which he is a party or by which he is bound or to which any of his properties is subject, other than, in each case, where such breach, violation or default has not had, and is not reasonably likely to have, a material adverse effect on his ability to perform his obligations under the SPA;

(e)	except for the relevant approval of and registration with the PRC State Administration of Foreign Exchange under Circular 75 he is not and will not be required to give any notice or to make any filing with or obtain any Permit, consent, waiver or other authorization from any governmental or regulatory authority or other Person in connection with the execution, delivery and performance of the SPA;

(f)	there is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or, to his knowledge, threatened, against him that challenges the validity or performance of the SPA, or which, if successful, could hinder or prevent him from performing his obligations hereunder;

(g)	he has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this letter or the SPA; and

(h)	in relation to each of the Repayment Agreements dated September 18, 2007, the Intercompany Loan Agreement dated June 26, 2008, the Tripartite Agreement dated December 31, 2008, and the Guarantee dated January 12, 2009 (collectively, the “Intercompany Agreements”) to which he is a party, (i) he has the full power and authority and full legal capacity to execute, deliver and perform such Intercompany Agreement, (ii) such Intercompany Agreement is a valid and binding agreement of him, enforceable against such party in accordance with its terms, and (iii) the execution and delivery of it by him do not, and the performance of the obligations thereunder by him will not, (x) conflict with any of, or require any other Consent of any Person under any Governmental Rule or

2

applicable law, or (y) violate any Governmental Rule or any provision of applicable law, or require any Permit of any Governmental Authority having jurisdiction over him.
1.2	Each FEEL Shareholder hereby acknowledges that each statement in Clause 1.1 above is true and correct as of the date of the SPA and as of the Completion Date, and Harmony has relied upon such warranties to enter into the SPA. Each of the warranties shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any provision in this letter or the SPA.

1.3	During the period from the date of the SPA until the Completion Date, each FEEL Shareholder shall notify Harmony in writing immediately if it becomes aware of a fact or circumstance which would cause any warranty given herein or the undertaking set forth in Clause 2.1 herein to be unfulfilled, untrue, inaccurate or misleading in any material respect if given in respect of the facts or circumstances as at any time on or prior to the Completion. Such updating to Completion shall not affect any of the conditions precedent to Harmony’s obligations or satisfaction thereof under the SPA.

1.4	The warranties set out in Clause 1.1(a) through (g) shall survive indefinitely. The warranties set out in Clause 1.1(h) shall survive until the General Warranty Expiration Date.
2.	UNDERTAKINGS
2.1	Pre-completion undertakings. During the period from the date of the SPA until the Completion Date, none of the FEEL Shareholders shall transfer (or create or permit any Encumbrance over) any interest in any of the shares in FEEL, (except for the creation of Encumbrances over the shares in FEEL pursuant to the terms of the CITIC KaWah Facility), or allow the creation, grant or issuance of new shares by FEEL or of any shares or rights to subscribe for, or option warrants or other securities convertible into or exercisable or exchangeable for the shares in FEEL.

2.2	Post-completion Undertakings. From and after the Completion Date, the FEEL Shareholders shall maintain a shareholding percentage in FEEL of more than 50% until the date falling on the earliest of (a) the expiration date of the lock-up period applicable to Harmony following the Qualified IPO, (b) the date upon which Harmony’s Shareholding Percentage in the Company falls below 15% and (c) the date falling sixty (60) months from the Completion Date (such earliest date, the “Required Shareholding Ownership Expiration Date”). During the period from the Completion Date until the Required Shareholding Ownership Expiration Date, the shares held by the FEEL Shareholders in FEEL will be free and clear of any and all Encumbrances, other than any Encumbrance created by the CITIC KaWah Facility. For the purposes of this Clause 2.2, “shareholding percentage” means, with respect to the FEEL Shareholders, the ratio (expressed as a percentage) of the number of shares in FEEL held by the FEEL Shareholders to the aggregate number of all the issued shares of FEEL.

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2.3	Further Assurances. Each FEEL Shareholder shall promptly and duly execute and deliver such documents and take, and cause any relevant Person to take, such further action as may be required or reasonably desirable in order to carry out effectively and accomplish the intent and purpose of this letter and the SPA and to establish and protect the rights and remedies created or intended to be created under this letter.

3.	NOTICES

All notices, consents, and other communications under or pursuant to this letter (“Notices”) shall be in writing and in the English language and shall be delivered (A) by hand, (B) by facsimile (with receipt confirmed); provided, however, that a copy is promptly thereafter mailed by reputable private courier, return receipt requested, (C) by the addressee or (D) by such other means as the parties may agree from time to time; in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate as to itself by not less than five (5) Business Days notice to the other parties):

if to Harmony, to:	Suites 7003-7005, 70th Fl
Two International Finance Centre
8 Finance St, Central
Hong Kong
Attention: Mr. Fan Lei
Facsimile: (852) 2110 9677

if to any FEEL Shareholder, to:	Suite 406, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 10010, PRC
Attention: Mr. Zhang Ruilin
Facsimile: (8610) 5123 8866
4.	MISCELLANEOUS

4.1	Governing Law and Arbitration. This letter shall be governed by and construed in accordance with the English law without regard to conflicts of laws principles. The provisions of Clause 11 of the SPA shall be deemed to be incorporated in this letter in full, mutatis mutandis, save that references to “this Agreement” shall be construed as references to this letter and references to “Parties” or “Party” shall be construed as references to parties or party to this letter.

4.2	Assignment. The provisions of this letter shall be binding upon and accrue to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, none of the Parties may assign its rights and obligations in whole or in part hereunder without the prior written consent of the other party, except that Harmony may assign its rights under this letter, in whole or in part, to any Person who acquires Shares held by Harmony.

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4.3	Amendments and waivers. All amendments and other modifications hereof or waivers of the observance of any term hereof (either generally or in a particular instance and either retroactively or prospectively) shall be in writing and signed by each of the parties.

4.4	No Waiver. The failure of a party at any time to require observance or performance by any other party of any of the provisions of this letter shall in no way affect the party’s right to require such observance or performance at any time thereafter, nor shall the waiver by any party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision. The rights and remedies provided in this letter are cumulative and not exclusive of any rights or remedies otherwise provided by law.

5.6	Counterparts. This letter may be signed in any number of counterparts, each of which is an original and all of which, taken together, constitute one and the same instrument. This letter may also be executed and delivered by facsimile signature and in any number of counterparts, each of which shall be deemed an original and all of which, taken together, constitute one and the same instruments.
[Remainder of Page Intentionally Left Blank]

5

Very truly yours, ZHANG RUILIN
By:	/s/ Zhang Ruilin

ZHAO JIANGWEI
By:	/s/ Zhao Jiangwei

SHANG ZHIGUO
By:

Accepted and agreed to
on the terms set forth above as of the
date first written above:

HARMONY ENERGY LIMITED
By:
Name:
Title:

6

Very truly yours, ZHANG RUILIN
By:

ZHAO JIANGWEI
By:

SHANG ZHIGUO
By:	/s/ Shang Zhiguo

Accepted and agreed to
on the terms set forth above as of the
date first written above:

HARMONY ENERGY LIMITED
By:
Name:
Title:

6

Very truly yours, ZHANG RUILIN
By:

ZHAO JIANGWEI
By:

SHANG ZHIGUO
By:

Accepted and agreed to
on the terms set forth above as of the
date first written above:

HARMONY ENERGY LIMITED
By:	/s/ Che Fung
	Name:	CHE Fung
	Title:	Director

6

EXHIBIT B
RESTATED ARTICLES

32

Company No.: MC-207100
FOURTH AMENDED AND RESTATED
MEMORANDUM
AND
ARTICLES OF ASSOCIATION
OF
MIE Holdings Corporation
(Adopted by Special Resolution dated 10 March 2010)
Incorporated on the 20th day of March, 2008
INCORPORATED IN THE CAYMAN ISLANDS

THE COMPANIES LAW(2009 Revision)
OF THE CAYMAN ISLANDS
Exempted Company Limited by Shares
FOURTH AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
MIE Holdings Corporation
(Adopted by Special Resolution dated 10 March 2010)
1.	The name of the Company is MIE Holdings Corporation.

2.	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(a)	(i)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

	(ii)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.
(b)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(c)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licences, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(d)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.
(e)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(f)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.
In the interpretation of this Amended and Restated Memorandum of Association in general and of this Article 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this Article or elsewhere in this Amended and Restated Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.	Except as prohibited or limited by the Companies Law (as amended) and by the Amended and Restated Articles of Association of the Company, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association of the Company considered necessary or convenient in the manner set out in the Amended and Restated Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid provided, that the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

6.	The share capital of the Company is US$230,000 divided into (i) 15,000,000 Ordinary Shares of a par value of US$0.01 each; (ii) 3,000,000 Series A Preferred Shares of a par value of US$0.01; and (iii) 5,000,000 Series B Preferred Shares of a par value of US$0.01, each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (as amended) and the Amended and Restated Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained, provided that, notwithstanding any provision to the contrary contained in this Amended and Restated Memorandum of Association, the Company shall have no power to issue bearer shares, warrants, coupons or certificates. Each share in the Company confers upon the Member those rights set forth in the Amended and Restated Articles of Association.
7.	The Company shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES LAW (2009 Revision)
OF THE CAYMAN ISLANDS
Company Limited by Shares
FOURTH AMENDED AND RESTATED ARTICLES OF
ASSOCIATION
OF
MIE Holdings Corporation
(Adopted by Special Resolution dated 10 March 2010)
1.	In these Articles, Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Additional Securities”	has the meaning ascribed to it in Article 7(d)(v)(A).

“Affiliate”	means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, including, without limitation, any general partner, officer, director, member, manager or employee of such Person and any investment fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person; provided, that (i) with respect to TPG, Affiliate shall include any other person that controls, is controlled by, or is under common control with TPG Star, L.P. and/or its Affiliates, (ii) with respect to Sino Link, Affiliate shall only include any other person that directly controls and holds a majority interest in Sino Link; (iii) with respect to Harmony, Affiliate shall include any other person that controls, is controlled by, or is under common control with Ever Union Capital Limited and/or its Affiliates; and (iv) with respect to FEEL, Affiliate shall include Zhang Ruilin and Zhao Jiangwei and each of their respective Affiliates.

“Annual General Meeting”	has the meaning ascribed to it in Article 40(a).

“Articles”	means these Articles as from time to time altered by Special Resolution and duly filed with the Registrar of Companies.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Board”	means the board of directors of the Company.

“Business Day”	means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Hong Kong SAR or the People’s Republic of China.

“Chairman”	has the meaning ascribed to it in Article 92.

“CITIC KaWah Facility”	means the US$200,000,000 Transferable Term Loan and Revolving Credit Facility Agreement dated 28 July 2009 between MI Energy Corporation as borrower, CITIC Ka Wah Bank Limited as facility agent and offshore security agent, China CITIC Bank Corporation Limited, Guangzhou Branch as onshore security agent, and the banks and other financial institutions named therein as lenders .

“Class”	means any class of shares as may from time to time be issued by the Company.

“Company”	means MIE Holdings Corporation.

“Company Employee Share Option Scheme”	means any employee incentive scheme pursuant to which the Company may issue Shares or options for Shares constituting up to 5% of the share capital of the Company as of the date hereof pursuant to a plan approved by the Board.

“control”	means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person (whether through ownership interest, by contract or otherwise); provided, however, that, in any event, any Person that owns directly or indirectly more than fifty percent (50%) of the ordinary voting interests in such other Person shall be deemed to control such other Person.

“Conversion Price”	means (i) with respect to Series A Preferred Shares, the Original Series A Conversion Price applicable to the Series A Preferred Shares; (ii) with respect to Series B Preferred Shares, the Original Series B Conversion Price applicable to Series B Preferred Shares, in each case, subject to adjustment as provided below in Article 7(d)(v).

“Conversion Rights”	has the meaning ascribed to it in Article 7(d).

“Cut-Off Date”	has the meaning ascribed to it in Article 10(b)(ii).

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors”	means the directors for the time being of the Company.

“dividend”	includes an interim dividend and bonus.

“Electing Offeree” and “Electing Offerees”	have the meaning ascribed to them in Article 10(b)(ii).

“Encumbrance”	means any deed to secure debt, assignment, security right, pledge, lien, charge, option, encumbrance and claim or right of any kind of third persons, whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future, and in relation to shares in the issued shares capital of a company, any right to appoint a proxy, exercisable by any party other than the holder of such shares.

“Excluded Shares”	means (i) Ordinary Shares issued and outstanding on the date hereof; (ii) Preferred Shares issued and outstanding on the date hereof; (iii) [intentionally left blank]; (iv) Ordinary Shares issued or deemed to have been issued pursuant to a stock grant, stock option, option plan, purchase plan or other employee stock incentive program or agreement, in each case, where the grant of such options is approved by the Board; (v) Ordinary Shares issued or issuable upon conversion of the Preferred Shares; (vi) all Shares issued as a dividend or distribution on Preferred Shares; (vii) Ordinary Shares issued or issuable in a Qualified IPO; and (viii) Ordinary Shares or any class of preferred shares issued or deemed to have been issued as a result of any liquidation or winding up of the Company.

“Extended Cut-Off Date”	has the meaning ascribed to it in Article 10(b)(iii).

“Extended Preemption Cut-Off Date”	has the meaning ascribed to it in Article 6(b)(ii).

“FEEL”	means Far East Energy Limited, a company incorporated in the Special Administration Region of Hong Kong.

“Harmony”	means Harmony Energy Limited, a company incorporated in the British Virgin Islands.

“Indebtedness”	means all (i) funded indebtedness of the Company and its Subsidiaries, including, (A) all funded obligations for borrowed money, (B) funded obligations evidenced by bonds, notes, debentures, loan agreements or similar instruments, (C) otherwise as an account party in respect of or arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (ii) the aggregate amount required to be capitalized under leases under which the Company or any of its Subsidiaries is the lessee, (iii) obligations of the Company or any of its Subsidiaries for deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), and (iv) all accrued and unpaid interest on any of the foregoing.

“JMC Budget”	has the meaning as ascribed to it in Article 98 (c)(ix).

“Liquidation Preference”	means the Series A Liquidation Preference or the Series B Liquidation Preference and “Liquidation Preferences” shall be defined accordingly.

“Material Subsidiary”	means MIE and any other member of the MIE Group having more than 10% of the assets of the MIE Group as shown in the latest financial statements of that entity.

“Member”	means each person whose name is, from time to time and for the time being, entered in the register of Members as the holder of one or more Shares.

“Memorandum”	means the Memorandum of Association of the Company as amended from time to time altered by Special Resolution and duly filed with the Registrar of Companies.

“MIE”	means MI Energy Corporation, an exempted company incorporated with limited liability in the Cayman Islands.

“MIE Group”	means the Company, its Subsidiaries and other entities controlled directly or indirectly by the Company.

“Minimum Shareholding Percentage”	means a Shareholding Percentage of not less than five percent (5%).

“month”	means calendar month.

“New Securities”	means Shares or rights, options, warrants or other securities convertible into or exercisable or exchangeable for Shares issued by the Company, other than Shares issued or issuable:

(a) pursuant to the Company Employee Share Option Scheme;

(b) upon conversion of any Preferred Shares;

(c) as a dividend or other distribution on any Preferred Shares;

(d) pursuant to a Qualified IPO; and

(e) in connection with any stock split or stock dividend.

“Non-Competing Person”	means any Person that is not engaged, directly or indirectly, in a competing business, it being understood that TPG, Harmony and Sino Link are Non-Competing Persons.

“Non-Offering Members”	has the meaning ascribed to it in Article 10(b)(i).

“Offered Shares”	has the meaning ascribed to it in Article 10(b)(i).

“Offering Member”	has the meaning ascribed to it in Article 10(b)(i).

“Ordinary Directors”	has the meaning ascribed to it in Article 70.

“Ordinary Resolution”	means a resolution passed by a simple majority of the votes of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.

“Ordinary Shares”	means the ordinary shares in the capital of the Company, of par value US$0.01 each.

“Ordinary Shares Equivalents”	has the meaning ascribed to it in Article 7(d)(v)(A).

“Original Series A Conversion Price”	means an amount equal to the Series A Preferred Shares Purchase Price.

“Original Series B Conversion Price”	means an amount equal to the Series B Preferred Shares Purchase Price.

“paid-up”	means paid-up and/or credited as paid-up.

“Participant”	has the meaning ascribed to it in Article 10(c)(ii).

“Person”	means any natural person, individual, partnership, joint venture, company, corporation, trust, estate, juridical entity, firm, association, statutory body, unincorporated organization, or governmental authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Preemption Cut-Off Date”	has the meaning ascribed to it in Article 6(b)(i).

“Preferred Shares”	means the Series A Preferred Shares and Series B Preferred Shares of the Company.

“Proposed Transfer”	means any Transfer of any Shares (or any interest therein) proposed by any Member.

“Prospective Transferee”	means any Person to whom a Member proposes to make a Proposed Transfer, including a Proposed Transfer by FEEL pursuant to Article 10(e).

“Qualified IPO”	means an underwritten public offering by the Company of its Shares on a Recognised Stock Exchange pursuant to a prospectus or offering circular under applicable securities laws resulting in the shares of the Company becoming freely tradable.

“Recognized Stock Exchange”	means NASDAQ, the New York Stock Exchange, the Toronto Stock Exchange, the Australian Securities Exchange, the Euronext Paris, the Tokyo Stock Exchange, the Deutsche Borse, or the main board of any of the Stock Exchange of Hong Kong Limited, the Singapore Stock Exchange, or the London Stock Exchange, or any other stock exchange of equal standing reasonably agreed by TPG.

“registered office”	means the registered office for the time being of the Company.

“Remaining New Securities”	has the meaning ascribed to it in Article 6(b)(iii).

“Scheduled Completion Date”	has the meaning ascribed to it in Article 10(b)(v).

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Series A Conversion Rate”	means the number of Ordinary Shares into which a Series A Preferred Share is convertible.

“Series A Conversion Price”	means the Original Series A Conversion Price, subject to adjustment as provided below in Article 7(d)(v).

“Series A Preferred Shares”	means the Series A preferred shares in the capital of the Company, of par value US$0.01 each.

“Series A Preferred Shares Purchase Price”	means US$24.6999.

“Series A Liquidation Preference”	has the meaning ascribed to it in Article 7(c)(i).

“Series B Conversion Rate”	means the number of Ordinary Shares into which a Series B Preferred Share is convertible.

“Series B Conversion Price”	means an amount equal to two times the Original Series B Conversion Price, subject to adjustment as provided below in Article 7(d)(v).

“Series B Preferred Shares”	means the Series B Preferred Shares of the Company, of par value US$0.01 each.

“Series B Preferred Shares Purchase Price”	means US$24.70.

“Series B Liquidation Preference”	has the meaning ascribed to it in Article 7(c)(i).

“Shareholders’ Agreement”	means the second amended and restated shareholders agreement dated 10 March 2010 by and among TPG, Harmony, Sino Link, FEEL, MIE, the Company and certain other shareholders of the Company, as amended or supplemented from time to time.

“Shareholding Effective Date”	means the date on which a person becomes a Member of the Company.

“Shareholding Percentage”	means, with respect to any Member, the ratio (expressed as a percentage) of the number of Shares owned, directly or indirectly, by such Member and its Affiliates to the aggregate number of all the issued Shares. For the purposes of determining the number of Shares held by the Members, all Series A Preferred Shares and all Series B Preferred Shares shall be deemed to have been converted into Ordinary Shares at the then-applicable conversion ratio.

“Shares”	means the Ordinary Shares, Series A Preferred Shares and Series B Preferred Shares, and any other shares of the Company, whether fully or partly paid.

“Sino Link”	means Sino Link Limited, an exempted company incorporated in Cayman Islands with limited liability.

“Sino Link SPA”	means the shares purchase agreement dated October 26th, 2009 entered by and among Sino Link, FEEL, MIE, the Company, Zhang Ruilin, Zhao Jiangwei and Shang Zhiguo, as amended or supplemented from time to time.

“Special Board Approval”	means the approval of a majority of the directors of the Board present and voting at a duly convened meeting, provided that the TPG Director shall not have voted against such action.

“Special Resolution”	has the same meaning as specified in Article 63 and includes a unanimous written resolution.

“Statute”	means the Companies Law (2009 Revision) of the Cayman Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary”	means, with respect to any Person:

(a)   any company or corporation more than fifty percent (50%) of whose shares of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such company or corporation (irrespectively of whether or not at the time shares of any class or classes of such company or corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person; and

(b)   any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Tag-Along Notice”	has the meaning ascribed to it in Article 10(c)(i).

“Tag-Along Offer”	has the meaning ascribed to it in Article 10(c)(i).

“Tag-Along Seller”	has the meaning ascribed to it in Article 10(c)(i).

“TPG”	means TPG Star Energy Ltd., an exempted company incorporated with limited liability in the Cayman Islands, and/or one or more of its Affiliates.

“TPG Director”	has the meaning ascribed to it in Article 70.

“TPG SPA”	means the Series A Preferred Shares Subscription and Put Option Agreement dated June 19, 2009 by and among TPG, FEEL, the Company and MIE, as amended or supplemented from time to time.

“Trade Sale”	means a sale of all of the Shares.

“Transfer”	means the direct or indirect sale, offer to sell, pledge, mortgage, encumbrance, gift, assignment, transfer or disposition of Shares, or any rights or interest therein or afforded thereby, or entering into any contract or agreement to do any of the foregoing, voluntarily or involuntarily.

“Transfer Notice”	has the meaning ascribed to it in Article 10(b)(i).

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

Words importing the singular number only include the plural number and vice versa.

Words importing the masculine gender only include the feminine gender.

Words importing persons also include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the Shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.
CERTIFICATES FOR SHARES
4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors and shall be issued to all persons who hold shares of the Company. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process. Each certificate representing the Shares or any other securities issued in respect of the Shares upon any stock splits, stock dividend, recapitalisation, merger or similar event, shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legends required by agreement or by applicable securities laws):

THE SHARES REPRESENTED BY THIS SHARE CERTIFICATE ARE SUBJECT TO AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT DATED AS OF MARCH 10, 2010 AMONG THE HOLDER OF THIS CERTIFICATE, CERTAIN OTHER SHAREHOLDERS OF THE COMPANY, MI ENERGY CORPORATION AND THE COMPANY.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.
ISSUE OF SHARES
6.	(a)	Subject to the provisions, if any, in that behalf in the Memorandum and these Articles and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper; provided, always that, notwithstanding any provision to the contrary contained in these Articles, the Company shall be precluded from issuing bearer shares, warrants, coupons or certificates.

	(b)	Preemption Rights. Each Member shall have the right to purchase a pro rata portion (based on its Shareholding Percentage) of New Securities that the Company may, from time to time propose to sell and issue. The preemption rights granted under this Article 6(b) shall be subject to the following provisions:
(i)	In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Member written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same. Each Member shall have thirty (30) days after receipt of such notice (the “Preemption Cut-Off Date”) to agree to purchase up to its pro rata portion (based on its Shareholding Percentage) of such New Securities at the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If a Member fails to exercise the right to purchase its full pro rata portion (based on its Shareholding Percentage) of the New Securities, each of the other participating Members may exercise an additional right to purchase, on a pro rata basis (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the participating Members), the New Securities not previously purchased.

(ii)	If some (but not all) of the Members do not elect to purchase their pro rata portion of such New Securities by the Preemption Cut-Off Date, each of the participating Members shall have the right, exercisable for a period of fifteen (15) days after the Preemption Cut-Off Date (the last day of which shall be the “Extended Preemption Cut-Off Date”), to purchase all or any portion of the New Securities not purchased by the participating Members pursuant to Article 6(b)(i) pro rata (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the other participating Members).

(iii)	If none of the Members have exercised their right to purchase the New Securities by the end of the Preemption Cut-Off Date or the collective participating Members have not offered to purchase all of the New Securities by the end of the Extended Preemption Cut-Off Date (such unpurchased New Securities, the “Remaining New Securities”), then the Company may sell all (but not less than all) of the Remaining New Securities to a third Person.

(iv)	Regardless of whether the Members exercise their preemption rights granted under this Article 6(b) by the Preemption Cut-Off Date or the Extended Preemption Cut-Off Date (as the case may be), the Company shall have sixty (60) days after the Extended Preemption Cut-Off Date to sell (or enter into an agreement pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) the New Securities at a price and upon terms no more favourable to the purchasers thereof than specified in the Company’s notice to the Members, provided that such purchaser(s) shall agree to be bound by the terms hereof and shall thereby become bound by the terms and conditions of these Articles. In the event the Company has not sold the New Securities within such 60-day period (or sold and issued New Securities in accordance with the foregoing within sixty (60) days from the date of such agreement) the Company shall not thereunder issue or sell any New Securities without first offering such New Securities to the Members in the manner provided above. The completion of the sale of New Securities to the participating Members and other purchasers shall occur simultaneously.
(c)	Termination. The preemption rights granted under Article 6(b) shall expire immediately upon the occurrence of a Qualified IPO or a Trade Sale.
PREFERRED SHARES
7.	The rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Shares and the holders thereof are as follows:

(a)	Voting Rights. Except as required by law or as provided to the contrary herein, the holders of the Preferred Shares and the holders of the Ordinary Shares shall for voting purposes be deemed to be members of the same class of share capital and shall vote together. Each Preferred Share shall have such number of votes equal to the number of Ordinary Shares into which such Preferred Shares is convertible at the time the vote is taken.

(b)	Dividends. Subject always to the provisions in Articles 63 and 98:
(i)	the Preferred Shares shall accrue dividends as determined by the Board; and

(ii)	notwithstanding paragraph (i) above, the Preferred Shares shall be entitled to participate pro rata in any dividends paid on the Ordinary Shares on an as-if-converted basis, in which case, the Preferred Shares shall confer upon the holders thereof the right, in priority to any rights of the holders of any other class of Shares (including the Ordinary Shares), to receive such dividends; provided however, during the period commencing on the Shareholding Effective Date and ending on the earlier of (A) the date of the closing of the Qualified IPO or (B) the date of the one year anniversary of the Shareholding Effective Date, if the holders of Series A Preferred Shares, voting as a class, elect (at their sole and absolute discretion) not to receive such dividends, then all holders of the Preferred Shares shall also not be entitled to participate pro rata in any dividends paid by the Company.
(c)	Liquidation Preference.
(i)	In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of the Preferred Shares shall be entitled to receive, on a pro rata basis, prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class of shares of the Company ranked junior to the Preferred Shares (including the Ordinary Shares) by reason of such holder’s ownership thereof, (A) in the case of the Series A Preferred Shares, the greater of (1) the sum of (x) the Series A Preferred Shares Purchase Price (as adjusted for any share dividends, combinations, splits, recapitalizations or the like on, of or affecting the Series A Preferred Shares), for each Series A Preferred Share then held by such holder and (y) any and all declared but unpaid dividends on each such Series A Preferred Share and (2) such amount per Series A Preferred Share as would have been payable had all such Series A Preferred Shares been converted into Ordinary Shares immediately prior to such liquidation, dissolution or winding up (such amount payable, the “Series A Liquidation Preference”), and (B) in the case of the Series B Preferred Shares, the greater of (1) the sum of (x) the Series B Preferred Shares Purchase price (as adjusted for any share dividends, combinations, splits, recapitalizations, or the like on, of or affecting the Series B Preferred Shares), for each Series B Preferred Share then held by such holder and (y) any and all declared but unpaid dividends on each such Series B Preferred Share and (2) such amount per Series B Preferred Share as would have been payable had all such Series B Preferred Shares been converted into Ordinary Shares immediately prior to such liquidation, dissolution or winding up (such amount payable, the “Series B Liquidation Preference”). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Shares shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Preferred Shares in proportion to the relevant Liquidation Preference each such holder is otherwise entitled to receive. If any holder of Preferred Shares shall be deemed to have converted Preferred Shares into Ordinary Shares pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Shares that have not converted (or have not been deemed to have converted) into Ordinary Shares.

(ii)	After the payment of the Series A Liquidation Preference and the Series B Liquidation Preference in accordance with Article 7(c)(i) above, the remaining assets shall be distributed ratably to the holders of the Ordinary Shares.

(iii)	Unless the holders of a majority of the Preferred Shares then outstanding shall elect or determine otherwise by written consent, a consolidation or merger of the Company with or into any other Person in which the holders of the Shares as of immediately prior to such merger or consolidation do not continue to hold at least a fifty percent (50%) interest in the surviving entity or a Trade Sale shall be deemed to be a liquidation for purposes of payment of the Liquidation Preferences and shall entitle the holders of the Preferred Shares to receive in cash, securities or other property (with any non-cash amounts being valued as provided in Article 7(c)(iv)) in the amounts specified in Article 7(c)(i) and (ii).

(iv)	Subject to the following provisions of this Article 7(c)(iv), the value of any assets, securities or other property (other than cash) to be received by the Members pursuant to Articles 7(c)(i), 7(c)(ii) and/or 7(c)(iii), shall be equal to the fair market value thereof, as determined in good faith by the Board, if any (taking into account, if applicable, any restrictions on the free marketability of such assets, securities or other property, arising under applicable securities laws or otherwise, other than restrictions arising solely by virtue of a Member’s status as an Affiliate of the Company or the entity surviving or resulting from a change of control of the Company), except that any securities to be distributed to Members of the Company in any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or a change of control of the Company, shall be valued as follows.
(A)	The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:
(I)	if the securities are then traded on a Recognised Stock Exchange (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution;

(II)	if the securities are then actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) days prior to the distribution; and

(III)	if there is no active public market for the securities, then the value shall be the fair market value thereof, as determined in good faith by the Board.
(B)	The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (A)(I), (A)(II), or (A)(III) of this Article 7(c)(iv) to reflect the approximate fair market value thereof, as determined in good faith by the Board.
(d)	Conversion of Preferred Shares into Ordinary Shares. The Preferred Shares shall have conversion rights into Ordinary Shares as follows (the “Conversion Rights”):
(i)	Conversion of Series A Preferred Shares into Ordinary Shares:
(A)	Each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time, into such number of fully paid Ordinary Shares as is determined by dividing the Original Series A Conversion Price applicable to such Series A Preferred Shares by the Series A Conversion Price in effect at the time of conversion. The initial Series A Conversion Rate for each Series A Preferred Share shall be 1.00 and the Series A Conversion Price shall be subject to adjustment as described below.

(B)	Each Series A Preferred Share shall automatically convert (or if automatic conversion is not legally possible, then each holder thereof shall request the conversion of its Series A Preferred Shares) into such number of fully paid Ordinary Shares as is determined by the Series A Conversion Rate applicable to the Series A Preferred Shares at the time, (i) immediately prior to the consummation of a Qualified IPO, (ii) on the date upon which the Company obtains the consent of the holders of at least eighty-five percent (85%) of the then outstanding Series A Preferred Shares, voting as a single class, or (iii) forty-eight (48) months after the date of the completion of the Company’s initial Series A Preferred Shares financing.
(ii)	Conversion of Series B Preferred Shares into Ordinary Shares:
(A)	Each Series B Preferred Share shall be convertible, at the option of the holder thereof, at any time, into such number of fully paid Ordinary Shares as is determined by dividing the Original Series B Conversion Price applicable to such Series B Preferred Shares by the Series B Conversion Price in effect at the time of conversion. The initial Series B Conversion Rate for each Series B Preferred Share shall be 0.5 and the Series B Conversion Price shall be subject to adjustment as described below.

(B)	Each Series B Preferred Share shall automatically convert (or if automatic conversion is not legally possible, then each holder thereof shall request the conversion of its Series B Preferred Shares) into such number of fully paid Ordinary Shares as is determined by the Series B Conversion Rate applicable to the Series B Preferred Shares at the time, (i) immediately prior to the consummation of a Qualified IPO, (ii) on the date upon which the Company obtains the consent of the holders of at least eighty-five percent (85%) of the then outstanding Series B Preferred Shares, voting as a single class, or (iii) forty-eight (48) months after the date of the completion of the Company’s initial Series A Preferred Shares financing.
(iii)	Before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares and to receive a certificate or certificates therefor, such holder shall deliver one or more share transfer certificates duly executed by it together with any share certificate(s) representing the Preferred Shares to be converted, at the office of the Company or of any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Article 7(d) (i)(B) or Article 7(d)(ii)(B), the outstanding Preferred Shares shall be converted automatically without any further action by the holders of such shares and whether or not duly executed share transfer certificate(s) are delivered or the certificate(s) representing such shares are surrendered to the Company or its transfer agent; and provided, further, that the Company shall not be obligated to issue certificate(s) evidencing Ordinary Shares issuable upon such automatic conversion unless the duly executed share transfer certificate(s) and share certificate(s) evidencing such Preferred Shares are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such share certificate(s) have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such lost, stolen or destroyed share certificate(s). The Company shall, as soon as practicable after such delivery, or after execution of such agreement in the case of lost, stolen or destroyed certificate(s), issue and deliver at such office to such holder of the Preferred Shares, a certificate or certificates for the number of Ordinary Shares to which the holder shall be entitled and a check or a wire transfer payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such delivery of the share transfer certificates or such surrender of the Preferred Shares to be converted, or in the case of automatic conversion, on the date of closing of the Qualified IPO, on the date of consent of the holders of 85% of the then outstanding Series A Preferred Shares or the then outstanding Series B Preferred Shares, voting as a single class, or on the date falling forty-eight (48) months after the date of the completion of the Company’s initial Series A Preferred Shares financing, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of the Ordinary Shares on such date.

(iv)	No fractional Ordinary Shares shall be issued upon conversion of Preferred Shares. In lieu of any fractional shares to which the holder of any Preferred Shares would otherwise be entitled, the Company shall pay cash to such holder equal to such fraction multiplied by the fair market value of one such Preferred Share as determined in good faith by the Board. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Preferred Shares of each holder at the time converting into Ordinary Shares and the aggregate number of Ordinary Shares issuable upon such conversion.

(v)	The Conversion Price shall be subject to adjustment from time to time as follows:
(A)	If the Company at any time sells or issues (or, pursuant to this Article 7(d)(v), is deemed to have issued) any unissued Ordinary Shares or preferred shares or other Shares, warrants, options or other rights to purchase or otherwise acquire Shares (on an as converted basis) of the Company or securities convertible into or exchangeable for additional Shares of the Company, other than Excluded Shares (collectively, the “Additional Securities”), for a consideration per share less than the Series A Conversion Price then in effect, such Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price in effect on the date of and immediately prior to such issue by a fraction, (1) the numerator of which shall be the sum of (A) the number of Ordinary Shares issued and outstanding immediately prior to such issue, (B) the number of Ordinary Shares issuable upon conversion of all Series A Preferred Shares issued and outstanding immediately prior to such issue, (C) the number of Ordinary Shares issuable upon conversion or exercise of convertible securities (other than the Series A Preferred Shares), options, and warrants outstanding immediately prior to such issue (collectively, with (A) and (B), the “Ordinary Shares Equivalents”), and (D) the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of Additional Securities so issued would purchase at the Series A Conversion Price in effect on the date of and immediately prior to such issue; and (2) the denominator of which shall be the sum of (A) the Ordinary Shares Equivalents, and (B) the number of such Additional Securities so issued.

(B)	If the Company at any time sells or issues any Additional Securities, for a consideration per share less than the Series B Conversion Price then in effect, such Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series B Conversion Price in effect on the date of and immediately prior to such issue by a fraction, (1) the numerator of which shall be the sum of (A) the Ordinary Share Equivalents issued and outstanding or issuable (other than the Series B Preferred Shares) and (B) the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of Additional Securities so issued would purchase at the Series B Conversion Price in effect on the date of and immediately prior to such issue; and (2) the denominator of which shall be the sum of (A) the Ordinary Shares Equivalents, and (B) the number of such Additional Securities so issued.

(C)	For the purposes of any adjustment of any Conversion Price pursuant to this Article 7(d)(v), the consideration received by the Company for the issue of any Additional Securities shall be determined as follows:
(I)	In the case of the issuance of Ordinary Shares for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any offering discounts, commissions, compensation or expenses paid or incurred by the Company in connection with the issuance and sale thereof.

(II)	In the case of the issuance of Ordinary Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board.

(III)	In the case of the issuance of (i) options to purchase or rights to subscribe for or purchase Ordinary Shares (other than Excluded Shares), (ii) securities by their terms convertible into or exchangeable for Ordinary Shares (other than Excluded Shares), or (iii) options to purchase or rights to subscribe for or purchase such convertible or exchangeable securities:
(a)	the aggregate maximum number of Ordinary Shares issuable upon exercise of such options to purchase or rights to subscribe for Ordinary Shares shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration, if any, received or to be received by the Company upon the issuance of such options or rights plus the additional minimum consideration, if any, received or to be received by the Company for the exercise of such options or rights for the Ordinary Shares covered thereby;

(b)	the aggregate maximum number of Ordinary Shares deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received or to be received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional minimum consideration, if any, received or to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights.
(c)	on any change in the number of Ordinary Shares deliverable upon exercise of any such options or rights, or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum consideration for such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, then, upon such change becoming effective, such Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had such change been in effect upon the original issuance of such options, rights or securities; and

(d)	on the expiration of any such options or rights, the termination of any such rights to convert or exchange, or the expiration of any options or rights related to such convertible or exchangeable securities, or upon any redemption or repurchase of any such options, rights or securities, such Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities, or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of Ordinary Shares actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities, or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.
(D)	All outstanding Excluded Shares (including shares issuable upon conversion of the Preferred Shares) shall be deemed to be outstanding for all purposes of the computations of this Article 7(d)(v).

(E)	If the number of Ordinary Shares outstanding at any time is increased by a share dividend payable in Ordinary Shares or by a subdivision or split-up of Ordinary Shares, then, on the date such payment is made or such change is effective, the applicable Conversion Prices shall be appropriately decreased so that the number of Ordinary Shares issuable on conversion of any Preferred Shares shall be increased in proportion to such increase of outstanding shares.

(F)	If the number of Ordinary Shares outstanding at any time is decreased by a combination of the outstanding Ordinary Shares, then, on the effective date of such combination, the applicable Conversion Prices shall be appropriately increased so that the number of Ordinary Shares issuable on conversion of any Preferred Shares shall be decreased in proportion to such decrease in outstanding shares.

(G)	Subject to the provisions of Article 7(c), at any time, if there shall occur any reorganization, recapitalization or any reclassification of the Shares (other than as a result of a share dividend or subdivision, split-up or combination of shares as provided above), or the consolidation or merger of the Company with or into another Person (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the Ordinary Shares), the Preferred Shares shall, after such reorganization, recapitalization, reclassification, consolidation or merger, be convertible (in lieu of the Ordinary Shares) into the kind and number of shares or other securities or property of the Company or otherwise to which such holder would have been entitled if immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger, such holder had converted its Preferred Shares into Ordinary Shares. The provisions of this Article shall similarly apply to successive reorganizations, recapitalizations, reclassifications, consolidations or mergers.

(H)	In the event that the Company at any time shall declare a cash dividend upon its Ordinary Shares payable otherwise than out of retained earnings or shall distribute to holders of its Ordinary Shares share capital (other than Ordinary Shares), shares or other securities of other Persons, evidences of indebtedness issued by the Company or other Persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Ordinary Shares or other securities of the Company convertible into or exchangeable for Ordinary Shares), then, in each such event, the holders of the Preferred Shares shall, concurrent with the distribution to holders of the Ordinary Shares, receive a like distribution based upon the number of Ordinary Shares into which the Preferred Shares are then convertible.

(I)	All calculations under this Article 7(d)(v) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.
(vi)	No adjustment in a Conversion Price need be made if such adjustment would result in a change in such Conversion Price of less than US$0.01. Any adjustment of less than US$0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.01 or more in a Conversion Price.

(vii)	The Company will not through any reorganization, recapitalization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Article 7(d) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment. This provision shall not restrict the Company’s right to amend these provisions with the requisite Member consent in accordance with these Articles.

(viii)	Upon the occurrence of each adjustment or readjustment of the Series A Conversion Rate or the Series B Conversion Rate pursuant to this Article 7(d), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each affected holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of any holder of Preferred Shares furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Series A Conversion Rates or Series B Conversion Rates applicable to each Preferred Share at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s Preferred Shares.

(ix)	The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(x)	No Preferred Shares that have been converted into Ordinary Shares after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized but unissued shares of the Company.
ORDINARY SHARES
8.	The Ordinary Shares shall have the following rights:
(a)	Voting Rights. Each holder of Ordinary Shares (in person or by telephone or by proxy or corporate representative) shall have the right to one vote on a show of hands and the holder of each Ordinary Share shall have the right to one vote on a poll for each Ordinary Share held, and shall be entitled to notice of any general meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

(b)	Dividends. Subject to Article 7(b), the holders of the Ordinary Shares shall, subject to the Statute and these Articles, be entitled to receive, when, as and if declared by the Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Directors in accordance with Article 7(b).

(c)	Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets of the Company shall be distributed as provided in Article 7(c).
REGISTER OF MEMBERS
9.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine, provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.
TRANSFER OF SHARES
10.	Restrictions on Transferability.

(a)	Transfer Restrictions.
(i)	No Member may Transfer any Shares held by such Member except in accordance with the provisions of these Articles.

(ii)	Prior to the date falling one (1) year after the completion of the initial Series A financing, no Member shall Transfer any of its Shares; provided, however, that:
(A)	TPG and its Affiliates may Transfer Shares to one (1) or more limited partners of TPG Star, L.P. or its Affiliates for a minimum of US$10,000,000 per Person, so long as, after giving effect to all such Transfers, TPG and its Affiliates hold Shares having a Shareholding Percentage of at least six percent (6%),

(B)	Harmony may Transfer Shares to one (1) or more of its Affiliates for a minimum of US$10,000,000 per Person; and

(C)	Any Transfer effected by any Member in accordance with the Article 10 (b), (c) and (e) of these Articles, Clause 7 of the TPG SPA, or Clause 4 of the Sino Link SPA shall be permitted.
(iii)	On and after the date falling one (1) year after the Shareholding Effective Date, no Member or any Affiliate of such Member shall Transfer any of its Shares; provided, however, that subject to Clause 14.3 of the Shareholders’ Agreement, any Transfer effected by any Member in accordance with the Article 10 (b), (c) and (e) of these Articles, Clause 7 of the TPG SPA, or Clause 4 of the Sino Link SPA shall be permitted.

(iv)	At any time but subject to Clause 14.3 of the Shareholders’ Agreement, FEEL may Transfer (i) Shares having an aggregate Shareholding Percentage of up to five percent (5%) to persons who are bona fide directors, officers or employees of the Company or MIE as of the date hereof, but any such Transfer of Shares to any one director, officer or employee shall not result in any one such transferee holding an aggregate Shareholding Percentage exceeding two percent (2%).
(b)	Right of First Refusal.
(i)	Except for a Transfer in accordance with Article 10(a)(ii), (iii) or (iv), 10(c) or 10(e) of these Articles, Clause 7 of the TPG SPA or Clause 4 of the Sino Link SPA if at any time, any Member (the “Offering Member”) desires to Transfer all or part of its Shares (the “Offered Shares”) to a Prospective Transferee, the other Members (the “Non-Offering Members”) shall have the right of first refusal to purchase the Offered Shares upon the terms and subject to the conditions hereinafter provided. Prior to any Proposed Transfer of Offered Shares, the Offering Member shall deliver to each Non-Offering Member (with a copy to the Company) a written irrevocable bona fide offer to sell the Offered Shares to the Non-Offering Members stating the number of Shares to be sold, the price and terms thereof (which shall not include any warranties or indemnities (other than capacity and authority) from the transferee) and the identity of the Prospective Transferee (a “Transfer Notice”).

(ii)	Each Non-Offering Member shall have a period of thirty (30) days after receipt of a Transfer Notice within which to elect to purchase its pro rata share (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of all Non-Offering Members) of any or all such Offered Shares on the terms offered to the Prospective Transferee in the Transfer Notice, which election shall be made by an irrevocable written notice delivered by each electing Non-Offering Member to the Offering Member (with a copy to the Company and each of the other Non-Offering Members). The last day of such 30-day period is hereinafter referred to as the “Cut-Off Date”. Any new terms, conditions or price offered by the Offering Member to any Non-Offering Member during such 30-day period shall be offered to each Non-Offering Member and shall be set forth in a new Transfer Notice to each such Non-Offering Member, which new Transfer Notice shall trigger a new 30-day period as provided above. Any election to purchase the Offered Shares must be in accordance with the terms of the Transfer Notice then in effect, and otherwise must be unconditional (except that such purchase may be subject to the prior receipt of statutory or regulatory approvals necessary to complete such purchase). Non-Offering Members who elect to purchase the Offered Shares pursuant to this Article 10(b)(ii) are hereinafter referred to individually as an “Electing Offeree” and collectively as the “Electing Offerees”.

(iii)	If some, but not all, of the Non-Offering Members do not elect to purchase their pro rata share of the Offered Shares by the Cut-Off Date, each of the Electing Offerees shall have the right, exercisable for a period of fifteen (15) days after the Cut-Off Date (the last day of which shall be the “Extended Cut-Off Date”), to purchase all or any portion of the Offered Shares not purchased by the Electing Offerees pursuant to Article 10(b)(ii) pro rata (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the other Electing Offerees).

(iv)	The consideration for such Offered Shares shall be paid in full in cash, or in such other form as may be agreed between the Offering Member and the Electing Offerees.

(v)	The completion of each such purchase shall take place on the thirtieth (30th) day after the Cut-Off Date or Extended Cut Off Date (as the case may be), or if such day is not a Business Day, then on the next such Business Day (the “Scheduled Completion Date”). The Scheduled Completion Date may be amended upon the mutual agreement of the Offering Member and the Electing Offerees, and in any case shall be extended to the extent necessary in order to comply with applicable laws and regulations (including obtaining any necessary governmental approvals for the Transfer of such Offered Shares). On or before the relevant Scheduled Completion Date, the Offering Member shall surrender the certificate or certificates representing the Offered Shares to be purchased on such Scheduled Completion Date (or, if such Offering Member alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Electing Offerees, against payment in full of the consideration for such Offered Shares in accordance with the provisions in this Article 10 (b).

(vi)	Upon any election of the right to purchase such Offered Shares by an Electing Offeree, the Offering Member and such Electing Offeree shall use their reasonable best efforts to secure any approvals required in connection therewith.

(vii)	Notwithstanding the foregoing, if the Non-Offering Members have not exercised their right to purchase all the Offered Shares by the end of the Cut-Off Date or the collective Electing Offerees have not offered to purchase all of the Offered Shares by the end of the Extended Cut-Off Date, then the Non-Offering Members shall be deemed to have forfeited any right to purchase such Offered Shares, and the Offering Members shall be free to sell all, but not less than all, of the Offered Shares to the Prospective Transferee substantially on the terms and conditions set forth in the Proposed Transfer Notice not later than the sixtieth (60th) day after the Cut-Off Date or the Extended Cut-Off Date, as the case may be.
(viii)	If the Electing Offeree(s) fail(s) to complete the purchase of all of the Offered Shares on the Scheduled Completion Date in accordance with the terms of these Articles and the applicable Transfer Notice and such failure is not remedied within seven (7) days of the Scheduled Completion Date, then the Offering Member may sell all (but not less than all) of the Offered Shares to the Prospective Transferee not later than the sixtieth (60th) day after the Scheduled Completion Date. If the necessary governmental approvals to an Electing Offeree’s purchase of any Offered Shares are not obtained within a reasonable period of time after the end of the 60-day period following the Cut-Off Date or the Extended Cut-Off Date, as the case may be, such Offered Shares must be re-offered to the Non-Offering Members (other than the Electing Offeree) as Offered Shares under this Article 10(b).

(ix)	Any sale to a Prospective Transferee pursuant to either Article 10(b)(vii) or Article 10(b)(viii) shall be on terms and conditions (including, without limitation, the price per Share) no more favourable to such Prospective Transferee than those set forth in the applicable Transfer Notice received by the Non-Offering Members and the Offering Member must sell all of the Offered Shares and not some only.

(x)	If all of the Offered Shares are not sold to any Person within the 60-day period specified in Article 10(b)(vii) or Article 10(b)(viii), then the rights of the other Members under this Article 10(b) shall be fully restored and reinstated as if such offer had never been made and the Offering Member must again follow the procedures set forth in this Article 10(b) prior to the sale of any of its Shares to any Person, except for Transfers otherwise permitted by these Articles.
(c)	Tag-Along Rights
(i)	Except for a Transfer pursuant to Article 10 (a) (ii) (iii) (iv) and 10(e) of these Articles, Clause 7 of the SPA, or Clause 4 of the Sino Link SPA, and subject always to Article 10(b), if at any time FEEL (“Tag-Along Seller”) proposes to Transfer Shares to a Prospective Transferee that, when aggregated with all other Shares Transferred by such Tag-Along Seller and its Affiliates, would result in such Tag-Along Seller owning less than fifty percent (50%) of the then outstanding Shares, such Tag Along Seller shall promptly give written notice to the Company (“Tag-Along Notice”) and each of the other Members at least forty-five (45) days prior to the completion of such Transfer and shall cause the Prospective Transferee to make an offer for all of the Shares of such other Members on the same terms and conditions of the Proposed Transfer (provided that TPG and Sino Link shall only provide customary representations of title and capacity excluding any representations or warranties with respect to the business, assets or liabilities or financial condition of the Company) (the “Tag-Along Offer”), except that the price per Share pursuant to the Tag-Along Offer shall be the Tag-Along Offer Purchase Price. The Tag-Along Notice shall describe in reasonable detail the Proposed Transfer including, without limitation, the class and number of Shares to be sold, the price and terms thereof and the identity of the Prospective Transferee and attach a copy of the Tag-Along Offer. Any subsequent Transfers of Shares by persons other than TPG and Sino Link shall be subject to the same tag-along right under this Article 10(c).

(ii)	Each non-Transferring Member shall have a period of twenty (20) days after receipt of a Tag-Along Notice within which to accept the Tag-Along Offer, which acceptance shall be made by an irrevocable written notice delivered by each electing non-Transferring Member (each, a “Participant”) to the Tag-Along Seller and the Prospective Transferee (with a copy to the Company and each of the other non-Transferring Members). No holders of Preferred Shares shall be entitled to sell Preferred Shares pursuant to this Article 10(c), but shall be permitted to convert or exercise its applicable portion of Preferred Shares for Ordinary Shares concurrently with, and subject to, the consummation of the Proposed Transfer, in which case each of the other Members shall take all such steps necessary to be taken by each of them respectively in order to give effect to such conversion or exercise.

(iii)	Each Participant shall effect its participation in the Transfer by delivering to the Tag-Along Seller (to hold in trust as agent for such Participant), at least three (3) Business Days prior to the date scheduled for such Transfer as set forth in the Tag-Along Notice, one (1) or more share transfer certificate(s) duly executed by the Participant, together with any share certificates, representing the Shares which such Participant is entitled to Transfer in accordance with Article 10(c)(ii). Such certificate or certificates or other instruments, as applicable, shall be delivered by the Tag-Along Seller to the Proposed Transferee on the date scheduled for such Transfer in consummation of the Transfer pursuant to the terms and conditions specified in the Transfer Notice and such Proposed Transferee shall remit to each such Participant the portion of the sale proceeds to which such Participant is entitled by reason of its participation in such sale. The completion of the Transfer by the Tag-Along Seller and the Transfer by each Participant shall occur simultaneously. The Tag-Along Seller and the Participants shall be responsible for their respective pro rata portions of the aggregate transaction costs and expenses incurred by the Tag-Along Seller and the Participants in connection with such Transfers and the Tag-Along Seller and the Participants shall reimburse the other to the extent required to give effect to such expense allocation. For purposes of this Article 10(c)(iii), “pro rata portion” shall mean for each Participant a fraction, the numerator of which is the number of Shares to be Transferred by such Participant pursuant to this Article 10(c) and the denominator of which is the total number of Shares to be Transferred pursuant to this Article 10(c).

(iv)	The non-exercise of the rights of any of the non-Transferring Members to participate in one (1) or more Transfers of Shares under this Article 10(c) shall not adversely affect its right to participate in subsequent Transfers of Shares subject to this Article 10(c).

(v)	The Tag-Along Seller shall not be permitted to Transfer Shares in circumstances where Article 10(c) is applicable unless the sale of Shares by Participants exercising their rights under this Article 10(c) is effected simultaneously, and any attempted Transfer by the Tag-Along Seller in violation hereof shall be null and void.

(vi)	Notwithstanding anything contained in this Article 10(c) to the contrary, there shall be no liability on the part of the Tag-Along Seller to any other Member in the event no Shares are sold (by any of the Tag-Along Seller or any Participant) to the Proposed Transferee even if the provisions of this Article 10(c) have been triggered.
(d)	Authorization; Effect of Failure to Comply.
(i)	The Members shall cause the Company to take any and all steps for and on behalf of a transferring Member to give effect to the Transfer of Shares pursuant to this Article 10.

(ii)	Any Proposed Transfer not made in compliance with the requirements of these Articles shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.

(iii)	If any Member becomes obligated to sell any Offered Shares to any Exercising Offeree under these Articles and fails to deliver a share transfer certificate duly executed by the Member, together with any share certificates, representing such purchased Offered Shares and Transfer the Offered Shares in accordance with the terms of these Articles, such Exercising Offeree may, at its option, in addition to all other remedies it may have, send to such Member the purchase price for such Offered Shares as is herein specified and request the Company to redeem and cancel on its books the relevant Shares to be sold and issue the relevant Shares to such Exercising Offeree.
(e)	Exempt Transfers.
(i)	Notwithstanding anything to the contrary herein, the foregoing provisions of this Article 10 shall not apply to a Transfer by a Member of all or part of its Shares to an Affiliate provided, however, that any such Transfer shall be in accordance with each of the following terms:
(A)	such Member shall provide written notice of such Transfer to each other Member;

(B)	the transferee to whom the Member is to Transfer the Shares is a Non-Competing Person;

(C)	such Member shall remain bound by its obligations under the Shareholders’ Agreement; and

(D)	if any such transferee Affiliate shall cease to be an Affiliate of such Member, any Shares held by such transferee shall be promptly retransferred to such Member or transferred to another of such Member’s Affiliates.
(ii)	Notwithstanding anything to the contrary herein, the provisions of this Article 10 shall not apply to (i) the sale of Shares pursuant to a Qualified IPO or any Transfer after a Qualified IPO; and (ii) the creation of Encumbrance over the Shares pursuant to the CITIC KaWah Facility.
11.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

12.	Subject to Article 10(d)(i), the Directors may in their absolute discretion decline to register any Transfer of shares without assigning any reason therefor. If the Directors refuse to register a Transfer they shall notify the transferee within two (2) months of such refusal.

13.	The registration of Transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided, always that such registration shall not be suspended for more than forty-five (45) days in any year.

14.	Each Member shall agree to customary market stand-off or lock-up restrictions required by the managing underwriter of the Qualified IPO.
REDEEMABLE SHARES
15.	(a)	Subject to the provisions of the Statute and the Memorandum, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine.

	(b)	Subject to the provisions of the Statute and the Memorandum, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorised by the Company in general meeting and may make payment therefor in any manner authorised by the Statute, including out of capital.

CLASS RIGHTS AND VARIATION OF RIGHTS OF SHARES
16.	(a)	Class Rights. Whenever the capital of the Company is divided into different Classes, the rights attached to any such Class may (unless otherwise provided by the terms of issue of the Shares of that Class) only be materially and adversely varied or abrogated with the consent in writing of the holders of not less than a majority of the issued shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such Class, by a majority of the votes cast at such a meeting, but not otherwise, provided that (i) the rights attached to the Series A Preferred Shares may only be materially and adversely varied or abrogated with the consent in writing of the holders of no less than sixty-six and two-thirds percent (66 2/3%) of the issued Series A Preferred Shares or with the sanction of a resolution passed at a separate meeting of the holders of the Series A Preferred Shares by sixty-six and two-thirds percent (66 2/3%) of the votes cast at such meeting; (ii) the rights attached to the Series B Preferred Shares may only be materially and adversely varied or abrogated with the consent in writing of the holders of no less than sixty-six and two-thirds percent (66 2/3%) of the issued Series B Preferred Shares or with the sanction of a resolution passed at a separate meeting of the holders of the Series B Preferred Shares by sixty-six and two-thirds percent (66 2/3%) of the votes cast at such meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more persons at least holding or representing by proxy a majority in nominal or par value amount of the issued shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Members who are present shall form a quorum) and that, subject to the terms of issue of the shares of that Class, every Member of the Class shall on a poll have one vote for each share of the Class held by him.

	(b)	For the purposes of convening and holding a meeting pursuant to this Article, the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration but in any other case shall treat them as separate Classes.

	(c)	The rights conferred upon the holders of the Preferred Shares shall be deemed to be materially adversely varied or abrogated by the following acts of the Company:
(i)	any change to the name of the Company;

(ii)	any amendment to the Memorandum and these Articles or other constitutive documents of the Company, to the extent such amendment would adversely affect the rights already granted to the holders of the Preferred Shares;

(iii)	any liquidation, winding up, dissolution, receivership, bankruptcy or any like scheme or arrangement of the Company; or

(iv)	any split, subdivision, conversion, reclassification or modification of any type of outstanding shares or securities of the Company to the extent it would impair or reduce the rights of the holders of Preferred Shares.
COMMISSION ON SALE OF SHARES
17.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

18.	[Reserved].

LIEN ON SHARES
19.	The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a Transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

20.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen (14) days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

21.	To give effect to any such sale the Directors may authorise some person to Transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such Transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

22.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.
CALL ON SHARES
23.	(a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.

	(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

	(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.
24.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent (10%) per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

25.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

26.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.
27.	(a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

	(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.
FORFEITURE OF SHARES
28.	(a)	If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

	(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

	(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.
29.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

30.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

31.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.
REGISTRATION OF EMPOWERING INSTRUMENTS
32.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.
TRANSMISSION OF SHARES
33.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.
34.	(a)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

	(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.
35.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company provided however that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.
AMENDMENT OF MEMORANDUM, CHANGE OF LOCATION OF REGISTERED
OFFICE & ALTERATION OF CAPITAL
36.	(a)	Subject to and in so far as permitted by the provisions of the Statute and these Articles, the Company may from time to time by ordinary resolution:
(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine.

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum or into shares without nominal or par value;

(iv)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.
(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Without prejudice to Article 16 hereof and subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(d)	Subject to the provisions of the Statute and Article 16, the Company may by Special Resolution: liquidate, wind up, dissolve, enter into receivership or declare bankruptcy or any like scheme or arrangement.
CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE
37.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case forty (40) days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

38.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

39.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.
GENERAL MEETING
40.	(a)	Annual General Meeting. Subject to paragraph (c) hereof, a general meeting of the Members (the “Annual General Meeting”) shall be held within one (1) year of incorporation of the Company and thereafter, once in every calendar year and not later than fifteen (15) months after the holding of the last preceding Annual General Meeting. The Annual General Meeting shall be held at such time and place as the Directors shall specify in the notice. At these meetings the report of the Directors (if any) shall be presented.

	(b)	Extraordinary Meeting. Extraordinary meetings of the Members shall be held upon the request of the Chairman, the TPG Director or any two Directors (or as otherwise required pursuant to the provisions of the Statute) upon at least fourteen (14) days written notice (containing the agenda, date, time and place of the meeting) to all Members and shall be held at such time and place designated in such notice, with attendance in person or by telephone or by proxy or corporate representative; provided, however, that, subject to applicable law, such fourteen (14)

day notice requirement may be waived by Members having an aggregate Shareholding Percentage of not less than ninety percent (90%) in a particular case. Any notice period referred to above shall exclude both the day on which the notice is served or deemed to be served and the day for which the notice is given.

	(c)	If the Company is exempted as defined in the Statute, it may but shall not be obliged to hold an annual general meeting.

41.	(a)	The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

	(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

	(c)	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one (21) days.

	(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.
NOTICE OF MEETINGS OF THE MEMBERS
42.	General Meeting. At least five (5) days’ notice shall be given of an Annual General Meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 41 have been complied with, be deemed to have been duly convened if it is so agreed:
(a)	in the case of a general meeting called as an Annual General Meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority in nominal value or in the case of shares without nominal or par value a majority of the shares in issue, or their proxies.
43.	[Reserved].

44.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.
PROCEEDINGS AT GENERAL MEETINGS
45.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. The quorum for any meeting of the Members shall be Members whose aggregate Shareholding Percentage is not less than sixty-six and two-thirds percent (66 2/3%) of the Shares entitled to vote present personally or by duly appointed proxy, attorney or representative, provided, however, that for the general meeting to be validly convened, TPG shall be present or represented. If within half an hour of the time appointed for the meeting no quorum is present, the meeting shall be adjourned to the same day one (1) week later at the same time and place or to such other day or time as the Chairman may designate upon at least five (5) days’ written notice to all of the Members. If at the adjourned meeting no quorum is present within half an hour from the time appointed for the meeting, Members whose Shareholding Percentage is not less than sixty-six and two-thirds percent (66 2/3%) of the Shares entitled to vote present or represented at such meeting shall constitute a quorum; provided, however, that no action or decision shall be taken on any matter not specified in the agenda of the meeting when it was first called.

46.	Except as otherwise required by applicable law, a resolution (including a Special Resolution) in writing (circulated to all the Members) approved and signed by all the Members shall be valid and effectual as if it had been a resolution passed at a general meeting of the Members duly convened and held.

47.	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

48.	The Chairman for the time being shall also preside as chairman at any general meeting.

49.	If the Chairman is absent at any general meeting, a Director shall act as the chairman.

50.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

51.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by telephone or by proxy or corporate representative.

52.	Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

53.	The demand for a poll may be withdrawn.

54.	Except as provided in Article 56, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

55.	In no event, whether on a show of hands or on a poll, shall the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded be entitled to a second or casting vote.

56.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS
57.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every Member of record present in person or by telephone or by proxy or corporate representative at a general meeting shall have one vote and on a poll every Member of record present in person or by telephone or by proxy or corporate representative shall have one vote for each share registered in his name in the register of Members.

58.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by telephone or by proxy or corporate representative, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

59.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

60.	No Member shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

61.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

62.	On a poll or on a show of hands votes may be given either personally or by proxy.
MEMBER APPROVAL
63.	(a)	Except as required by applicable law, any action by the Members at any general meeting or extraordinary meeting shall require the approval of Members having an aggregate Shareholding Percentage of more than fifty percent (50%) present and voting at a validly held meeting, and all Special Resolutions by the Members shall require the approval of Members having an aggregate Shareholding Percentage of more than sixty-six and two-thirds percent (66 2/3%) present and voting at a validly held meeting; provided however, that a Special Resolution for the approval of any Reserved Matter at a duly convened meeting shall also require that any Shares held and represented at the requisite meeting by TPG be voted in favor of such matter or abstained, for so long as there is a TPG Director.

	(b)	In the event that a resolution of the Members at a meeting is required pursuant to applicable law in respect of any Reserved Matter, no resolution shall be put forth at any meeting of the Members and no written resolution of the Members shall be passed in respect thereof unless such matter has been approved by the Board in accordance with Article 98(c).
PROXIES
64.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

65.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting:

(a)	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b)	in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(c)	where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the Secretary or to any Director, provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting or in any instrument of proxy sent out by the Company. The Chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

66.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

67.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

68.	Any corporation which is a Member of record of the Company may in accordance with its constitutional documents or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

69.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.
DIRECTORS
70.	The Board shall consist of five (5) persons initially (exclusive of alternate Directors), unless otherwise agreed by all of the Members. So long as the Company is not listed on any stock exchange, the Board shall be comprised of members nominated by the Members whereby the number of Directors nominated by each Member shall be as nearly as practicable in proportion to such Member’s Shareholding Percentage (for which purposes a Member may aggregate the Shareholding Percentage of some or all of its Affiliates provided those Affiliates do not also exercise their nomination rights) provided that any Director nominated by a Member shall have acceptable qualifications to serve on the Board, and provided further that:
(a)	so long as TPG and its Affiliates shall have an aggregate Shareholding Percentage of at least five percent (5%), at least one (1) Director will be nominated by TPG (the “TPG Director”); and

(b)	four (4) Directors will be nominated by FEEL (the “Ordinary Directors”), so long as FEEL or its Affiliates shall remain a Member;
provided, however, that FEEL shall always be entitled to nominate a majority of the Directors so long as FEEL and its Affiliates holds a majority of the Shareholding Percentage of the Company.

71.	The remuneration (if any) to be paid to the Directors shall be such remuneration as the Board shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

72.	The Board may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

73.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as the Directors may determine; provided, however that the remuneration shall be as the Board may determine.

74.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

75.	A shareholding qualification for Directors may be fixed by the Board in general meeting, but unless and until so fixed no qualification shall be required.

76.	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

77.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; provided, however, that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

78.	A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 76 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.
ALTERNATE DIRECTORS
79.	A Director may at any time appoint another Person (including another Director) to be his alternate and attend and vote at any meeting of the Board at which the appointing Director is absent. Any such appointment shall be in writing (by letter or facsimile) and shall be in effect until terminated by the appointing Director, whether in such writing or a subsequent writing or until the Director ceases to be a director whichever is earlier.
POWERS AND DUTIES OF DIRECTORS
80.	The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting or otherwise exercised in accordance with these Articles; provided, however, that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

81.	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

82.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

83.	The Directors shall cause minutes to be made in books provided for the purpose:
(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.
84.	The Board may by resolution pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.
MANAGEMENT
85.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit, including without limitation, through the establishment of committees, local boards or agencies for managing any of the affairs of the Company and the appointment of persons to be members of such committees or local boards or any managers or agents as determined by the Directors. The Directors from time to time and at any time may, as they shall think fit, delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors. Any such committee, local board or agency shall be chaired by an Ordinary Director. The Board shall be responsible for fixing the remuneration of all members of any such committee, local board or agency.
MANAGING DIRECTORS
86.	The Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

87.	The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.
PROCEEDINGS OF DIRECTORS
88.	Except as otherwise provided by these Articles, the Board shall hold a regular meeting at least once each calendar quarter at a location the Board shall determine. The date, time and location of any such regular meeting shall be established by the Board and notified to each Director in writing at least fourteen (14) days in advance.

89.	Special meetings of the Board shall be held upon the request of the Chairman or any Director upon at least five (5) Business Days’ written notice (containing the agenda, date, time and place of the meeting) to the Directors and shall be held at such time and place designated in such notice, provided, however, that if any Reserved Matter is to be voted on in any meeting of the Board, the notice for such meeting shall specify such Reserved Matter separately from other matters and provided further, if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The provisions of Article 44 shall apply mutatis mutandis with respect to notices of meetings of Directors.

90.	The quorum for any meeting of the Board shall be a majority of the Directors, consisting of at least two (2) Ordinary Directors and, if any, the TPG Director, each Director present personally or by his alternate. If within half an hour of the time appointed for the meeting no quorum is present, the meeting shall be adjourned to the same day one (1) week later at the same time and place or to such other day or time as the Chairman may designate upon at least five (5) days’ written notice to all of the Directors. If at the adjourned meeting no quorum is present within half an hour from the time appointed for the meeting, any two (2) Directors present at such meeting shall constitute a quorum; provided, however, that no action or decision shall be taken on any matter not specified in the agenda of the meeting when it was first called.

91.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

92.	The Chairman of the Board (the “Chairman”) shall be one of the Ordinary Directors. The Chairman shall chair all meetings of the Board; provided, however, that if the Chairman is absent from any such meeting, one of the other Ordinary Directors shall chair such meeting.

93.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

94.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and the Chairman shall not have a second or casting vote.

95.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

96.	The Directors may hold a meeting of the Directors by means of a telephone conference and members of the Board or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. The Board may take action by written resolution signed and approved by all of the Directors in lieu of holding a meeting. Such written resolution may be signed in counterparts.
97.	(a)	A Director but not an alternate Director may be represented at any meetings of the Board by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.
(b)	The provisions of Articles 63-66 shall mutatis mutandis apply to the appointment of proxies by Directors.
98.	(a)	Except as otherwise provided in, or delegated in accordance with, these Articles or required by applicable law, all matters requiring the approval of the Board shall be subject to the approval of a majority of the Directors present and voting at a duly convened meeting.
(b)	Notwithstanding anything in these Articles to the contrary, all matters relating to the Qualified IPO will be subject to Board approval pursuant to Article 98(a) and will not be considered a Reserved Matter subject to consent pursuant to Article 98(c).

(c)	Any of the following matters shall, in addition to the approval of the Members of the Company as set forth in Article 63, be subject to the approval of a majority of the Directors present and voting at a duly convened meeting at which the TPG Director shall not have voted against such matter (each a “Reserved Matter”), provided, however, that, unless the TPG Director agrees, no such Reserved Matter may be proposed at any such meeting unless the notice for such meeting provided pursuant to Articles 87 or 88 contains reasonably sufficient details regarding such Reserved Matter; provided further, that the TPG Director shall not unreasonably vote against any matter falling under Article 98(c)(x) if the purpose for incurring the additional Indebtedness is for the development of additional oilfields and other related businesses of the Company or any Material Subsidiary. In the event that the Board cannot reach a resolution of any Reserved Matter within thirty (30) days of the calling of the initial meeting for such matter, the Company and the Members shall reasonably cooperate and use reasonable best efforts to work towards a mutually agreeable resolution.
(i)	any Trade Sale, merger, consolidation, reorganization or acquisition, or any other transaction that would constitute a change of control, of the Company or any Material Subsidiary;

(ii)	any sale of all or substantially all of the business of the Company or any Material Subsidiary;

(iii)	any material change in the scope of business of the Company or MIE;

(iv)	the creation, grant or issuance of any New Securities by the Company or any shares or rights to subscribe for, or options, warrants or other securities convertible into or exercisable or exchangeable for, equity securities of any member of the MIE Group (other than any creation, grant or issuance of a new series of preferred shares of the Company (the “New Preferred Shares”); provided that (a) the New Preferred Shares shall only be issued to a third party investor (other than FEEL or any of its Affiliates) which is a leading reputable international institutional investor, (b) the aggregate principal amount, face amount or liquidation preference amount of the New Preferred Shares shall not exceed US$20,000,000 at any time outstanding, (c) the per share subscription price of the New Preferred Shares shall be equal to or higher than the Per Share Subscription Price (as defined in the TPG SPA), and (d) the terms and conditions of, or rights relating to, the New Preferred Shares (whether pursuant to the Restated Articles, contractual or otherwise) are not more favorable than those applicable to the Series A Preferred Shares taking into consideration the percentage of shareholding represented by the New Preferred Shares;

(v)	any redemption or repurchase by the Company of any equity securities of the Company, other than a redemption of the Put Shares (as defined in the TPG SPA) or a redemption of any Shares held by Sino Link pursuant to the put option granted to Sino Link under the Sino Link SPA;

(vi)	change in any rights attaching to any securities issued by the Company or granting of any right to the holders of any securities issued by the Company if (a) the holder(s) of such rights is FEEL or any of its Affiliates or (b) such rights are superior to the rights of the holders of the Series A Preferred Shares;

(vii)	any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares, except as set forth in the Shareholders’ Agreement.

(viii)	any repayment by MIE of any loan from a direct or indirect shareholder;

(ix)	incurrence of annual expenses by any member of the MIE Group for an individual item or directly related group of items, or any transaction, which is both outside the scope of the then annual budget as approved by the Joint Management Committee under the Company’s existing production sharing contracts with China National Petroleum Corporation (the “JMC Budget”) and which annual expense, in the aggregate, exceeds the greater of US$10,000,000 and 10% of the then current JMC Budget;

(x)	incurring any additional Indebtedness (other than any Indebtedness incurred under the CITIC KaWah Facility) exceeding in the aggregate US$20,000,000 during the 12-month period following the date of the completion of the Company’s initial Series A Preferred Shares financing and US$40,000,000 during the 24-month period following the date of the completion under the TPG SPA;

(xi)	entering by any member of the MIE Group into any transaction with any Person involving the making of payments by or obligations or liabilities of any member of the MIE Group outside the ordinary course of business in excess of US$15,000,000;

(xii)	entering by any member of the MIE Group into any transaction with any Affiliate or any Member, director or officer or member of the Company or Affiliate of any Member, director or officer or member of the Company outside the ordinary course of business, except as set forth in the Shareholders’Agreement.

(xiii)	any amendment of the Memorandum or these Articles or other governing documents of any member of the MIE Group to the extent such amendment would adversely affect the rights already granted to the holders of the Series A Preferred Shares;

(xiv)	any liquidation, winding up, dissolution, receivership, bankruptcy or any like scheme or arrangement of the Company or any Material Subsidiary;

(xv)	any appointment or removal of the auditors of the Company or any Material Subsidiary;

(xvi)	any material change to the accounting or tax policies of the Company or any Material Subsidiary, other than any material change implemented to be in compliance with any relevant laws, rules and regulations applicable to the Company;

(xvii)	the creation of any Encumbrance over any material asset or group of assets of, or over substantially all the undertaking of, any member of the MIE Group (save for Encumbrances that (i) arise by operation of law or (ii) which any member of the MIE Group is obliged to create under the terms of the CITIC KaWah Facility) or the giving by any member of the MIE Group of any guarantee or indemnity in respect of the obligation of any person (other than any guarantee or indemnity given by a member of the MIE Group in respect of the obligations of the Company or of a wholly-owned subsidiary of the Company or any guarantee or indemnity given by a member of the MIE Group under the terms of the TPG SPA or the Sino Link SPA. );

(xviii)	(i) acquisition of the whole or any significant part of any business or undertaking or any shares in the capital, of a company, or formation of any subsidiary company or subsidiary undertaking, (ii) entering into any joint venture or partnership with any person, or (iii) engagement in any kind of overseas expansion, in each case, exceeding US$20,000,000 in total expenditure or purchase price, as the case may be;

(xix)	any settlement of any material litigation, arbitration or administrative proceeding involving any member of the MIE Group in excess of US$3,000,000;

(xx)	the determination of the final price per Ordinary Share of the Company (or the aggregate price of the number of American Depositary Receipt, Global Depositary Receipt or other similar securities representing one Ordinary Share of the Company) to be offered in connection with any Qualified IPO (the “Per Share IPO Price”) if and only if such Per Share IPO Price multiplied by the total number of Ordinary Shares which TPG would hold (on an as converted basis in accordance with these Articles) upon the Qualified IPO of the Company would be less than the sum of (i) the difference between the Subscription Price (as defined in the TPG SPA) minus the Transaction Fees (as defined in the TPG SPA) plus (ii) thirty (30) percent per annum on such amount compounded on an annual basis from the Completion Date (as defined in the TPG SPA) through the closing date of such Qualified IPO of the Company; and

(xxi)	the delegation of any authority of the Board, or the agreement with any Person, conditionally or otherwise, to do any of the foregoing.
(d)	Each Director shall have one (1) vote and no Director shall have a casting vote.
VACATION OF OFFICE OF DIRECTOR
99.	The office of a Director shall be vacated:
(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is found a lunatic or becomes of unsound mind.
APPOINTMENT AND REMOVAL OF DIRECTORS
100.	Appointment of Directors. In the event of the appointment of a Director nominated in accordance with Article 70, the Members shall vote their Shares to cause the appointment to the Board of the Director so designated for appointment by the appropriate Member.

101.	Removal of Directors. A Director may be removed and replaced at any time by the Member(s) that has nominated such Director in accordance with the provisions of the Statute. If a Director becomes disqualified under applicable law, his position of Director shall be vacated and the Member that nominated such Director shall nominate a new Director in accordance with Article 70 and the Members shall vote their Shares to cause the election to the Board of any such new Director. In the event of such a removal and/or replacement of a Director in accordance with this Article 101 and Article 102, and subject always to the terms of Article 70, the Members shall vote their Shares to cause (i) the removal from the Board of the Director so designated for removal by the appropriate Member(s) and (ii) the election to the Board of any new Director so designated for election to the Board by the appropriate Member(s).

102.	Method of Nomination and Removal. Nominations and removals of Directors shall be by written memorandum signed by the relevant Member(s) and shall be effective from the time stated in the memorandum or, if no time is stated, from the time when the memorandum is lodged at the Company’s registered office.
PRESUMPTION OF ASSENT
103.	A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
[RESERVED]
104.	[Reserved].
SEAL
105.	(a)	The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.
(b)	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)	A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.
OFFICERS
106.	The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.
DIVIDENDS, DISTRIBUTIONS AND RESERVE
107.	Subject to the Statute and these Articles, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefore.

108.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

109.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

110.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

111.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

112.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

113.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

114.	No dividend or distribution shall bear interest against the Company.

CAPITALISATION
115.	The Company may upon the recommendation of the Directors by ordinary resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.
BOOKS OF ACCOUNT
116.	The Directors shall cause proper books of account to be kept with respect to:
(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.
Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

117.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.
AUDIT
118.	The Company may at any Annual General Meeting appoint an Auditor or Auditors of the Company who shall hold office until the next Annual General Meeting and may fix his or their remuneration.

119.	The Directors may before the first Annual General Meeting appoint an Auditor or Auditors of the Company who shall hold office until the first Annual General Meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

120.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

121.	Auditors shall at the next Annual General Meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.
NOTICES
122.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.
123.	(a)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is posted as aforesaid.
(b)	Where a notice is sent by cable, telex, telecopy or electronic message, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation and to have been effected on the day the same is sent as aforesaid.
124.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

125.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

126.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:
(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members.

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and
No other person shall be entitled to receive notices of general meetings.
WINDING UP
127.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

128.	If the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.
INDEMNITY
129.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the wilful neglect or default of such Director, Officer or trustee.
FINANCIAL YEAR
130.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
AMENDMENTS OF ARTICLES
131.	Subject to the Statute and these Articles, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.
TRANSFER BY WAY OF CONTINUATION
132.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

EXHIBIT C
SHAREHOLDERS AGREEMENT

33

Dated This 10th Day of March 2010
By And Among
Tpg Star Energy Ltd.
Tpg Star Energy Co-invest LLC
Sino Link Limited
Harmony Energy Limited
Far East Energy Limited
MI Energy Corporation
AND
MIE Holdings Corporation

SECOND AMENDED AND RESTATED
SHAREHOLDERS’ AGREEMENT
in relation to
MIE HOLDINGS CORPORATION

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2

2.	RESTRICTIONS ON TRANSFERABILITY	10

3.	PREEMPTION RIGHTS	16

4.	[Intentionally left blank.]	17

5.	COVENANTS	18

6.	BOARD OF DIRECTORS	19

7.	MEETINGS OF SHAREHOLDERS	22

8.	DIVIDENDS	24

9.	ANNOUNCEMENTS AND CONFIDENTIALITY	24

10.	NOTICES	25

11.	GOVERNING LAW AND PRIORITY	27

12.	TERMINATION OF AGREEMENT	27

13.	ARBITRATION	28

14.	CERTAIN ADDITIONAL COVENANTS OF THE PARTIES	29

15.	MISCELLANEOUS	30

THIS SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made on the 10th day of March 2010 by and among
(1)	TPG STAR ENERGY LTD., an exempted company incorporated with limited liability in the Cayman Islands (“TPG Star”);

(2)	TPG STAR ENERGY CO-INVEST LLC, a limited liability company formed in the State of Delaware, United States (“TPG Co-invest”, and together with TPG Star, “TPG”);

(3)	HARMONY ENERGY LIMITED, a company incorporated in the British Virgin Islands (“Harmony”);

(4)	SINO LINK LIMITED, an exempted company incorporated in Cayman Islands with limited liability (“Sino Link”, and together with TPG and Harmony, each an “Investor” and together the “Investors”);

(5)	FAR EAST ENERGY LIMITED, a company incorporated in the Hong Kong Special Administration Region of the People’s Republic of China (“FEEL”);

(6)	MI ENERGY CORPORATION, an exempted company incorporated with limited liability in the Cayman Islands (“MIE”); and

(7)	MIE HOLDINGS CORPORATION, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”).
(The Investors and FEEL are hereinafter referred to collectively as the “Shareholders” and individually as a “Shareholder”. The Investors, FEEL, MIE and the Company are hereinafter referred to collectively as the “Parties” and individually as a “Party”).
WHEREAS, TPG, FEEL, the Company and MIE are parties to the Series A Preferred Shares Subscription and Put Option Agreement dated June 19, 2009 (as amended, the “TPG SPA”), pursuant to which TPG subscribed for 2,145,749 Series A Preferred Shares;
WHEREAS, Sino Link, FEEL, Zhang Ruilin (“Zhang”), Zhao Jiangwei (“Zhao”) and Shang Zhiguo (“Shang” and collectively with Zhang and Zhao, the “FEEL Shareholders”) entered into the Shares Purchase Agreement dated October 26, 2009 (the “Sino Link SPA”) pursuant to which Sino Link purchased 363,373 Series A Preferred Shares on the terms and subject to the conditions contained in the Sino Link SPA;
WHEREAS, Harmony, FEEL, Zhang Ruilin (“Zhang”), Zhao Jiangwei (“Zhao”) and Shang Zhiguo (“Shang” and collectively with Zhang and Zhao, the “FEEL Shareholders”) entered into the Shares Purchase Agreement dated February 5, 2010 (the “Harmony SPA”) pursuant to which Harmony purchased 3,642,512 Series B Preferred Shares on the terms and subject to the conditions contained in the Harmony SPA;
WHEREAS, the respective obligations of the parties under the Harmony SPA to be performed at the Completion (as defined in the Harmony SPA) are conditioned upon the execution and delivery of this Agreement by the Parties; and
WHEREAS, the Parties are desirous of entering into this Agreement to (i) terminate, supercede and replace the Amended and Restated Shareholders’ Agreement dated October 30,

2009 between FEEL, MIE, TPG, Sino Link and the Company in its entirety by this Agreement, and (ii) regulate the relationship of the Shareholders inter se and with the Company.
NOW THEREFORE, upon the terms and subject to the conditions stated herein, the Parties agree as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Agreement, the following words have the following respective meanings:

“Adjourned Meeting”	has the meaning given such term in Clause 6.10.

“Affiliate”	means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, including, without limitation, any general partner, officer, director, member, manager or employee of such Person and any investment fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person; provided, that (i) with respect to TPG, Affiliate shall include any other person that controls, is controlled by, or is under common control with TPG Star, L.P. and/or its Affiliates, (ii) with respect to Sino Link, Affiliate shall only include any other person that directly controls and holds a majority interest in Sino Link, (iii) with respect to Harmony, Affiliate shall include any other person that controls, is controlled by, or is under common control with Ever Union Capital Limited and/or its Affiliates, and (iv) with respect to FEEL, Affiliate shall include Zhang Ruilin and Zhao Jiangwei and each of their respective Affiliates.

“Agreement”	has the meaning given such term in the Preamble.

“Annual General Meeting”	has the meaning given such term in Clause 7.1.

“Board”	means the board of directors for the time being of the Company or the Directors present or deemed present at a duly convened meeting of the Directors at which a quorum is present.

“Business Day”	means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Hong Kong SAR or the People’s Republic of China.

“Chairman”	has the meaning given such term in Clause 6.8.

“CITIC KaWah Facility”	means the US$200,000,000 Transferable Term Loan and Revolving Credit Facility Agreement dated 28 July 2009 between MI Energy Corporation as borrower, CITIC Ka Wah Bank Limited as facility agent and offshore security agent, China CITIC

Bank Corporation Limited, Guangzhou Branch as onshore security agent, and the banks and other financial institutions named therein as lenders.

“Companies Law”	means the Companies Law (2007 Revision) of the Cayman Islands, as amended, and every statutory modification or reenactment thereof for the time being in force.

“Company”	has the meaning given such term in the Preamble.

“Company Employee Share Option Scheme”	has the meaning given such term in Clause 5.3.

“Competing Business”	means, in respect of any Person, any business engaged by such Person that competes, directly or indirectly, with the Company or any of its Subsidiaries.

“control”	means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person (whether through ownership interest, by contract or otherwise); provided, however, that, in any event, any Person that owns directly or indirectly more than fifty percent (50%) of the ordinary voting interests in such other Person shall be deemed to control such other Person.

“Cut-Off Date”	has the meaning given such term in Clause 2.2(b).

“Debt Settlement Transactions”	has the meaning given such term in the TPG SPA.

“Director”	means an appointed director of the Company, including, where applicable, an alternate director.

“Effective Date”	has the meaning given such term in the Amendment.

“Electing Offeree”	has the meaning given such term in Clause 2.2(b).

“Encumbrance”	means any deed to secure debt, assignment, security right, pledge, lien, charge, option, encumbrance and claim or right of any kind of third Persons, whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future, and in relation to shares in the issued shares capital of a company, any right to appoint a proxy, exercisable by any party other than the holder of such shares.

“Extended Cut-Off Date”	has the meaning given such term in Clause 2.2(c).

“Extended Preemption Cut-Off	has the meaning given such term in Clause 3.2(b).

Date”

“FEEL”	has the meaning given such term in the Preamble.

“FEEL Directors”	has the meaning given such term in Clause 6.2(b).

“FEEL Shareholders”	has the meaning given such term in the Recitals.

“General Meeting”	means any general meeting of the Shareholders.

“Harmony”	has the meaning given such term in the Preamble.

“Harmony SPA”	has the meaning given such term in the Recitals.

“HKIAC”	has the meaning given such term in Clause 13.2.

“Indebtedness”	means all (i) funded indebtedness of the Company and its Subsidiaries, including, (A) all funded obligations for borrowed money, (B) funded obligations evidenced by bonds, notes, debentures, loan agreements or similar instruments, (C) otherwise as an account party in respect of or arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (ii) the aggregate amount required to be capitalized under leases under which the Company or any of its Subsidiaries is the lessee, (iii) obligations of the Company or any of its Subsidiaries for deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), and (iv) all accrued and unpaid interest on any of the foregoing.

“Investor” or “Investors”	have the meanings given such terms in the Preamble.

“JMC Budget”	means an annual budget as approved by the Joint Management Committee under the Company’s existing production sharing contracts with China National Petroleum Corporation.

“Joint Management Committee”	has the meaning given such term in the Production Sharing Contracts.

“Management Accounts”	means the unaudited management accounts of the Company and of each of the Company’s Subsidiaries, in the agreed form.

“Material Subsidiary”	means MIE and any other member of the MIE Group having more than 10% of the assets of the MIE Group as shown in the latest financial statements of that entity.

“MIE”	has the meaning given such term in the Preamble.

“MIE Group”	means the Company, its Subsidiaries and other entities controlled directly or indirectly by the Company.

“MIE Loan”	has the meaning given such term in the TPG SPA.

“Minimum Shareholding Percentage”	means a Shareholding Percentage of not less than five percent (5%).

“New Securities”	means Shares or rights, option, warrants or other securities convertible into or exercisable or exchangeable for Shares after the date of this Agreement, other than Shares issued or issuable:
(a)	pursuant to the Company Employee Share Option Scheme in accordance with Clause 5.3;

(b)	upon conversion of the Series A Preferred Shares or the Series B Preferred Shares;

(c)	as a dividend or other distribution on the Series A Preferred Shares or the Series B Preferred Shares;

(d)	pursuant to a Qualified IPO; and

(e)	in connection with any stock split or stock dividend.

“Non-Competing Person”	means any Person that is not engaged, directly or indirectly, in a Competing Business, it being understood that TPG, Harmony and Sino Link are Non-Competing Persons.

“Non-Offering Shareholders”	has the meaning given such term in Clause 2.2(a).

“Notices”	has the meaning given such term in Clause 10.

“OFAC”	has the meaning given such term in Clause 14.5.

“Offered Shares”	has the meaning given such term in Clause 2.2(a).

“Offering Shareholder”	has the meaning given such term in Clause 2.2(a).

“Ordinary Shares”	means the ordinary shares, US$0.01 par value each, of the Company.

“Participant”	has the meaning given such term in Clause 2.3(b).

“Party” or “Parties”	have the meanings given such terms in the Preamble.

“Person”	means any natural person, individual, partnership, joint venture, company, corporation, trust, estate, juridical entity, firm, association, statutory body, unincorporated organization, or governmental authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Pre-Approved Affiliate Transaction”	has the meaning given such term in the TPG SPA.

“Preemption Cut-Off Date”	has the meaning given such term in Clause 3.2(a).

“Preferred Shares”	means the Series A Preferred Shares and the Series B Preferred Shares.

“Production Sharing Contracts”	has the meaning given such term in the TPG SPA.

“Proposed Transfer”	means any Transfer of any Shares proposed by any Shareholder.

“Prospective Transferee”	means any Person to whom a Shareholder proposes to make a Proposed Transfer, including a Proposed Transfer by FEEL pursuant to Clause 2.3.

“Qualified IPO”	means an underwritten public offering by the Company of its Shares on a Recognised Stock Exchange pursuant to a prospectus or offering circular under applicable securities laws resulting in the shares of the Company becoming freely tradable.

“Recognised Stock Exchange”	means NASDAQ, the New York Stock Exchange, the Toronto Stock Exchange, the Australian Securities Exchange, the Euronext Paris, the Tokyo Stock Exchange, the Deutsche Borse, or the main board of any of the Stock Exchange of Hong Kong Limited, the Singapore Stock Exchange or the London Stock Exchange, or any other stock exchange of equal standing reasonably agreed by TPG.

“Remaining New Securities”	has the meaning given such term in Clause 3.2(c).

“Required Shareholding Ownership Expiration Date”	has the meaning given such term in Clause 14.3.

“Reserved Matter”	means any of the matters affecting the MIE Group set forth in Schedule 1.

“Restated Articles”	means the Fourth Amended and Restated Memorandum and Articles of the Company, as set out in Exhibit B to the Harmony SPA (as may be amended from time to time).

“Scheduled Completion Date”	has the meaning given such term in Clause 2.2(e).

“Series A Preferred Shareholder”	means each holder of the Series A Preferred Shares.

“Series A Preferred Shares”	means the Series A Preferred Shares, US$0.01 par value each, in the Company having the rights attached thereto as set out in the Restated Articles.

“Series B Preferred Shareholders”	means each holder of the Series B Preferred Shares.

“Series B Preferred Shares”	means the Series B Preferred Shares, US$0.01 par value each, in the Company having the rights attached thereto as set out in the Restated Articles.

“Shareholders”	means FEEL, TPG, Harmony and Sino Link, and each Person to whom the rights of a Shareholder are assigned pursuant to Clause 15.1, each Person who hereafter becomes a signatory to this Agreement pursuant to Clause 2.6 and any one of them, as the context may require.

“Shareholding Effective Date”	has the meaning given such term in Clause 2.1.

“Shareholding Percentage”	means, with respect to any Shareholder, the ratio (expressed as a percentage) of the number of Shares held by such Shareholder to the aggregate number of all the issued Shares. For the purposes of determining the number of Shares held by the Shareholders, all Series A Preferred Shares and the Series B Preferred Shares shall be deemed to have been converted into Ordinary Shares at the then-applicable conversion ratio.

“Shares”	means the Ordinary Shares, the Series A Preferred Shares, the Series B Preferred Shares, and any other shares of the Company, whether fully or partly paid.

“Sino Link”	has the meaning given such term in the Preamble.

“Sino Link SPA”	has the meaning given such term in the Recitals.

“Subsidiary”	means, with respect to any Person:
(a)	any company or corporation more than fifty percent (50%) of whose shares of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such company or corporation (irrespectively of whether or not at the time shares of any class or classes of such company or corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person; and

(b)	any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more

Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Tag-Along Notice”	has the meaning given such term in Clause 2.3(a).

“Tag-Along Offer”	has the meaning given such term in Clause 2.3(a).

“Tag-Along Offer Purchase Price”	means the higher of (x) the weighted average price per Share of the aggregate Shares (i) to be Transferred by the Tag-Along Seller to the Prospective Transferee pursuant to Clause 2.3 and (ii) Transferred by the Tag-Along Seller and its Affiliates during the 12-month period prior to the date of the Tag-Along Notice and (y) the price per Share of the Shares to be transferred by the Tag-Along Seller to the Prospective Transferee pursuant to Clause 2.3.

“Tag-Along Seller”	has the meaning given such term in Clause 2.3(a).

“TPG”	has the meaning given such term in the Preamble.

“TPG Director”	has the meaning given such term in Clause 6.2(a).

“TPG SPA”	has the meaning given such term in the Recitals.

“Trade Sale”	means a sale of all of the Shares.

“Transfer”	means the direct or indirect sale (including by merger or sale of equity of a Person or an Affiliate of a Person having shares), offer to sell, pledge, mortgage, encumbrance, gift, assignment, transfer or disposition of Shares, or any rights or interest therein or afforded thereby, or entering into any contract or agreement to do any of the foregoing, voluntarily or involuntarily.

“Transfer Notice”	has the meaning given such term in Clause 2.2(a).

“Transaction Agreements”	has the meaning given such term in the TPG SPA.

“UNCITRAL Rules”	has the meaning given such term in Clause 13.2(a).

“US$”	means the lawful currency of the United States of America.

“Voting Percentage”	means, with respect to any Shareholder at any particular time, the ratio (expressed as a percentage) of the number of votes which may be cast at that time at a meeting of the shareholder of the Company in relation to Shares owned, directly or indirectly, by such Shareholder and its Affiliates to the aggregate number of all the votes which may be cast at that time at any such meeting of the shareholders in relation to all issued Shares.
1.2	Principles of Construction.

(a)	Any document expressed to be in “agreed form” means a document in or substantially in the form approved by, and signed for identification purposes by or on behalf of, all the Parties.

(b)	The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)	The words “include,” “including” and “among other things” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of similar import.

(d)	Unless the context clearly requires otherwise, “or” is not exclusive.

(e)	All references herein to a Party’s “knowledge” shall mean, with respect to the matter in question, if such Party (or any of the executive officers of such Party) has, or would reasonably be expected to have, after conducting a reasonable investigation, actual knowledge of the matter.

(f)	Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement.

(g)	References to the Preamble, Recitals, Clauses and Schedules are to the preamble, recitals and clauses of and schedules to this Agreement.

(h)	The headings are for convenience only and shall not affect the interpretation hereof.

(i)	Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate.

(j)	This Agreement is the result of negotiations between, and has been reviewed by, the respective Parties. Accordingly, this Agreement shall be deemed to be the product of all Parties thereto, and there shall be no presumption that an ambiguity should be construed in favor of or against any of the Shareholders, MIE or the Company, as the case may be, thereto solely as a result of such Party’s actual or alleged role in the drafting of any such agreement.

(k)	Any reference in this Agreement to a Transaction Agreement shall include any schedules and exhibits attached to it and shall include that Transaction Agreement as amended, modified or supplemented from time to time and any document which amends, modifies or supplements that Transaction Agreement.

(l)	This Agreement may be translated into one or more languages other than English. In the event of any inconsistency or contradiction between the texts, this English text shall prevail.

2.	RESTRICTIONS ON TRANSFERABILITY

2.1	Transfer Restrictions.
(a)	Prior to the date falling one (1) year after the date on which a Shareholder becomes a Shareholder of the Company (“Shareholding Effective Date”), no Shareholder or any Affiliate of such Shareholder shall Transfer any of its Shares; provided, however, that:
(i)	TPG and its Affiliates may Transfer Shares to one (1) or more limited partners of TPG Star, L.P. or its Affiliates for a minimum of US$10,000,000 per Person, so long as, after giving effect to all such Transfers, TPG and its Affiliates hold Shares having a Shareholding Percentage of at least six percent (6%);

(ii)	Harmony may Transfer Shares to one (1) or more of its Affiliates for a minimum of US$10,000,000 per Person; and

(iii)	any Transfer effected by any Shareholder in accordance with Clauses 2.2, 2.3 or 2.7 of this Agreement, Clause 7 of the TPG SPA and Clause 4 of the Sino Link SPA shall be permitted.
(b)	On and after the date falling one (1) year after the Shareholding Effective Date, no Shareholder or any Affiliate of such Shareholder shall Transfer any of its Shares; provided,however, that:
(i)	subject to Clause 14.3, any Transfer effected by any Shareholder in accordance with Clauses 2.2, 2.3 or 2.7 of this Agreement, Clause 7 of the TPG SPA or Clause 4 of the Sino Link SPA shall be permitted.
(c)	At any time but subject to Clause 14.3, FEEL may Transfer Shares having an aggregate Shareholding Percentage of up to five percent (5%) to persons who are bona fide directors, officers or employees of the Company or MIE as of the date hereof, but any such Transfer of Shares to any one director, officer or employee shall not result in any one such transferee holding an aggregate Shareholding Percentage exceeding two percent (2%).
2.2	Right of First Refusal.
(a)	Except for a Transfer in accordance with Clause 2.1(a), 2.1(b), 2.1(c), 2.3 or 2.7 of this Agreement, Clause 7 of the TPG SPA or Clause 4 of the Sino Link SPA, if at any time, any Shareholder (an “Offering Shareholder”) desires to Transfer (upon the terms and conditions under this Agreement) all or part of its Shares (the “Offered Shares”) to a Prospective Transferee, the other Shareholders (the “Non-Offering Shareholders”) shall have the right of first refusal to purchase the Offered Shares upon the terms and subject to the conditions hereinafter provided. Prior to any Proposed Transfer of Offered Shares, the Offering Shareholder shall deliver to each Non-Offering Shareholder (with a copy to the Company) a written irrevocable bona fide offer to sell the Offered Shares to the Non-Offering Shareholders stating the number of Shares to be sold, the price and terms thereof (which shall not include any warranties or indemnities (other than capacity and authority) from the transferee) and the identity of the Prospective Transferee (a “Transfer Notice”).

(b)	Each Non-Offering Shareholder shall have a period of thirty (30) days after receipt of a Transfer Notice within which to elect to purchase its pro rata share (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of all Non-Offering Shareholders) of any or all such Offered Shares on the terms offered to the Prospective Transferee in the Transfer Notice, which election shall be made by an irrevocable written notice delivered by each electing Non-Offering Shareholder to the Offering Shareholder (with a copy to the Company and each of the other Non-Offering Shareholders). The last day of such 30-day period is hereinafter referred to as the “Cut-Off Date”. Any new terms, conditions or price offered by the Offering Shareholder to any Non-Offering Shareholder during such 30-day period shall be offered to each Non-Offering Shareholder and shall be set forth in a new Transfer Notice to each such Non-Offering Shareholder, which new Transfer Notice shall trigger a new 30-day period as provided above. Any election to purchase the Offered Shares must be in accordance with the terms of the Transfer Notice then in effect, and otherwise must be unconditional (except that such purchase may be subject to the prior receipt of statutory or regulatory approvals necessary to complete such purchase). Non-Offering Shareholders who elect to purchase the Offered Shares pursuant to this Clause 2.2(b) are hereinafter referred to individually as an “Electing Offeree” and collectively as the “Electing Offerees”.

(c)	If some, but not all, of the Non-Offering Shareholders do not elect to purchase their pro rata share of the Offered Shares by the Cut-Off Date, each of the Electing Offerees shall have the right, exercisable for a period of fifteen (15) days after the Cut-Off Date (the last day of which shall be the “Extended Cut-Off Date”), to purchase all or any portion of the Offered Shares not purchased by the Electing Offerees pursuant to Clause 2.2(b) pro rata (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the other Electing Offerees).

(d)	The consideration for such Offered Shares shall be paid in full in cash, or in such other form as may be agreed between the Offering Shareholder and the Electing Offerees.

(e)	The completion of each such purchase shall take place on the thirtieth (30th) day after the Cut-Off Date or Extended Cut Off Date (as the case may be), or if such day is not a Business Day, then on the next such Business Day (the “Scheduled Completion Date”). The Scheduled Completion Date may be amended upon the mutual agreement of the Offering Shareholder and the Electing Offerees, and in any case shall be extended to the extent necessary in order to comply with applicable laws and regulations (including obtaining any necessary governmental approvals for the Transfer of such Offered Shares). On or before the relevant Scheduled Completion Date, the Offering Shareholder shall surrender the certificate or certificates representing the Offered Shares to be purchased on such Scheduled Completion Date (or, if such Offering Shareholder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Electing Offerees, against payment in full of the consideration for such Offered Shares in accordance with the provisions in this Clause 2.2.

(f)	Upon any election of the right to purchase such Offered Shares by an Electing Offeree, the Offering Shareholder and such Electing Offeree shall use their reasonable best efforts to secure any approvals required in connection therewith.

(g)	Notwithstanding the foregoing, if the Non-Offering Shareholders have not exercised their right to purchase all the Offered Shares by the end of the Cut-Off Date or the collective Electing Offerees have not offered to purchase all of the Offered Shares by the end of the Extended Cut-Off Date, then the Non-Offering Shareholders shall be deemed to have forfeited any right to purchase such Offered Shares, and the Offering Shareholder shall be free to sell all, but not less than all, of the Offered Shares to the Prospective Transferee substantially on the terms and conditions set forth in the Proposed Transfer Notice not later than the sixtieth (60th) day after the Cut-Off Date or the Extended Cut-Off Date, as the case may be.

(h)	If the Electing Offeree(s) fail(s) to complete the purchase of all of the Offered Shares on the Scheduled Completion Date in accordance with the terms of this Agreement and the applicable Transfer Notice and such failure is not remedied within seven (7) days of the Scheduled Completion Date, then the Offering Shareholder may sell all (but not less than all) of the Offered Shares to the Prospective Transferee not later than the sixtieth (60th) day after the Scheduled Completion Date. If the necessary governmental approvals to an Electing Offeree’s purchase of any Offered Shares are not obtained within a reasonable period of time after the end of the 60-day period following the Cut-Off Date or the Extended Cut-Off Date, as the case may be, such Offered Shares must be re-offered to the Non-Offering Shareholders (other than the Electing Offeree) as Offered Shares under this Clause 2.2.

(i)	Any sale to a Prospective Transferee pursuant to either Clause 2.2(g) or Clause 2.2(h) shall be on terms and conditions (including, without limitation, the price per Share) no more favourable to such Prospective Transferee than those set forth in the applicable Transfer Notice received by the Non-Offering Shareholders, and the Offering Shareholder must sell all of the Offered Shares and not some only. Concurrently with any such sale to a Prospective Transferee who is not then a party to this Agreement and, as a condition precedent for such Transfer, such Prospective Transferee shall comply with the provisions of Clause 2.6.

(j)	If all of the Offered Shares are not sold to any Person within the 60-day period specified in Clause 2.2(g) or Clause 2.2(h), then the rights of the other Shareholders under this Clause 2.2 shall be fully restored and reinstated as if such offer had never been made and the Offering Shareholder must again follow the procedures set forth in this Clause 2.2 prior to the sale of any of its Shares to any Person, except for Transfers otherwise permitted by this Agreement.
2.3	Tag-Along Rights.
(a)	Except for a Transfer pursuant to Clause 2.1(a), 2.1(b), 2.1(c), or 2.7 of this Agreement, Clause 7 of the TPG SPA, or Clause 4 of the Sino Link SPA, and subject always to Clause 2.2, if at any time FEEL (”Tag-Along Seller”) proposes to Transfer Shares to a Prospective Transferee that, when aggregated with all other Shares Transferred by such Tag-Along Seller and its Affiliates, would result in such Tag-Along Seller owning less than fifty percent (50%) of the then total issued and outstanding Shares, such Tag Along Seller shall promptly give written notice to the Company (“Tag-Along Notice”) and each of the other Shareholders at least forty-five (45) days prior to the completion of such Transfer and shall cause the Prospective Transferee to make an offer for all of the Shares of such other Shareholders on the same terms and conditions of the Proposed Transfer (provided that the Investors shall only provide customary representations of title and capacity excluding any representations or warranties with respect to the business, assets or liabilities or financial condition of the Company) (the “Tag-Along Offer”), except that the price per Share pursuant to the Tag-Along Offer shall be the Tag-Along Offer Purchase Price. The Tag-Along Notice shall describe in reasonable detail the Proposed Transfer including, without limitation, the class and number of Shares to be sold, the price and terms thereof and the identity of the Prospective Transferee and attach a copy of the Tag-Along Offer. Any subsequent Transfers of Shares by persons other than the Investors shall be subject to the same tag-along right under this Clause 2.3.

(b)	Each non-Transferring Shareholder shall have a period of twenty (20) days after receipt of a Tag-Along Notice within which to accept the Tag-Along Offer, which acceptance shall be made by an irrevocable written notice delivered by each electing non-Transferring Shareholder (each, a “Participant”) to the Tag-Along Seller and the Prospective Transferee (with a copy to the Company and each of the other non-Transferring Shareholders). No holders of Series A Preferred Shares or Series B Preferred Shares shall be entitled to sell Series A Preferred Shares or Series B Preferred Shares pursuant to this Clause 2.3, but shall be permitted to convert or exercise its applicable portion of Series A Preferred Shares or Series B Preferred Shares for Ordinary Shares concurrently with, and subject to, the consummation of the Proposed Transfer, in which case each of the other Shareholders shall take all such steps necessary to be taken by each of them respectively in order to give effect to such conversion or exercise.

(c)	Each Participant shall effect its participation in the Transfer by delivering to the Tag-Along Seller (to hold in trust as agent for such Participant), at least three (3) Business Days prior to the date scheduled for such Transfer as set forth in the Tag-Along Notice, one (1) or more share transfer certificate(s) duly executed by the Participant, together with any share certificates, representing the Shares which such Participant is entitled to Transfer in accordance with Clause 2.3(b). Such certificate or certificates or other instruments, as applicable, shall be delivered by the Tag-Along Seller to the Proposed Transferee on the date scheduled for such Transfer in consummation of the Transfer pursuant to the terms and conditions specified in the Transfer Notice and such Proposed Transferee shall remit to each such Participant the portion of the sale proceeds to which such Participant is entitled by reason of its participation in such sale. The completion of the Transfer by the Tag-Along Seller and the Transfer by each Participant shall occur simultaneously. The Tag-Along Seller and the Participants shall be responsible for their respective pro rata portions of the aggregate transaction costs and expenses incurred by the Tag-Along Seller and the Participants in connection with such Transfers and the Tag-Along Seller and the Participants shall reimburse the other to the extent required to give effect to such expense allocation. For purposes of this Clause 2.3(c), “pro rata portion” shall mean for each Participant a fraction, the numerator of which is the number of Shares to be Transferred by such Participant pursuant to this Clause 2.3 and the denominator of which is the total number of Shares to be Transferred pursuant to this Clause 2.3.
(d)	The non-exercise of the rights of any of the non-Transferring Shareholders to participate in one (1) or more Transfers of Shares under this Clause 2.3 shall not adversely affect its right to participate in subsequent Transfers of Shares subject to this Clause 2.3.

(e)	The Tag-Along Seller shall not be permitted to Transfer Shares in circumstances where Clause 2.3 is applicable unless the sale of Shares by Participants exercising their rights under this Clause 2.3 is effected simultaneously, and any attempted Transfer by the Tag-Along Seller in violation hereof shall be null and void.

(e)	Notwithstanding anything contained in this Clause 2.3 to the contrary, there shall be no liability on the part of the Tag-Along Seller to any other Shareholder in the event no Shares are sold (by any of the Tag-Along Seller or any Participant) to the Proposed Transferee even if the provisions of this Clause 2.3 have been triggered.
2.4	Restrictive Legend.

Each certificate representing the Shares or any other securities issued in respect of the Shares upon any stock splits, stock dividend, recapitalisation, merger or similar event, shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legends required by agreement or by applicable securities laws):

THE SHARES REPRESENTED BY THIS SHARE CERTIFICATE ARE SUBJECT TO AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT DATED AS OF MARCH 10, 2010, AMONG THE HOLDER OF THIS CERTIFICATE, CERTAIN OTHER SHAREHOLDERS OF THE COMPANY, MI ENERGY CORPORATION, AND THE COMPANY.

2.5	Authorisation; Effect of Failure to Comply.

(a)	The Shareholders shall cause the Company to take any and all steps for and on behalf of a transferring Shareholder to give effect to the Transfer of Shares pursuant to this Clause 2.

(b)	Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each Party acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other Parties for which monetary damages alone could not adequately compensate. Therefore, the Parties unconditionally and irrevocably agree that any non-breaching Party shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other Transfers of Shares not made in strict compliance with this Agreement).

(c)	If any Shareholder becomes obligated to sell any Offered Shares to any Exercising Offeree under this Agreement and fails to deliver a share transfer certificate duly executed by the Shareholder, together with any share certificates, representing such purchased Offered Shares and Transfer the Offered Shares in accordance with the terms of this Agreement, such Exercising Offeree may, at its option, in addition to all other remedies it may have, send to such Shareholder the purchase price for such Offered Shares as is herein specified and request the Company to redeem and cancel on its books the relevant Shares to be sold and issue the relevant Shares to such Exercising Offeree.
2.6	Adherence on Transfer or Issue.
(a)	Any Transfer of Shares (other than a Transfer of Shares pursuant to Clause 2.1(c)) shall require the prior adherence by the transferee to the terms of this Agreement. The transferee to whom a Shareholder is to Transfer Shares shall execute and deliver to each other Shareholder and the Company an agreement of adherence to this Agreement, in form and substance reasonably satisfactory to the Company, indicating such transferee’s agreement to be bound by the terms hereof in the same manner as the transferring Shareholder and shall thereby become bound by the terms and conditions of this Agreement as a Party and a Shareholder hereunder and be entitled to the same rights to the same extent and in the same manner as the transferring Shareholder.

(b)	Any issue of Shares by the Company to a Person who is not already a Party and a Shareholder shall require the prior adherence by such Person to the terms of this Agreement. Such Person shall execute and deliver to each Shareholder and the Company an agreement of adherence to this Agreement, in form and substance reasonably satisfactory to the Company, and shall thereby become bound by the terms and conditions of this Agreement as a Party and a Shareholder hereunder and be entitled to the same rights to the same extent and in the same manner as a Shareholder.
2.7	Exempt Transfers.

(a)	Notwithstanding anything to the contrary herein, the foregoing provisions of this Clause 2 shall not apply to a Transfer by a Shareholder of all or part of its Shares to an Affiliate provided, however, that any such Transfer shall be in accordance with each of the following terms:
(1)	such Shareholder shall provide written notice of such Transfer to each other Shareholder;

(2)	the transferee to whom the Shareholder is to Transfer the Shares is a Non-Competing Person and shall execute and deliver to each other Shareholder and the Company an adherence agreement to this Agreement, in form and substance reasonably satisfactory to the Company, indicating such transferee’s agreement to be bound by the terms hereof and shall thereby become bound by the terms and conditions of this Agreement as a Party and a Shareholder hereunder in the same manner as the transferring Shareholder and be entitled to the same rights to the same extent and in the same manner as the transferring Shareholder;

(3)	such Shareholder shall remain bound by its obligations under this Agreement; and

(4)	if any such transferee Affiliate shall cease to be an Affiliate of such Shareholder, any Shares held by such transferee shall be promptly retransferred to such Shareholder or transferred to another of such Shareholder’s Affiliates.
(b)	Notwithstanding anything to the contrary herein, the provisions of this Clause 2 shall not apply to (i) the sale of Shares pursuant to a Qualified IPO or any Transfer after a Qualified IPO; and (ii) the creation of Encumbrances over the Shares pursuant to the CITIC KaWah Facility.
3.	PREEMPTION RIGHTS

3.1	Preemption Rights. The Company hereby grants to each Shareholder the right to purchase a pro rata portion (based on its Shareholding Percentage) of New Securities that the Company may, from time to time propose to sell and issue.

3.2	Preemption Rights Procedure. The preemption rights granted under this Clause 3 shall be subject to the following provisions:
(a)	In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Shareholder written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same. Each Shareholder shall have thirty (30) days after receipt of such notice (the “Preemption Cut-Off Date”) to agree to purchase up to its pro rata portion (based on its Shareholding Percentage) of such New Securities at the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If a Shareholder fails to exercise the right to purchase its full pro rata portion (based on its Shareholding Percentage) of the New Securities, each of the other participating Shareholders may exercise an additional right to purchase, on a pro rata basis (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the participating Shareholders), the New Securities not previously purchased.

(b)	If some (but not all) of the Shareholders do not elect to purchase their pro rata portion of such New Securities by the Preemption Cut-Off Date, each of the participating Shareholders shall have the right, exercisable for a period of fifteen (15) days after the Preemption Cut-Off Date (the last day of which shall be the “Extended Preemption Cut-Off Date”), to purchase all or any portion of the New Securities not purchased by the participating Shareholders pursuant to Clause 3.2(a) pro rata (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the other participating Shareholders).

(c)	If none of the Shareholders have exercised their right to purchase the New Securities by the end of the Preemption Cut-Off Date or the collective participating Shareholders have not offered to purchase all of the New Securities by the end of the Extended Preemption Cut-Off Date (such unpurchased New Securities, the “Remaining New Securities”), then the Company may sell all (but not less than all) of the Remaining New Securities to a third Person.

(d)	Regardless of whether the Shareholders exercise their preemption rights granted under this Clause 3 by the Preemption Cut-Off Date or the Extended Preemption Cut-Off Date (as the case may be), the Company shall have sixty (60) days after the Extended Preemption Cut-Off Date to sell (or enter into an agreement pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) the New Securities at a price and upon terms no more favourable to the purchasers thereof than specified in the Company’s notice to the Shareholders, provided that such purchaser(s) shall execute and deliver to each other Shareholder and the Company an instrument of ratification and accession to this Agreement, in form and substance satisfactory to the Shareholders, indicating such purchaser’s agreement to be bound by the terms hereof and shall thereby become bound by the terms and conditions of this Agreement. In the event the Company has not sold the New Securities within such 60-day period (or sold and issued New Securities in accordance with the foregoing within sixty (60) days from the date of such agreement) the Company shall not thereunder issue or sell any New Securities without first offering such New Securities to the Shareholders in the manner provided above. The completion of the sale of New Securities to the participating Shareholders and other purchasers shall occur simultaneously.

(e)	The preemption rights granted under this Clause 3 shall expire immediately upon the occurrence of a Qualified IPO or a Trade Sale.
4.	[Intentionally left blank.]

5.	COVENANTS

5.1	Information Rights. The Company shall furnish to each Shareholder having, when aggregated with the Shareholding Percentages of its Affiliates, a Minimum Shareholding Percentage, provided, however, that so long as Sino Link holds Shares of the Company, the Company shall also furnish to Sino Link:
(a)	monthly Management Accounts (where available) and quarterly operations reports within thirty (30) days of the end of each quarterly period, each prepared in a manner consistent with the manner in which such accounts and reports were prepared prior to the date thereof;

(b)	annual audited financial reports (including the notes, reports, statements and other documents which are required by law or applicable accounting standards to be, or are otherwise, annexed to the same) of the Company and of each of the Company’s Subsidiaries, and any revisions and/or supplements to the same, within one hundred and twenty (120) days of the end of each financial year, prepared in a manner consistent with the manner in which such reports were prepared prior to the date thereof;

(c)	annual budgets (including the notes, reports, statements and other documents which are annexed to the same) of the Company and of each of the Company’s Subsidiaries, and any updates, revisions and/or supplements to the same, within thirty (30) days after finalization of the annual budget prepared in the ordinary course of business and in a manner consistent with the manner in which the JMC Budgets were prepared prior to the date thereof; and

(d)	any other information required to be furnished to shareholders of an exempted company under the laws of the Cayman Islands.
5.2.	Access to Company Records. The Company shall furnish to each Shareholder having, when aggregated with the Shareholding Percentages of its Affiliates, a Minimum Shareholding Percentage with reasonable visitation and inspection rights to any of the properties of the Company and its Subsidiaries, including the books of account, and the right to discuss the Company’s and its Subsidiaries’ business affairs, finances and accounts with the Company’s and its Subsidiaries’ officers or directors, at such times as such Shareholder may reasonably request.

5.3	Employee Share Option Scheme. The Company shall adopt an employee incentive scheme pursuant to which the Company may issue Shares or options for Shares constituting up to 5% of the share capital of the Company as of the date hereof pursuant to a plan approved by the Board (“Company Employee Share Option Scheme”), provided that such issuance of Shares or options for Shares shall not result in any one person receiving such Shares holding an aggregate Shareholding Percentage exceeding 2%.

5.4	Offshore Payments. The Company and MIE shall ensure that all revenues relating to the Daan Production Sharing Contract is paid in US$ into a bank account established outside of the PRC (an “Offshore Bank Account”) in the name of MIE, but only to the extent required by the CITIC KaWah Facility or to the extent that such remittance to an Offshore Bank Account is commercially reasonable for the operation of MIE’s business. Subject to the required approvals being obtained, which approvals the Company and MIE shall use their commercially reasonable endeavours to obtain as soon as reasonably practicable in accordance with the CITIC KaWah Facility, the Company and MIE shall further ensure that all revenues relating to all other Production Sharing Contracts to which any member of the MIE Group is or may in the future be a party is paid in US$ into an Offshore Bank Account in the name of the relevant member of MIE Group, but only to the extent required by the CITIC KaWah Facility or to the extent that such remittance to an Offshore Bank Account is commercially reasonable for the operation of the relevant member of MIE Group.
5.5	General Covenants. Each of the Company and MIE shall use their commercially reasonable endeavours to carry out the following matters within six (6) months of the date of the completion under the TPG SPA:
(a)	following completion of the amendment to the MIE Business License pursuant to (a)(i) above, apply to Beijing SAFE to change the description of business scope and operation term recorded on MIE’s foreign exchange registration certificate to be consistent with the MIE Business License;

(b)	register in the PRC trademarks and other intellectual property rights of MIE;

(c)	enter into appropriate employment contracts with all senior employees of MIE to the standard required to satisfy requirements for a listing on a Recognised Stock Exchange;

(d)	cause the FEEL Shareholders to file the details of the Debt Settlement Transactions and the related capital change in MIE Group with, and to the extent practicable or permissible, obtain all necessary registrations related thereto from, Jilin SAFE; and

(e)	adopt and establish internal and management controls of the Company and MIE to the standard required to satisfy requirements for a Qualified IPO.
5.6	Termination of Rights. The rights granted under Clauses 5.1 and 5.2 shall expire immediately upon the occurrence of a Qualified IPO or a Trade Sale.

6.	BOARD OF DIRECTORS

6.1	Number of Directors. The number of Directors holding office at any one time shall be five (5), unless otherwise agreed by all of the Shareholders.

6.2	Board Composition. So long as the Company is not listed on any stock exchange, the Board shall be comprised of members nominated by the Shareholders whereby the number of nominated Directors by each Shareholder shall be as nearly as practicable in proportion to such Shareholder’s Shareholding Percentage (for which purposes a Shareholder may aggregate the Shareholding Percentages of some or all of its Affiliates provided those Affiliates do not also exercise their nomination rights) provided that any Director nominated by a Shareholder shall have acceptable qualifications to serve on the Board, and provided further that:

(a)	so long as TPG and its Affiliates shall have an aggregate Shareholding Percentage of at least five percent (5%), at least one (1) Director will be nominated by TPG (the “TPG Director” ) ; and

(b)	Four (4) Directors will be nominated by FEEL (the “FEEL Directors”), so long as FEEL or its Affiliates shall remain a Shareholder;
provided, however, that FEEL shall always be entitled to nominate a majority of the Directors so long as FEEL and its Affiliates holds a majority of the Shareholding Percentage of the Company.

6.3	Appointment of Directors. In the event of the appointment of a Director nominated in accordance with Clause 6.2, the Shareholders shall vote their Shares to cause the appointment to the Board of the Director so designated for appointment by the appropriate Shareholder.

6.4	Removal of Directors. A Director may be removed and replaced at any time by the Shareholder that has nominated such Director in accordance with the provisions of the Companies Law. If a Director becomes disqualified under applicable law, his position of Director shall be vacated and the Shareholder that nominated such Director shall nominate a new Director in accordance with Clause 6.2 and the Shareholders shall vote their Shares to cause the election to the Board of any such new Director.

6.5	Method of Nomination and Removal. Nominations and removals of Directors shall be by written memorandum signed by the relevant Shareholder(s) and shall be effective from the time stated in the memorandum or, if no time is stated, from the time when the memorandum is lodged at the Company’s registered office.

6.6	Alternate Directors. A Director may at any time appoint another Person (including another Director) to be his alternate and attend and vote at any meeting of the Board at which the appointing Director is absent. Any such appointment shall be in writing (by letter or facsimile) and shall be in effect until terminated by the appointing Director, whether in such writing or a subsequent writing or until the Director ceases to be a director whichever is earlier.

6.7	Obligations Toward Directors. The Company shall:
(a)	enter into a customary indemnification agreement with each of its Directors and officers;

(b)	obtain directors and officers liability insurance in an amount and on terms approved by the Board and by TPG; and

(c)	reimburse the Directors for all reasonable out-of-pocket expenses, including travel expenses, incurred by the Directors in connection with attending meetings of the Board.
6.8	Chairman. The Chairman of the Board (the “Chairman”) shall be one of the FEEL Directors. The Chairman shall chair all meetings of the Board; provided, however, that if the Chairman is absent from any such meeting, one of the other FEEL Directors shall chair such meeting.

6.9	Frequency of meetings; Notice. Except as otherwise provided in this Agreement, the Board shall hold a regular meeting at least once each calendar quarter at a location the Board shall determine. The date, time and location of any such regular meeting shall be established by the Board and notified to each Director in writing at least fourteen (14) days in advance. Special meetings of the Board shall be held upon the request of the Chairman or any Director upon at least five (5) Business Days’ written notice (containing the agenda, date, time and place of the meeting) to the Directors and shall be held at such time and place designated in such notice, provided, however, that if any Reserved Matter is to be voted on in any meeting of the Board, the notice for such meeting shall specify such Reserved Matter separately from other matters.

6.10	Quorum. The quorum for any meeting of the Board shall be a majority of the Directors, consisting of at least two (2) FEEL Directors and, if any, the TPG Director, each Director present personally or by his alternate. If within half an hour of the time appointed for the meeting no quorum is present, the meeting shall be adjourned to the same day one (1) week later at the same time and place or to such other day or time as the Chairman may designate upon at least five (5) days’ written notice to all of the Directors (the “Adjourned Meeting”). If at the Adjourned Meeting no quorum is present within half an hour from the time appointed for the meeting, any two (2) Directors present at such meeting shall constitute a quorum; provided, however, that no action or decision shall be taken on any matter not specified in the agenda of the meeting when it was first called.

6.11	Conference Meetings. Meetings of the Directors held by means of a telephone conference which enables all persons participating in the meeting to hear each other at the same time and to communicate with each other shall be valid as if they were attended by all Directors in person. Such participation by any Director shall constitute presence in person at the meeting by such Director. All meetings of the Directors shall enable Directors to participate by means of telephone conference.

6.12	Board Approvals.
(a)	Except as otherwise provided in, or delegated in accordance with, this Agreement or the Restated Articles or required by applicable law, all matters requiring the approval of the Board shall be subject to the approval of a majority of the Directors present and voting at a duly convened meeting.

(b)	Any Reserved Matter shall, in addition to the approval of the shareholders of the Company as set forth in Clause 7.4, be subject to the approval of a majority of the Directors present and voting at a duly convened meeting at which the TPG Director shall not have voted against such matter, provided, however, that, unless the TPG Director agrees, no such Reserved Matter may be proposed at any such meeting unless the notice for such meeting provided pursuant to Clause 6.9 contains reasonably sufficient details regarding such Reserved Matter; provided further, that the TPG Director shall not unreasonably vote against any matter falling under clause (x) of Schedule 1 if the purpose for incurring the additional Indebtedness is for the development of additional oilfields and other related businesses of the Company or any Material Subsidiary. In the event that the Board cannot reach a resolution of any Reserved Matter within thirty (30) days of the calling of the initial meeting for such matter, the Company and the Shareholders shall reasonably cooperate and use reasonable best efforts to work towards a mutually agreeable resolution.

(c)	Notwithstanding anything in this Agreement to the contrary, all matters relating to the Qualified IPO will be subject to Board approval pursuant to Clause 6.12(a) and not be considered a Reserved Matter subject to consent pursuant to Clause 6.12(b), except for the matter as set forth in clause (xx) of Schedule 1 which shall be considered a Reserved Matter subject to consent pursuant to Clause 6.12(b).

(d)	Each Director shall have one (1) vote and no Director shall have a casting vote.

(e)	The Company shall cause its Subsidiaries not to act with respect to Reserved Matters except in accordance with Clause 6.12(b).
6.13	Written Resolution. The Board may take action by written resolution signed and approved by all of the Directors in lieu of holding a meeting. Such written resolution may be signed in counterparts.

6.14	Board Information. The Board shall distribute (a) the minutes of any meetings of the Joint Management Committee under each of the Production Sharing Contracts to each of the Directors and (b) the technical reports received by the Company from time to time, including but not limited to, reserves updates.

6.15	Business Opportunity. TPG shall have the right to, and shall have no duty not to, engage in the same or similar business activities or lines of business as the Company or MIE, including those deemed to be competing with the Company or MIE, and in the event that TPG (or any of its Affiliates or appointed Directors) acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company, TPG (and its Affiliates and appointed Directors) shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company and shall not be liable for breach of any duty (contractual or otherwise) by reason of the fact that TPG (or any of its Affiliates) directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company. Notwithstanding the foregoing, to the extent that TPG acquires knowledge of a potential transaction or matter that is likely to be a corporate opportunity for the Company solely as a result of an employee or agent of TPG (or any of its Affiliates) attending board meetings of the Company in his or her capacity as a director of the Company, then TPG will not pursue such opportunity for itself, or direct such opportunity to another Person, unless the Company has declined to pursue such opportunity or fails to actively pursue such opportunity within fifteen (15) days after it is notified by TPG about its interest in the opportunity.

7.	MEETINGS OF SHAREHOLDERS

7.1	General Meeting. A General Meeting of the shareholders of the Company (the “Annual General Meeting”) shall be held once in every calendar year and not later than fifteen (15) months after the holding of the last preceding Annual General Meeting.

7.2	Extraordinary Meetings. Extraordinary meetings of the shareholders of the Company shall be held upon the request of the Chairman, the TPG Director or any two Directors (or as otherwise required pursuant to the provisions of the Companies Law) upon at least fourteen (14) days written notice (containing the agenda, date, time and place of the meeting) to all shareholders of the Company and shall be held at such time and place designated in such notice, with attendance in person or by telephone or by proxy or corporate representative; provided, however, that, subject to applicable law, such fourteen (14) day notice requirement may be waived by shareholders of the Company having an aggregate Voting Percentage of not less than ninety percent (90%) in a particular case. Any notice period referred to above shall exclude both the day on which the notice is served or deemed to be served and the day for which the notice is given.

7.3	Quorum. The quorum for any meeting of the shareholders of the Company shall be shareholders of the Company whose aggregate Voting Percentage is not less than sixty-six and two-thirds percent (66 2/3%) present personally or by duly appointed proxy, attorney or representative, provided, however, that for the Shareholders Meeting to be validly convened, TPG shall be present or represented . If within half an hour of the time appointed for the meeting no quorum is present, the meeting shall be adjourned to the same day one (1) week later at the same time and place or to such other day or time as the Chairman may designate upon at least five (5) days’ written notice to all of the shareholders of the Company. If at the adjourned meeting no quorum is present within half an hour from the time appointed for the meeting, shareholders of the Company whose Voting Percentage is not less than sixty-six and two-thirds percent (66 2/3%) present or represented at such meeting shall constitute a quorum; provided, however, that no action or decision shall be taken on any matter not specified in the agenda of the meeting when it was first called.

7.4	Shareholder Approval.
(a)	Except as required by applicable law, any action by the shareholders of the Company at any General Meeting or extraordinary meeting shall require the approval of shareholders of the Company having an aggregate Voting Percentage of more than fifty percent (50%) present and voting at a validly held meeting, and all special resolutions by the shareholders of the Company shall require the approval of shareholders of the Company having an aggregate Voting Percentage of more than sixty-six and two-thirds percent (66 2/3%) present and voting at a validly held meeting; provided, however, that a special resolution for the approval of any Reserved Matter at a duly convened meeting shall also require that any Shares held and represented at the requisite meeting by TPG be voted in favor of such matter or abstained, for so long as there is a TPG Director.

(b)	In the event that a resolution of the shareholders at a meeting is required pursuant to applicable law in respect of any Reserved Matter, no resolution shall be put forth at any meeting of the shareholders and no written resolution of shareholders shall be passed in respect thereof unless such matter has been approved by the Board in accordance with Clause 6.12(b).
7.5	Written Resolution. Except as otherwise required by applicable law, a resolution in writing (circulated to all the shareholders of the Company) approved and signed by all the shareholders of the Company shall be valid and effectual as if it had been a resolution passed at a meeting of the shareholders of the Company duly convened and held.

7.6	Chairman. The Chairman of the Board for the time being shall also preside as chairman at any General Meeting. If the Chairman of the Board is absent at any General Meeting, a Director shall act as the chairman.

8.	DIVIDENDS
Subject always to the provisions in Clauses 6 and 7:
8.1	The Preferred Shares shall accrue dividends as determined by the Board.

8.2	Notwithstanding Clause 8.1 above, the Preferred Shares shall be entitled to participate pro rata in any dividends paid on the Ordinary Shares on an as-if-converted basis, in which case, the Preferred Shares shall confer upon the holders thereof the right, in priority to any rights of the holders of any other class of Shares (including the Ordinary Shares), to receive such dividends; provided however, during the period commencing on the Shareholding Effective Date and ending on the earlier of (i) the date of the closing of the Qualified IPO or (ii) the date of the one year anniversary of the Shareholding Effective Date, if the holders of the Series A Preferred Shares, voting as a class, elect (at their sole and absolute discretion) not to receive such dividends, then all holders of the Preferred Shares shall also not be entitled to participate pro rata in any dividends paid by the Company.

9.	ANNOUNCEMENTS AND CONFIDENTIALITY

9.1	Announcements. No announcement, press release or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any Party without prior consultation with the other Parties. This shall not affect any announcement, press release or circular required by law or any regulatory body or the rules of any stock exchange but the Party with an obligation to make an announcement or issue a press release or circular shall consult with the other Parties insofar as is reasonably practicable before complying with such an obligation.

9.2	Confidentiality. Subject to Clause 9.3, each Party shall treat as confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to the provisions of this Agreement and any agreement entered into pursuant to this Agreement or the existence and negotiations relating to this Agreement (and such other agreements).

9.3	Exceptions to Confidentiality. Clause 9.2 shall not prohibit disclosure or use of any information if and to the extent that:
(a)	the disclosure or use is required by law, any regulatory body or the rules and/or regulations of any stock exchange;

(b)	the disclosure or use is required for the purpose of any judicial or regulatory proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing Party;

(c)	the disclosure is made to (i) the Company’s Directors, officers, employees, legal counsel, advisors and existing lenders, (ii) any of the Shareholders and any of the Shareholders’ respective shareholders, partners, directors, legal counsel and advisors, or (iii) a bona fide prospective purchaser of Shares, on terms that such Persons undertake to comply with the provisions of Clause 9.2 in respect of such information as if they were a party to this Agreement;

(d)	the information becomes publicly available (other than by breach of this Agreement);

(e)	the other Parties have given prior written approval to the disclosure or use; or

(f)	the disclosure is made to MIE’s lenders under the CITIC KaWah Facility.
10.	NOTICES

All notices, consents, and other communications under or pursuant to this Agreement (“Notices”) shall be in writing and in the English language and shall be delivered (A) by hand, (B) by facsimile (with receipt confirmed); provided, however, that a copy is promptly thereafter mailed by reputable private courier, return receipt requested, (C) by the addressee or (D) by such other means as the Parties may agree from time to time; in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate as to itself by not less than five (5) Business Days notice to the other Parties):

if to TPG, to	:	TPG Star Energy Ltd.
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Fax: (817) 871-4001
Attention: Mr. Clive D. Bode

with a copy to:

TPG Growth Capital (Asia) Limited
57th Floor, Two International Finance Centre
8 Finance Street, Central, Hong Kong
Fax: (852) 3515-8999
Attention: Mr. Stephen Law

and

Cleary Gottlieb Steen & Hamilton LLP
Bank of China Tower
One Garden Road, Hong Kong

Fax: (852) 2160-1008
Attention: Mr. Sang Jin Han

if to Sino Link, to	:	c/o 14/F, Capital Mansion
6 Xinyuan Nanlu
Chaoyang District, Beijing 100004
PRC
Fax: (8610) 8486 1690
Attention: Mr. Lu Chunqing

If to Harmony	:	Suites 7003-7005, 70th Fl Two International
Finance Centre
8 Finance St, Central
Hong Kong
Fax: (852) 2110 9677
Attn: Mr. Fan Lei

if to FEEL, to	:	Far East Energy Limited
Suite 406, Block C Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 100101
PRC
Facsimile: (8610) 5123 8866
Attention: Mr. Zhang Ruilin

if to MIE, to	:	MI Energy Corporation
Suite 406, Block C Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 100101
PRC
Facsimile: (8610) 5123 8866
Attention: Mr. Forrest Dietrich

with a copy to:

White & Case LLP
19th Floor, Tower 1 of China Central Place
81# Jianguo Lu, Chaoyang District, Beijing
100025, China
Facsimile: (8610) 5969 5760
Attention: Mr. Li Xiaoming / Ms. Vivian Tsoi

if to the Company, to	:	MIE Holdings Corporation
Suite 406, Block C Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 100101
PRC
Facsimile: (8610) 5123 8866
Attention: Mr. Zhang Ruilin

with a copy to:

White & Case LLP
19th Floor, Tower 1 of China Central Place
81# Jianguo Lu, Chaoyang District, Beijing
100025, China
Facsimile: (8610) 5969 5760
Attention: Mr. Li Xiaoming / Ms. Vivian Tsoi
11.	GOVERNING LAW AND PRIORITY

11.1	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

11.2	Priority. The Parties hereby agree that in the event of any conflict, discrepancy or inconsistency between the Restated Articles and this Agreement, the terms hereof shall prevail for all purposes of this Agreement. In the event of any such conflict, discrepancy or inconsistency, the Parties agree, to the extent permitted by applicable law, to amend the Restated Articles to reflect the terms of this Agreement. Nothing contained in this Agreement shall be deemed to constitute an amendment of the Restated Articles.

12.	TERMINATION OF AGREEMENT

12.1	Termination. This Agreement shall terminate:
(i)	upon the written agreement of the Parties;

(ii)	upon the liquidation of the Company;

(iii)	upon the consummation of a Qualified IPO;

(iv)	upon a Trade Sale; or

(v)	with respect to any Shareholder, if such Shareholder and its Affiliates no longer own any Shares;
provided, however, that Clauses 9, 11, 12 and 13 shall survive any termination hereof.

12.2	Effect of Termination. Upon termination of this Agreement as provided in Clause 12.1, the rights and privileges granted to and the obligations imposed upon each of the Shareholders in this Agreement shall immediately terminate; provided, however, except as otherwise agreed by the relevant Parties, no termination of this Agreement shall release any Party from any liability to any other Party which at the time of such termination has already accrued, nor affect in any way the survival of any right, duty or obligation of any Party which is expressly stated elsewhere in this Agreement to survive the termination hereof.

13.	ARBITRATION

13.1	Amicable Settlement. Any and all disputes, controversies and conflicts between the Parties arising out of or relating to or in connection with this Agreement and the performance or non-performance of the obligations set forth herein shall, so far as is possible, be settled amicably between the Parties within thirty (30) days after written notice of such dispute, controversy or conflict has been given by one Party to the other Parties.

13.2	Arbitration Procedure.
(a)	Failing an amicable settlement thereof within the 30-day period specified in Clause 13.1, any and all disputes, controversies and conflicts arising out of or in connection with this Agreement or its performance (including the validity of this Agreement) shall be settled by three (3) arbitrators under the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in accordance with the Hong Kong International Arbitration Center (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement. The place of arbitration shall be Hong Kong and the language used in the arbitral proceedings shall be English. The HKIAC shall act as the administering institute.

(b)	The arbitrators shall be appointed by mutual consent of the Parties involved in the arbitration in accordance with the procedures set out in the UNCITRAL Rules regarding the appointment of arbitrators, failing which the appointing authority shall be HKIAC.

(c)	The arbitral proceedings shall accord to each of the Parties the right to provide witnesses, including expert witnesses, the right of cross-examination of witnesses and the right to make both written and oral submissions.

(d)	The arbitral award made and granted by the arbitrator shall be final, binding and incontestable and may be used as a basis for judgment thereon in Hong Kong or elsewhere. All costs of arbitration (including, without limitation, those incurred in the appointment of the arbitrator) shall be apportioned in the arbitral award.
13.3	Court Action. By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary remedy in aid of arbitration, or order any interim injunction and a request for such provisional remedy or interim injunction by the Parties to a court shall not be deemed a waiver of this agreement to submit to arbitration.

13.4	Continued Performance During Arbitration. During the period of submission to arbitration and thereafter until the granting of the arbitral award, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the said award.

13.5	Survival. The provisions contained in this Clause 13 shall survive the termination or expiration of this Agreement.

14.	CERTAIN ADDITIONAL COVENANTS OF THE PARTIES

14.1	Initial Public Offering. Each of the Parties shall use commercially reasonable efforts to facilitate a Qualified IPO within twenty-four (24) months of the completion under the TPG SPA (the “TPG Completion”). The Company shall use its commercially reasonable endeavours (including providing all information necessary and appropriate) to obtain, if such Qualified IPO is on the Hong Kong Stock Exchange and if feasible, private rulings from the Hong Kong Stock Exchange that:
(a)	MIE’s current Production Sharing Contracts will be sufficient to demonstrate the right to use the land constituting the oilfields without PetroChina’s land use rights certificates for listing of the shares of the Company on the Hong Kong Stock Exchange; and

(b)	FEEL’s current shareholding arrangements will be sufficient to comply with the continuity of ownership requirements for listing of the shares of the Company on the Hong Kong Stock Exchange.
14.2	Market Stand-Off Agreement. Each Shareholder shall agree to customary market stand-off or lock-up restrictions upon a Qualified IPO as may be required by applicable rules, laws or regulations.

14.3	FEEL Shareholding. At any time from and after the TPG Completion, FEEL and its Affiliates shall maintain a Shareholding Percentage of more than fifty percent (50%) until the date falling on the earlier of (a) the expiration date of the lock-up period applicable to TPG following the Qualified IPO, (b) the date upon which TPG’s shareholding in the Company falls below the Minimum Shareholding Percentage and (c) the date falling sixty (60) months from the TPG Completion (such earlier date, the “Required Shareholding Ownership Expiration Date”). During the period from the TPG Completion until Required Shareholding Ownership Expiration Date, the Shares held by FEEL and its Affiliates will be free and clear of any and all Encumbrances, other than any share charge as contemplated by the TPG SPA or the CITIC KaWah Facility.

14.4	MIE Shareholding. At any time from and after the TPG Completion, FEEL shall cause the Company to, and the Company shall, legally and beneficially own all the issued and outstanding shares of MIE until the date falling on the Required Shareholding Ownership Expiration Date. During the period from the TPG Completion until the Required Shareholding Ownership Expiration Date, all the issued and outstanding shares of MIE will be free and clear of any and all Encumbrances, other than any share charge as contemplated by the CITIC KaWah Facility.

14.5	Consultation Rights. At least five (5) Business Days prior to the making of any decisions in relation to (a) the appointment or removal of any directors of any member of the MIE Group or increase of the remuneration of any of the same or (b) the recruitment, election, dismissal or change of the remuneration or conditions of any of the following employees of any member of the MIE Group: Zhang Ruilin, Zhao Jiangwei, the chief executive officer, the chief financial officer, the chief operating officer, the president, any senior vice presidents or any other persons serving similar positions as listed herein, the Company shall consult with TPG prior to making such decision.

14.6	Compliance with Laws. The Company shall comply with all applicable laws that are or may be applicable to the Company’s business (including laws with respect to the environment, occupational health and safety, international sanctions and business practices). The Company shall implement international best practices for governance and internal controls. The Company shall not conduct or enter into a contract to conduct any transaction with the governments or any of sub-division thereof, agents or representatives, residents of, or any entity based or resident in the countries that are currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and neither the Company nor MIE has financed the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

14.7	Further Assurances. The Shareholders shall promptly and duly execute and deliver such documents and take, and cause the Company to take, such further action as may be required or reasonably desirable in order to carry out effectively and accomplish the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created under this Agreement.

14.8	Nominees. Each Shareholder shall procure that each of its nominees, including Directors nominated by it, shall perform its duties in accordance with the terms and provisions of this Agreement to the fullest extent permitted by applicable law.

14.9	Consents and Approvals for Share Transfers. If the Transfer of any Shares by any Shareholder in accordance with this Agreement requires any consent, authorization, approval and permit from, or the making of any filing or notice to, any other Person or governmental, quasi-governmental and regulatory body, agency and authority necessary and appropriate to permit such Transfer under applicable law, the Shareholders shall use reasonable best efforts to cause the Company and its Subsidiaries to procure and receive prior to such Transfer, such consent, authorization, approval or permit or makes such filing or notice.

15.	MISCELLANEOUS

15.1	Transfers, Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties (provided that as long as TPG shall be a shareholder, TPG shall have the right to assign its rights under Clause 5 and Clause 6 to TPG Star, L.P.). Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

15.2	Ownership. Each Shareholder represents and warrants that such Shareholder is the sole legal and beneficial owner of the Shares subject to this Agreement and that no other Person has any interest in such Shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

15.3	Further Assurances. Each Party undertakes to and with each other Party to do all things reasonably within its power which are necessary or reasonably desirable to give full effect to the spirit and intent of this Agreement.

15.4	Amendments and Waivers. All amendments and other modifications hereof or waivers of the observance of any term hereof (either generally or in a particular instance and either retroactively or prospectively) shall be in writing and signed by each of the Parties.

15.5	No Joint Venture or Partnership. Nothing in this Agreement shall constitute or be deemed to constitute a joint venture or a partnership between any of the Parties and none of them shall have any authority to bind the others in any way.

15.6	No Waiver. The failure of a Shareholder at any time to require observance or performance by any other Shareholder of any of the provisions of this Agreement shall in no way affect the Shareholder’s right to require such observance or performance at any time thereafter, nor shall the waiver by any Shareholder of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

15.7	Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of all remaining provisions contained herein shall not in any way be affected or impaired thereby; and the invalid, illegal or unenforceable provisions shall be interpreted and applied so as to produce as near as may be the legal, economic and commercial result intended by the Parties.

15.8	Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which, taken together, constitutes one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in any number of counterparts, each of which shall be deemed an original and all of which, taken together, constitutes one and the same instrument.

15.9	Effecting the Intentions of the Parties under this Agreement. Each Shareholder agrees to exercise its voting rights in the Company to effect the intentions, agreements and purposes specified herein. Each Shareholder agrees that if as a result of any applicable law the intentions of the Parties expressed in this Agreement shall not be effected, it will take all reasonable steps necessary to give effect to such intentions.

15.10	Entire Agreement. The Transaction Agreements contain the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede and cancel all prior oral and written agreements or representations, if any, among the Parties or any of them relating to the subject matter thereof.

15.11	Share Splits, Share Dividends, etc. In the event of any issuance of the Company’s voting securities hereafter to any of the Shareholders (including, without limitation, in connection with any share split, share dividend, recapitalization, reorganization, or the like), such securities shall become subject to this Agreement and shall be endorsed with the legend set forth in Clause 2.4.

15.12	Costs and Attorneys’ Fees. Each Party shall pay its own expenses in connection with the transactions contemplated by this Agreement.

15.13	No Liability for Election of Directors. Neither the Company or any of the Shareholders, nor any officer, director, shareholder, partner, employee or agent of any such Party, makes any representation or warranty as to the fitness or competence of the member of the Board designated by any Party hereunder to serve on the Board by virtue of such Party’s execution of this Agreement or by the act of such Party in voting for such designee pursuant to this Agreement.

15.14	Obligations of Investors Several. The obligations of the Investors under this Agreement are several and no Investor shall be liable for the default of another Investor.
[Signature Page Follows]

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date and year written above.

MIE HOLDINGS CORPORATION
By:	/s/ Zhang Ruilin
	Name:	Ruilin Zhang
	Title:	Director

MI ENERGY CORPORATION
By:	/s/ Zhang Ruilin
	Name:	Ruilin Zhang
	Title:	Director

TPG STAR ENERGY LTD.
By:
Name:
Title:

TPG STAR ENERGY CO-INVEST LLC
By:
Name:
Title:

SINO LINK LIMITED
By:
Name:
Title:

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date and year written above.

MIE HOLDINGS CORPORATION
By:
Name:
Title:

MI ENERGY CORPORATION
By:
Name:
Title:

TPG STAR ENERGY LTD.
By:	/s/
Name:
Title:

TPG STAR ENERGY CO INVEST LLC
By:	/s/
Name:
Title:

SINO LINK LIMITED
By:
Name:
Title:

FAR EAST ENERGY LIMITED
By:
Name:

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date and year written above.

MIE HOLDINGS CORPORATION
By:
Name:
Title:

MI ENERGY CORPORATION
By:
Name:
Title:

TPG STAR ENERGY LTD.
By:
Name:
Title:

TPG STAR ENERGY CO-INVEST LLC
By:
Name:
Title:

SINO LINK LIMITED
By:
Name:
Title:

For and on behalf of SINO LINK LIMITED
/s/
Authorised Signature(s)

FAR EAST ENERGY LIMITED
By:	/s/ Ruilin Zhang
	Name:	Ruilin Zhang
	Title:	Director

HARMONY ENERGY LIMITED
By:
Name:
Title:

Title:

HARMONY ENERGY LIMITED
By:	/s/ Che Fung
	Name:	CHE Fung
	Title:	Director

SCHEDULE 1
MATTERS REQUIRING SPECIAL APPROVAL OF THE BOARD
(i)	Any Trade Sale, merger, consolidation, reorganization or acquisition, or any other transaction that would constitute a change of control, of the Company or any Material Subsidiary;

(ii)	Any sale of all or substantially all of the business of the Company or any Material Subsidiary;

(iii)	Any material change in the scope of business of the Company or MIE;

(iv)	The creation, grant or issuance of any New Securities by the Company or of any shares or rights to subscribe for, or options, warrants or other securities convertible into or exercisable or exchangeable for, equity securities of any member of the MIE Group (other than any creation, grant or issuance of a new series of preferred shares of the Company (the “New Preferred Shares”); provided that, (a) the New Preferred Shares shall only be issued to a third party investor (other than FEEL or any of its Affiliate) which is a leading reputable international institutional investor, (b) the aggregate principal amount, face amount or liquidation preference amount of the New Preferred Shares shall not exceed US$20,000,000 at any time outstanding, (c) the per share subscription price of the New Preferred Shares shall be equal to or higher than the Per Share Subscription Price (as defined in the TPG SPA), and (d) the terms and conditions of, or rights relating to, the New Preferred Shares (whether pursuant to the Restated Articles, contractual or otherwise) are not more favorable than those applicable to the Series A Preferred Shares taking into consideration the percentage of shareholding represented by the New Preferred Shares.

(v)	Any redemption or repurchase by the Company of any equity securities of the Company, other than a redemption of the Put Shares (as defined in the TPG SPA) or a redemption of any Shares held by Sino Link pursuant to the put option granted to Sino Link under the Sino Link SPA;

(vi)	Change in any rights attaching to any securities issued by the Company or granting of any right to the holders of any securities issued by the Company if (a) the holder(s) of such rights is FEEL or any of its Affiliates or (b) such rights are superior to the rights of the holders of the Series A Preferred Shares;

(vii)	Any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares, except for the deemed dividend distribution referred to in Clause 5.1(a)(xiv) of the TPG SPA and any additional deemed dividend distribution (which shall not involve any cash distribution) in connection with any additional equity investment by one or more third parties in the Company in an aggregate amount not to exceed US$12,000,000 for the sole purpose of forgiving or writing off the MIE Loan (as defined in the TPG SPA);

(viii)	Any repayment by MIE of any loan from a direct or indirect Shareholder;

(ix)	Incurrence of annual expenses by the MIE Group for an individual item or directly related group of items, or any transaction, which is both outside the scope of the then current annual budget as approved by the Joint Management Committee under the Company’s existing production sharing contracts with China National Petroleum Corporation (the “JMC Budget”) and which annual expenses, in the aggregate, exceeds the greater of US$10,000,000 and 10% of the then current JMC Budget;

(x)	Incurring any additional Indebtedness (other than any Indebtedness incurred under the CITIC KaWah Facility) exceeding in the aggregate US$20,000,000 during the 12-month period following the TPG Completion and US$40,000,000 during the 24-month period following the date of the completion under the TPG SPA;

(xi)	Entry by any member of the MIE Group into any transaction with any Person involving the making of payments by or obligations or liabilities of any member of the MIE Group outside the ordinary course of business in excess of US$15,000,000;

(xii)	Entry by any member of the MIE Group into any transaction with any Affiliate or any Shareholder, director, officer or shareholder of the Company or Affiliate of any Shareholder, director, officer or shareholder of the Company outside the ordinary course of business, including but not limited to the waiver or release of any rights of such member of the MIE Group and the write-off or forgiveness of any Indebtedness owed to such member of the MIE Group (other than (a) the write-off or forgiveness of the MIE Loan as contemplated by the TPG SPA or under paragraph (vii) above, (b) any Pre-Approved Affiliate Transaction, and (c) any transactions between the Company and MIE to transfer to MIE the proceeds from the sale of 2,145,749 Series A Preferred Shares to TPG);

(xiii)	Amendment of the Article of Association, Bylaws or other governing documents of any member of the MIE Group to the extent such amendment would adversely affect the rights already granted to the holders of Series A Preferred Shares;

(xiv)	Any liquidation, winding up, dissolution, receivership, bankruptcy or any like scheme or arrangement of the Company or any Material Subsidiary;

(xv)	Any appointment or removal of the auditors of the Company or any Material Subsidiary;

(xvi)	Any material change to the accounting or tax policies of the Company or any Material Subsidiary, other than any material change implemented to be in compliance with any relevant laws, rules and regulations applicable to the Company;

(xvii)	The creation of any Encumbrance over any material asset or group of assets of, or over substantially all the undertaking of, any member of the MIE Group (save for Encumbrances that (i) arise by operation of law, (ii) which any member of the MIE Group is obliged to create under the terms of the CITIC KaWah Facility) , or the giving by any member of the MIE Group of any guarantee or indemnity in respect of the obligation of any person (other than any guarantee or indemnity given by a member of the MIE Group in respect of the obligations of the Company or of a wholly-owned subsidiary of the Company or any guarantee or indemnity given by a member of the MIE Group under the terms of the TPG SPA or the Sino Link SPA);

(xviii)	(i) Acquisition of the whole or any significant part of any business or undertaking or any shares in the capital, of a company, or formation of any subsidiary company or subsidiary undertaking, (ii) entering into any joint venture or partnership with any person, or (iii) engagement in any kind of overseas expansion, in each case, exceeding US$20,000,000 in total expenditure or purchase price, as the case may be;

(xix)	Any settlement of any material litigation, arbitration or administrative proceeding involving any member of the MIE Group in excess of US$3,000,000;

(xx)	The determination of the final price per Ordinary Share of the Company (or the aggregate price of the number of American Depositary Receipt, Global Depositary Receipt or other similar securities representing one Ordinary Share of the Company) to be offered in connection with any Qualified IPO (the “Per Share IPO Price”) if and only if such Per Share IPO Price multiplied by the total number of Ordinary Shares which TPG would hold (on an as converted basis in accordance with the Restated Articles) upon the Qualified IPO of the Company would be less than the sum of (i) the difference between the Subscription Price (as defined in the TPG SPA) minus the Transaction Fees (as defined in the TPG SPA) plus (ii) thirty (30) percent per annum on such amount compounded on an annual basis from the Completion Date (as defined in the TPG SPA) through the closing date of such Qualified IPO of the Company; and

(xxi)	The delegation of any authority of the Board, or the agreement with any Person, conditionally or otherwise, to do any of the foregoing.

EXHIBIT D
TPG WAIVER LETTER

34

February 5, 2010

To:	TPG Star Energy Ltd.
TPG Star Energy Co-invest LLC
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Fax: (817) 871-4001

Attention: Clive D. Bode

CC:	MIE Holdings Corporation
MI Energy Corporation
Suite 406, Block C Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 100101
Fax: (8610) 5123 8866

Attention: Mr. Zhang Ruilin

White & Case LLP
19th Floor, Tower 1, China Central Place
81 Jianguo Lu, Chaoyang District
Beijing 100025, PRC
Fax: (8610) 5912 5760

Attention: Li Xiaoming/Vivian Tsoi

TPG Growth Capital (Asia) Limited
57th Floor, Two International Finance Centre
8 Finance Street, Hong Kong
Fax: (852) 3515-8999

Attention: Stephen Law

Cleary Gottlieb Steen & Hamilton LLP
Bank of China Tower
One Garden Road, Hong Kong
Fax: (852) 2160 — 1008

Attention: Sang Jin Han

Sino Link Limited
c/o 14/F, Capital Mansion
6 Xinyuan Nanlu
Chaoyang District, Beijing 100004, PRC
Fax: (8610) 8486 1690

Attention: Mr. Lu Chunqing

Harmony Energy Limited

1

Suites 7003-7005, 70th Fl
Two International Finance Centre
8 Finance St, Central
Hong Kong
Attn: Mr. Fan Lei
Facsimile: (852) 2110 9677
Dear Sirs:
We refer to (1) the Amended and Restated Shareholders’ Agreement of MIE Holdings Corporation (the “Restated Shareholders Agreement”) dated October 30, 2009 by and among TPG Star Energy Ltd. (“TPG Star”), Sino Link Limited (“Sino Link”), Far East Energy Limited (“FEEL”), MI Energy Corporation (“MIE”) and MIE Holdings Corporation (the “Company”); (2) the Agreement of Adherence dated December 15, 2009 by and among TPG, Sino Link, FEEL, MIE, the Company and TPG Star Energy Co-invest LLC (“TPG Co-invest”, and together with TPG Star, “TPG”); and (3) the Third Amended and Restated Memorandum and Articles of Association of the Company adopted on October 30, 2009 (the “Third Restated Articles”). Terms defined in the Restated Shareholders Agreement shall have the same meanings in this letter unless defined in this letter or the context otherwise requires. We are writing to inform you that:
1.	Harmony Energy Limited, a company incorporated in the British Virgin Islands and a wholly owned subsidiary of Ever Union Capital Limited, a company incorporated in the British Virgin Islands (“Harmony”), FEEL, MIE, the Company and Mr. Zhang Ruilin, Mr. Zhao Jiangwei and Mr. Shang Zhiguo are finalizing a Series B Preferred Shares Purchase Agreement (the “Harmony SPA”) pursuant to which:
a.	FEEL intends to sell to Harmony 3,642,512 Series B Preferred Shares in the Company (the “FEEL Sale Shares”) for an aggregate consideration of US$89,970,046.40 (the “Purchase Price”, based on a sale price per Series B Preferred Share of US$24.70). Such Purchase Price will be paid in cash.

b.	As FEEL is not currently a holder of Series B Preferred Shares of the Company, FEEL intends to request that the Company repurchase 1,821,256 Ordinary Shares of the Company that FEEL currently holds in exchange for 3,642,512 Series B Preferred Shares in the Company (the “Series B Shares”), which FEEL then proposes to transfer to Harmony as the FEEL Sale Shares.
2.	Although FEEL holds 9,635,627 Ordinary Shares, 6,194,332 Ordinary Shares are pledged to CITIC Ka Wah Bank Limited (“CITIC Ka Wah”) pursuant to the Share Mortgage of MIE Holdings Corporation dated 28th of July 2009 by and between FEEL as Mortgagor and CITIC Ka Wah as Offshore Security Agent and 2,064,777 Ordinary Shares are pledged to TPG Star pursuant to the Share Charge dated 9th of July 2009 by and between FEEL as Chargor and TPG Star as Secured Party (the “TPG Pledge”), and therefore only 1,376,518 Ordinary Shares held by FEEL remain unencumbered and freely transferable. FEEL therefore intends to request that TPG Star release 444,738 Ordinary Shares (the “TPG Pledge Shares”) from the TPG Pledge, to be repurchased and exchanged for 889,476 Series B Shares and transferred to Harmony as a part of the FEEL Sale Shares.

2

3.	In order to induce TPG Star to release the TPG Pledge Shares from the TPG Pledge, Harmony will enter into a Credit Support Agreement (the “Credit Support Agreement”) with FEEL, MIE, the Company and TPG Star, pursuant to which Harmony will guarantee the payment of Guaranteed Obligations (as defined in the Credit Support Agreement) granted to TPG Star under the Series A Preferred Shares Subscription and Put Option Agreement dated June 19, 2009 by and among TPG Star, FEEL, MIE and the Company, subject to the terms and conditions of the Credit Support Agreement. As security therefor, Harmony shall grant a charge by way of first ranking charge over 889,476 Series B Shares in favor of TPG to secure such guarantee.

4.	In connection with the Harmony SPA, TPG, Sino Link, Harmony, FEEL, MIE and the Company are finalizing a Second Amended and Restated Shareholders’ Agreement (the “Second Restated Shareholders’ Agreement”), pursuant to which Harmony and TPG Co-invest will be added as parties to the Second Restated Shareholders’ Agreement.

5.	TPG, Sino Link, Harmony, FEEL and the Company are finalizing a Fourth Amended and Restated Memorandum and Articles of Association of the Company (the “Fourth Restated Articles”) pursuant to which the Company will be authorized to issue Series B Preferred Shares in which the initial conversion ratio for Series B Preferred Share to each Ordinary Share will be 2 to 1.

6.	(A) Pursuant to the terms of the Restated Shareholders Agreement as adhered to by TPG Co-invest, TPG has thirty (30) days after receipt of a Transfer Notice (as defined in Clause 2.2(a) of the Restated Shareholders Agreement) (the “SHA Notice Period”) to elect whether to exercise its right of first refusal to purchase its pro rata share (based on the proportion of TPG’s Shareholding Percentage as it bears to the aggregate Shareholding Percentage of TPG and Sino Link) of the FEEL Sale Shares (the “TPG Pro Rata Portion of FEEL Sale Shares”) and (B) pursuant to the terms of the Third Restated Articles, TPG has thirty (30) days after the receipt of a Transfer Notice (as defined in Article 10(b) of the Third Restated Articles) (the “AOA Notice Period”) to elect whether to exercise its right of first refusal to purchase the TPG Pro Rata Portion of FEEL Sale Shares.

7.	Further, under the Restated Shareholders Agreement, TPG, as Shareholders have thirty (30) days (the “Pre-Emptive Right Notice Period”) after receipt of a pre-emptive right notice (“Pre-Emptive Right Notice”) to elect to purchase their respective pro rata portions (based on their Shareholding Percentages) of the Series B Shares that the Company intends to sell and issue to FEEL (“TPG Pre-emption Pro Rata Portion”).

8.	Further, under the Restated Shareholders Agreement, the creation of Series B Shares of the Company will constitute the creation of “New Securities” of the Company, which may only be approved by (A) the Shareholders having an aggregate Voting Percentage of more than sixty-six and two-thirds percent (66-2/3%) present and voting at a validly held meetings, and (B) any Shares held and represented at the requisite meeting by TPG be voted in favor of such matter or abstained, for so long as there is a TPG Director.

9.	Please confirm by signing where indicated below that, subject to the proviso contained in this paragraph 9, you agree to each of the following as of the date of this letter:
a.	approve the repurchase of 1,821,256 Ordinary Shares of the Company that FEEL currently holds in exchange for 3,642,512 Series B Preferred Shares of

3

the Company in accordance with Clause 7.4 of the Restated Shareholders Agreement, and cause the TPG Director to approve the same in accordance with Clause 6.12 of the Restated Shareholders Agreement;
b.	waive your rights under Clause 3 of the Restated Shareholders Agreement to purchase the TPG Pre-emption Pro Rata Portion of the FEEL Sale Shares that the Company intends to issue to FEEL, and allow the Company to sell and issue to FEEL the FEEL Sale Shares;

c.	waive the Pre-Emptive Right Notice Period to elect whether to purchase the TPG Pre-emption Pro Rata Portion and the right to receive a Pre-emptive Right Notice;

d.	(1) waive the restriction on transfer under Clause 2.1 of the Restated Shareholders Agreement and under Article 10(a) of the Third Restated Articles to allow FEEL to sell the FEEL Sale Shares to Harmony and (2) waive your right of first refusal under Clause 2.2 of the Restated Shareholders Agreement and under Article 10(b) of the Third Restated Articles to purchase the TPG Pro Rata Portion of FEEL Sale Shares from FEEL;

e.	waive the SHA Notice Period and the AOA Notice Period to elect whether to purchase the TPG Pro Rata Portion of FEEL Sale Shares;

f.	approve the creation of Series B Shares of the Company in accordance with Clause 7.4 of the Restated Shareholders Agreement, and cause the TPG Director to approve the same in accordance with Clause 6.12 of the Restated Shareholders Agreement, with such Series B Shares to have the rights and characteristics as set forth in Fourth Restated Articles; and

g.	agree to release the TPG Pledge Shares from the TPG Pledge, such that such TPG Pledge Shares may be repurchased and converted into 889,476 Series B Shares to be transferred to Harmony as part of the FEEL Sale Shares, in exchange for which Harmony will pledge 889,476 Series B Shares to TPG.
provided that your agreement and waiver to the above shall be null and void ab initio as if no such agreement or waiver has been given if any of the following shall not be fully satisfied in accordance with the terms set forth below (and in such case, TPG shall be entitled to all of its rights and remedies available to it under applicable law):
i.	the Harmony SPA is executed by all the persons expressed to be a party thereto in the form attached hereto as Exhibit A (as defined under the Harmony SPA) to occur no later than February 8, 2010;

ii.	a letter agreement between Harmony and Messrs. Zhang, Zhao and Shang is executed no later than February 8, 2010 by all the persons expressed to be a party thereto in the form attached as Exhibit A to the Harmony SPA;

iii.	the Fourth Restated Articles is duly adopted by the Company at the Completion Date (as defined in the Harmony SPA) in the form attached as Exhibit B to the Harmony SPA;

4

iv.	the Second Restated Shareholders’ Agreement is executed at the Completion Date (as defined in the Harmony SPA) by all the persons expressed to be a party thereto in the form attached as Exhibit C to the Harmony SPA;

v.	Sino Link shall have executed by the Completion Date (as defined in the Harmony SPA) a waiver of its right of first refusal and pre-emption right under the Restated Shareholders Agreement in the form attached hereto as Exhibit E to the Harmony SPA;

vi.	the Credit Support Agreement is executed by the Completion Date (as defined in the Harmony SPA) by all the persons expressed to be a party thereto in the form attached hereto as Exhibit H to the Harmony SPA;

vii.	the Deed of Partial Release and Amendment is executed and delivered to TPG at the Completion Date (as defined in the Harmony SPA) by all the persons expressed to be a party thereto (other than TPG) in the form attached hereto as Exhibit F to the Harmony SPA;

viii.	the Harmony Share Charge is executed and delivered to TPG at the Completion Date (as defined in the Harmony SPA) by all the persons expressed to be a party thereto (other than TPG) in the form attached hereto as Exhibit G to the Harmony SPA;

ix.	the Guaranty between Ever Union Capital Limited and FEEL is executed no later than February 8, 2010 by all the persons expressed to be a party thereto in the form attached as Exhibit I to the Harmony SPA;

x.	the transactions set forth in the Harmony SPA shall have been consummated in accordance with the terms thereof, including, without limitation, (1) the Completion Date (as defined in the Harmony SPA) to occur no later than March 15, 2010, and (2) the Purchase Price to be paid by Harmony and received by FEEL in accordance with the Harmony SPA;

xi.	a Cayman law legal opinion is issued by Maples and Calder to TPG in the form attached hereto as Exhibit B;

xii.	a British Virgin Islands law legal opinion is issued by Maples and Calder to TPG in the form attached hereto as Exhibit C;

xiii.	no amendment to any documents referred to in clauses (i) to (xii) above shall be made (other than for typographical, conforming or clarificatory changes) unless TPG has given its consent to such amendments;

xiv.	all expenses and fees incurred by TPG in connection with the transactions contemplated under this letter shall be paid by FEEL; and

5

xv.	immediately after the Completion (as defined in the Harmony SPA), the identity of the shareholders, their respective ownership of Shares and the Shareholding Percentage shall be as follows:

No. of Ordinary
Shares legally
	No. of Series A	No. of Series B	and beneficially
	Preferred Shares	Preferred Shares	owned by the
	legally and	legally and	Shareholder
	beneficially owned	beneficially owned	immediately
	by the Shareholder	by the Shareholder	after the	Percentage of
Name of	immediately after	immediately after the	Completion	Issued Share
Shareholder/	the Completion	Completion Date (as	Date (as defined	Capital
Address and Fax	Date (as defined in	defined in the	in the Harmony	(on as-converted
Number	the Harmony SPA)	Harmony SPA)	SPA)	basis)
Far East Energy Limited Suite 406, Block C Grand Place 5 Hui Zhong Road Chaoyang District Beijing 100101 PRC Fax: (8610) 5123 8866	-0-	-0-	7,814,371	64.33%

TPG Star Energy Ltd. & TPG Star Energy Co-invest LLC 301 Commerce Street, Suite 3300 Fort Worth, Texas 76102 Fax: (817) 871- 4001	2,145,749	-0-	-0-	17.67%

Sino Link Limited c/o 14/F, Capital Mansion 6 Xinyuan Nanlu Chaoyang District, Beijing 100004 P.R. China Fax: (8610) 8486 1690	364,373	-0-	-0-	3%

6

No. of Ordinary
Shares legally
	No. of Series A	No. of Series B	and beneficially
	Preferred Shares	Preferred Shares	owned by the
	legally and	legally and	Shareholder
	beneficially owned	beneficially owned	immediately
	by the Shareholder	by the Shareholder	after the	Percentage of
Name of	immediately after	immediately after the	Completion	Issued Share
Shareholder/	the Completion	Completion Date (as	Date (as defined	Capital
Address and Fax	Date (as defined in	defined in the	in the Harmony	(on as-converted
Number	the Harmony SPA)	Harmony SPA)	SPA)	basis)
Harmony Energy Limited Suites 7003-7005, 70th Fl Two International Finance Centre 8 Finance St, Central Hong Kong Attn: Mr. Fan Lei Facsimile: (852) 2110 9677]	-0-	3,642,512	-0-	15%

Total	2,510,122	3,642,512	7,814,371	100%

10.	This letter is governed by the laws of the State of New York.

7

Yours faithfully,
/s/
For and on behalf of

Far East Energy Limited

We confirm the matters set out in paragraph 9 above.

/s/
For and on behalf of
TPG Star Energy Ltd.

/s/
For and on behalf of
TPG Star Energy Co-invest LLC

EXHIBIT E
SINO LINK WAIVER LETTER

35

February 5, 2010

To:	Sino Link Limited
c/o 14/F, Capital Mansion
6 Xinyuan Nanlu
Chaoyang District, Beijing 100004
PRC
Fax: (8610) 8486 1690

Attention: Mr. Lu Chunqing

CC:	MIE Holdings Corporation
MI Energy Corporation
Suite 406, Block C Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 100101
Fax: (8610) 5123 8866

Attention: Mr. Zhang Ruilin

White & Case LLP
19th Floor, Tower 1, China Central Place
81 Jianguo Lu, Chaoyang District
Beijing 100025, PRC
Fax: (8610) 5912 5760

Attention: Li Xiaoming/Vivian Tsoi

TPG Star Energy Ltd.
TPG Star Eergy Co-invest LLC
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Fax: (817) 871-4001
Attention: Mr. Clive D. Bode

TPG Growth Capital (Asia) Limited
57th Floor, Two International Finance Centre
8 Finance Street, Central, Hong Kong
Fax: (852) 35158-8999
Attention: Mr. Stephen Law

Cleary Gottlieb Steen & Hamilton LLP
Bank of China Tower
One Garden Road, Hong Kong
Fax: (852) 2160 — 1008

Attention: Sang Jin Han

Harmony Energy Limited
Suites 7003-7005, 70th Fl
Two International Finance Centre
8 Finance St, Central
Hong Kong
Attn: Mr. Fan Lei
Facsimile: (852) 2110 9677
Dear Sirs:
We refer to (1) the Amended and Restated Shareholders’ Agreement of MIE Holdings Corporation (the “Restated Shareholders Agreement”) dated October 30, 2009 by and among TPG Star Energy Ltd. (“TPG”), Sino Link Limited (“Sino Link”), Far East Energy Limited (“FEEL”), MI Energy Corporation (“MIE”) and MIE Holdings Corporation (the “Company”) and ; (2) the Agreement of Adherence dated December 15, 2009 by and among TPG, Sino Link, FEEL, MIE, the Company and TPG Star Energy Co-invest LLC (“TPG Co-invest”, together with TPG, the “TPG”); and (3) the Third Amended and Restated Memorandum and Articles of Association of the Company adopted on October 30, 2009 (the “Third Restated Articles”). Terms defined in the Restated Shareholders Agreement shall have the same meanings in this letter unless defined in this letter or the context otherwise requires. We are writing to inform you that:
1.	Harmony Energy Limited, a company incorporated in the British Virgin Islands (“Harmony”), FEEL, MIE, the Company and Mr. Zhang Ruilin, Mr. Zhao Jiangwei and Mr. Shang Zhiguo are finalizing a Series B Preferred Shares Purchase Agreement (the “Harmony SPA”) pursuant to which:
a.	FEEL intends to sell to Harmony 3,642,512 Series B Preferred Shares in the Company (the “FEEL Sale Shares”) for an aggregate consideration of US$89,970,046.4 (the “Purchase Price”, based on a sale price per Series B Preferred Share of US $24.70). Such Purchase Price will be paid in cash.

b.	As FEEL is not currently a holder of Series B Preferred Shares of the Company, FEEL intends to request that the Company repurchase 1,821,256 Ordinary Shares of the Company that FEEL currently holds in exchange for 3,642,512 Series B Preferred Shares in the Company (the “Series B Shares”), which FEEL then proposes to transfer to Harmony as the FEEL Sale Shares.
2.	Although FEEL holds 9,635,627 Ordinary Shares, 6,194,332 Ordinary Shares are pledged to CITIC Ka Wah Bank Limited (“CITIC Ka Wah”) pursuant to the Share Mortgage of MIE Holdings Corporation dated 28th of July 2009 by and between FEEL as Mortgagor and CITIC Ka Wah as Offshore Security Agent and 2,064,777 Ordinary Shares are pledged to TPG pursuant to the Share Charge dated 9th of July 2009 by and between FEEL as Chargor and TPG as Secured Party (the “TPG Pledge”), and therefore only 1,376,518 Ordinary Shares held by FEEL remain unencumbered and freely transferable. FEEL therefore intends to request that TPG release 444,738

2

Ordinary Shares (the “TPG Pledge Shares”) from the TPG Pledge, to be repurchased and exchanged for 889,476 Series B Preferred Shares and transferred to Harmony as a part of the FEEL Sale Shares.

3.	In connection with the Harmony SPA, TPG, Sino Link, Harmony, FEEL, MIE and the Company are finalizing a Second Amended and Restated Shareholders’ Agreement (the “Second Restated Shareholders’ Agreement”), pursuant to which Harmony and the TPG Co-invest will be added as parties to the Second Restated Shareholders’ Agreement.

4.	TPG, Sino Link, Harmony, FEEL and the Company are finalizing a Fourth Amended and Restated Memorandum and Articles of Association of the Company (the “Fourth Restated Articles”) pursuant to which the Company will be authorized to issue Series B Preferred Shares in which the initial conversion ratio for Series B Preferred Share to each Ordinary Share will be 2 to 1.

5.	(A) Pursuant to the terms of the Restated Shareholders Agreement as adhered to by TPG Co-invest, Sino Link has thirty (30) days after receipt of a Transfer Notice (as defined in Clause 2.2(a) of the Restated Shareholders Agreement) (the “SHA Notice Period”) to elect whether to exercise its right of first refusal to purchase its pro rata share (based on the proportion of Sino Link’s Shareholding Percentage as it bears to the aggregate Shareholding Percentage of TPG and Sino Link) of the FEEL Sale Shares (the “Sino Link Pro Rata Portion of FEEL Sale Shares”) and (B) pursuant to the terms of the Third Restated Articles, Sino Link has thirty (30) days after the receipt of a Transfer Notice (as defined in Article 10(b) of the Third Restated Articles) (the “AOA Notice Period”) to elect whether to exercise its right of first refusal to purchase the Sino Link Pro Rata Portion of FEEL Sale Shares.

6.	Further, under the Restated Shareholders Agreement, Sino Link, as a Shareholder has thirty (30) days (the “Pre-Emptive Right Notice Period”) after receipt of a preemptive right notice (“Pre-Emptive Right Notice”) to elect to purchase a pro rata portion (based on its Shareholding Percentage) of the Series B Shares that the Company intends to sell and issue to FEEL (“Sino Link Pre-emption Pro Rata Portion”).

7.	Further, under the Restated Shareholders Agreement, the creation of Series B Shares of the Company will constitute the creation of “New Securities” of the Company, which may only be approved by (A) the Shareholders having an aggregate Voting Percentage of more than sixty-six and two-thirds percent (66-2/3%) present and voting at a validly held meetings, and (B) any Shares held and represented at the requisite meeting by TPG be voted in favor of such matter or abstained, for so long as there is a TPG Director.

8.	Please confirm by signing where indicated below that, subject to the proviso contained in this paragraph 8, you agree to each of the following as of the date of this letter:
a.	approve the repurchase of 1,821,256 Ordinary Shares of the Company that FEEL currently holds in exchange for 3,642,512 Series B Preferred Shares of the Company in accordance with Clause 7.4 of the Restated Shareholders Agreement;

b.	waive your right under Clause 3 of the Restated Shareholders Agreement to purchase the Sino Link Pre-emption Pro Rata Portion of the FEEL Sale Shares

3

that the Company intends to issue to FEEL, and allow the Company to sell and issue to FEEL the FEEL Sale Shares;

c.	waive the Pre-Emptive Right Notice Period to elect whether to purchase the Sino Link Pre-emption Pro Rata Portion and the right to receive a Pre-emptive Right Notice;

d.	(1) waive the restriction on transfer under Clause 2.1 of the Restated Shareholders Agreement and under Article 10(a) of the Third Restated Articles to allow FEEL to sell the FEEL Sale Shares to Harmony and (2) waive your right of first refusal under Clause 2.2 of the Restated Shareholders Agreement and under Article 10(b) of the Third Restated Articles to purchase the Sino Link Pro Rata Portion of FEEL Sale Shares from FEEL;

e.	waive the SHA Notice Period and the AOA Notice Period to elect whether to purchase the Sino Link Pro Rata Portion of FEEL Sale Shares;

f.	approve the creation of Series B Shares of the Company in accordance with Clause 7.4 of the Restated Shareholders Agreement.
9.	This letter is governed by the laws of the State of New York.

4

Yours faithfully,
/s/
For and on behalf of
Far East Energy Limited

5

We confirm the matters set out in paragraph 8 above.
For and on behalf of
SINO LINK LIMITED
/s/
Authorised Signatures(s)

For and on behalf of
Sino Link Limited

6

EXHIBIT F
DEED OF PARTIAL RELEASE AND AMENDMENT

36

THIS DEED OF PARTIAL RELEASE AND AMENDMENT (this “Deed”) is made on 10 March 2010
BY:
(1)	TPG STAR ENERGY LTD. a company incorporated with limited liability in the Cayman Islands, and/or one or more of its Affiliates (the “Secured Party”)

in favour of

(2)	FAR EAST ENERGY LIMITED, a company incorporated under the laws of Hong Kong with registration number 847345 (the “Chargor”).
WHEREAS
(A)	The Secured Party, the Chargor, MIE Holdings Corporation (the “Company”) and others have entered into the Series A Preferred Shares Subscription and Put Option Agreement dated June 19, 2009, as amended (the “TPG SPA”), and in accordance with the terms of the TPG SPA, the Chargor has pledged 2,064,777 Ordinary Shares to the Secured Party pursuant to a Share Charge dated 9th of July 2009 by and between Chargor and the Secured Party (the “TPG Pledge”).

(B)	Chargor has entered into the Series B Shares Purchase Agreement dated as of 5 February 2010, by and among inter alia the Harmony Energy Limited (the “Harmony”), the Company and Chargor (the “Harmony SPA”), under which Chargor intends to sell 3,642,512 Series B Preferred Shares to Harmony on the terms and subject to the conditions contained thereof;

(C)	In order to complete the transactions contemplated under the Harmony SPA at Completion (as defined under the Harmony SPA), Chargor has requested the Secured Party to consent to the proposed release of 444,738 Ordinary Shares (the “Released Shares for Completion”) currently charged to the Secured Party pursuant to the TPG Pledge, which will be redeemed and exchanged for 889,476 Series B Preferred Shares and transferred to Harmony.

(D)	The Secured Party has agreed to release the Released Shares for Completion from the security created by or pursuant to the TPG Pledge, subject to the terms and conditions of this Deed.

(E)	This deed is supplemental to the TPG Pledge.
IT IS AGREED as follows:
1.	DEFINITIONS

1.1	Defined expressions

1

Words and expression defined in the TPG Pledge and TPG SPA shall, unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Deed.
1.2	Definitions

In this Deed (including its Recitals), unless the context otherwise requires:

“Company” has the meaning given such term in the Recital (A);

“Effective Date” has the meaning given such term in clause 4.1;

“Harmony SPA” has the meaning given such term in the Recital (B);

“Remaining Shares” means 1,620,039 ordinary shares in the Company registered in the name of the Chargor and charged to the Secured Party under the TPG Pledge;

“Released Shares for Completion” has the meaning given such term in Recital (C);

“TPG SPA” has the meaning given such term in Recital (A); and

“TPG Pledge” has the meaning given such term in Recital (A).

1.3	Headings

Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

1.4	Construction of certain terms

In this Deed, unless the context otherwise requires:
1.4.1	references to clauses are to be construed as references to clauses of this Deed;

1.4.2	references to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties and (where such consent is by the terms of this Deed or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Secured Party. Without limiting the foregoing, references to this “Deed” and cognate expressions include this Deed as amended from time to time;

1.4.3	words importing the plural shall include the singular and vice versa; and

1.4.4	references to any person includes such person’s assignees, transferees and successors in title.
2.	PARTIAL RELEASE

2.1	Subject to the terms and conditions of this Deed, the Secured Party without recourse, representation or warranty of title, hereby (a) consents to and releases in full the Released Shares for Completion only from the fixed charge constituted by the TPG Pledge; and (b) shall forthwith upon execution and delivery of this Deed, deliver the Company original share certificate No. 006 evidencing the 2,064,777 Ordinary Shares

2

pledged pursuant to the TPG Pledge (the “Old Share Certificate”) for cancellation in exchange for the issuance and delivery of a new share certificate representing the Remaining Shares (the “New Share Certificate”).
2.2	The Released Shares for Completion shall be held freed and discharged from the security created by, and all claims arising under, the TPG Pledge.

2.3	The Secured Party agrees that it will (at the cost and expense of the Chargor) do all things and execute all documents as may reasonably be necessary to give effect to this partial release and consent.

2.4	This partial release and consent shall not discharge the security created pursuant to the TPG Pledge in respect of the Remaining Shares and the remaining Charged Portfolio and this partial release and consent only extends to the Released Shares for Completion.

2.5	This partial release and consent shall not discharge the Chargor from any Secured Obligations under the TPG Pledge to the Secured Party at the date of this Deed or from any other security.

2.6	The Chargor hereby undertakes to procure the Company to issue and deliver to the Secured Party the New Share Certificate upon receipt by it of the Old Share Certificate.

3.	AMENDMENTS TO THE TPG PLEDGE

Subject to the terms and conditions of this Deed, the Secured Party agrees, with effect from the Effective Date, to the amendments to the TPG Pledge on the terms set out below.

3.1	Amendments to Definitions
3.1.1	in clause 1.1 of the TPG Pledge, the number “2,064,777” be deleted from the definition “Shares” and replaced with the number “1,620,039”

3.1.2	in clause 3.4.1 of the TPG Pledge, the number “2,064,777” be deleted and replaced with the number “1,620,039”.

3.1.3	The table of Schedule 6 of the TPG Pledge shall be deleted in its entirety and replaced by the following:

Name of	Certificate		Par Share
Shareholder	Number	Number of Shares	value of each
Far East Energy Limited	012	1,620,039 Ordinary Shares	US$	0.01
The TPG Pledge shall, with effect on and from the Effective Date, be (and it is hereby) amended in accordance with the above provisions, and the TPG Pledge (as so amended) shall continue in full force and effect.

4.	CONDITIONS

4.1	The agreement of the Secured Party referred to in clause 2 and the amendments to the TPG Pledge referred to herein shall be with effect on and from the date (the “Effective

3

Date”) on which the Secured Party notifies the Chargor that it has received the following documents in form and substance satisfactory to them:
4.1.1	all certificates and other documents of title to the Remaining Shares; share transfer forms substantially in the form set out in Schedule 1 (Form of Share Transfer) to the TPG Pledge (executed in blank by or on behalf of the Chargor) in respect of the Remaining Shares which by the shareholders letter of authority dated July 9, 2009 delivered previously pursuant to the TPG Pledge, the Secured Party will be entitled to date following the occurrence of an Event of Default;

4.1.2	a certified copy of the Register of Members of the Company evidencing the title ownership of the Remaining Shares in the name of the Chargor.
4.2	The Chargor hereby irrevocably and unconditionally undertakes that it shall, within 3 Business Days of the Effective Date, procure that the following notation be entered on such Register of Members and provide a certified copy of the Register of Members of the Company evidencing such notation:

“The 1,620,039 ordinary shares of US$0.01 par value issued as fully paid up are charged in favour of TPG Star Energy Ltd. (including its successors, assigns and transferees) pursuant to a share charge dated July 9, 2009 as amended from time to time.”

5.	COUNTERPARTS

5.1	This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute but one and the same instrument.

5.2	Any counterpart may take the form of a faxed copy of this Deed and the party delivering the faxed counterpart shall within 7 days of exchange by fax, deliver the original of that counterpart to the other party by express courier.

6.	CONTINUATION OF TPG PLEDGE

Save as supplemented and amended by this Deed, the provisions of the TPG Pledge shall continue in full force and effect and on and with effect from the Effective Date, the TPG Pledge shall be amended so that all references therein are construed as references to the TPG Pledge as supplemented and amended by this Deed.

Furthermore, and without prejudice to the generality of the foregoing, nothing in this Deed shall in any way be construed as a waiver of any of the rights of the Secured Party under the TPG Pledge, all of which are hereby reserved.

7.	APPLICABLE LAW

This Deed is governed by and shall be construed in accordance with Cayman Islands law.
THIS DEED has been signed on behalf of the Secured Party and executed as a deed by the Chargor and is hereby delivered on the date specified above.

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The Chargor

The Common Seal of	)
FAR EAST ENERGY LIMITED	)	[Common Seal of Far East
was hereunto affixed	)	Energy Limited affixed]
in the presence of	)

/s/ Ruilin Zhang
Director
Address:
Fax No:
E-mail:
Attention:
Witnessed by: /s/ Kelly Lian
Witness name: Kelly Lian
Address: Suite 406, Block C, Grand Place, Beijing, P.R.C,
Fax No.: 010 — 5123 8866

2

The Secured Party

SIGNED, SEALED and DELIVERED as a DEED	)
by	)	/s/
for and on behalf of TPG STAR ENERGY LTD.	)
in the presence of:	)

/s/
Address: 301 Commerce Street, Suite 3300, Forth Worth, Texas 76102
Fax no: (817) 871-4001
E-mail:
Attention: Mr. Clive D. Bode

EXHIBIT G
HARMONY SHARE CHARGE

37

Dated 10 March 2010
HARMONY ENERGY LIMITED
as Chargor
in favour of
TPG STAR ENERGY LTD.
as Secured Party

SHARE CHARGE

WARNING
THE EXECUTION OR TAKING OR SENDING OF THIS DOCUMENT IN OR INTO (AS THE
CASE MAY BE) THE CAYMAN ISLANDS MAY GIVE RISE TO THE IMPOSITION OF
CAYMAN ISLANDS STAMP DUTY EQUAL TO THE AMOUNT OF 1.5% OF THE AMOUNT
CHARGED (SUBJECT TO A CAP OF CI$500 OR ABOUT US$600)

THIS SHARE CHARGE (this “Charge”) is made by way of deed on 10 March 2010.
BETWEEN
(1)	HARMONY ENERGY LIMITED, a company incorporated in the British Virgin Islands (the “Chargor”); and

(2)	TPG STAR ENERGY LTD., an exempted company incorporated with limited liability in the Cayman Islands, and/or one or more of its Affiliates (the “Secured Party”),
(the Secured Party and the Chargor are hereinafter referred to collectively as the “Parties” and individually as a “Party”).
RECITALS:
(A)	The Secured Party, Far East Energy Limited (“FEEL”), the Company and others have entered into the Series A Preferred Shares Subscription and Put Option Agreement dated June 19, 2009, as amended (the “TPG SPA”), and in accordance with the terms of the TPG SPA, FEEL pledged 2,064,777 Ordinary Shares to the Secured Party pursuant to a Share Charge dated 9th of July 2009 by and between FEEL and the Secured Party (the “TPG Pledge”).

(B)	FEEL has entered into the Shares Purchase Agreement dated as of February 5, 2010, by and among the Chargor, the Company, FEEL and others (the “Harmony SPA”), pursuant to which in order to complete the transactions contemplated under the Harmony SPA, FEEL intends to request that the Secured Party release 444,738 Ordinary Shares (the “TPG Shares”) from the TPG Pledge, to be repurchased and exchanged for 889,476 Series B Preferred Shares and transferred to Harmony.

(C)	In order to induce the Secured Party to release the TPG Shares from the TPG Pledge, the Chargor, the Secured Party and others have entered into the Credit Support Agreement dated 10 March 2010 (the “Credit Support Agreement”), pursuant to which the Chargor shall enter into this Charge with the Secured Party as security for the Secured Obligations (as defined below).

(D)	The board of directors of the Chargor is satisfied that the Chargor is entering into this Charge for the purposes of its business and that its doing so benefits the Chargor.

(E)	The Parties intend this Charge to take effect as a deed.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Charge:

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Hong Kong SAR or the People’s Republic of China.

“Charge” has the meaning given such term in the Preamble.

“Charged Portfolio” means the Shares and the Related Assets.

“Collateral Rights” means all rights, powers and remedies of the Secured Party provided by this Charge or by law.

“Company” means MIE Holdings Corporation, an exempted company incorporated with limited liability in the Cayman Islands.

“Credit Support Agreement” has the meaning given such term in the Recital.

“Harmony SPA” has the meaning given such term in the Recital.

“Material Adverse Effect” means a material adverse effect on the business, results of operation or financial condition of the Chargor and its Subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include the effects of (a) any changes or developments generally affecting the industry in which the Chargor or any of its Subsidiaries operates, which changes or developments do not disproportionately affect the Chargor or any of its Subsidiaries relative to other participants in such industry in any material respect, (b) any changes or developments in connection with general economic, political or regulatory conditions, which changes do not disproportionately affect the Chargor or any of its Subsidiaries and (c) any changes or proposed changes in accounting standards used by the Chargor or any of its Subsidiaries.

“Party” has the meaning given such term in the Preamble.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Portfolio appointed by law or in accordance with the terms of this Charge.

“Related Assets” means, in relation to the Chargor, (i) all dividends, interest and other monies payable in respect of the Shares and/or assets within this definition of Related Assets and (ii) all other rights, benefits and proceeds in respect of or derived from any or all of the Shares and/or assets falling within this definition of Related Assets (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise) held by, to the order or on behalf of the Chargor.

“Relevant Event” means the failure of FEEL, the Company and/or MIE to comply with any obligation under clauses 6 and 7 of the TPG SPA.

“Secured Party” has the meaning given such term in the Preamble.

“Secured Obligations” means all obligations at any time due, owing or incurred by the Chargor to the Secured Party under the Credit Support Agreement and/or this Charge.

“Security” means the security created under or pursuant to or evidenced by this Charge.

“Shares” means 889,476 Series B Preferred Shares in the Company held by, to the order or on behalf of the Chargor, as specified in Schedule 6 (Details of Shares).

“Transaction Agreements” has the meaning given such term in the Harmony SPA.

“TPG SPA” has the meaning given such term in the Recital.

1.2	Terms defined in the TPG SPA

Unless defined in this Charge or the context otherwise requires, a term defined in the TPG SPA has the same meaning in this Charge or any notice given under or in connection with this Charge, as if all references in such defined terms to the TPG SPA were a reference to this Charge or such notice.

1.3	Construction

Clause 1.3 (Principles of Construction) of the TPG SPA will apply as if incorporated in this Charge or in any notice given under or in connection with this Charge, as if all references in such Clauses to the TPG SPA were a reference to this Charge or such notice.

2.	CHARGE AND GUARANTEE

2.1	Guaranteed Obligation

The Chargor hereby irrevocably and unconditionally guarantees as its own obligation the payment of the Secured Obligations and covenants with the Secured Party to promptly pay and discharge on demand of the Secured Party any Secured Obligation which is due and payable pursuant to and under the terms of the TPG SPA, provided however, the Secured Party shall look solely to the Charged Portfolio for the enforcement of the Chargor’s obligations for the Secured Obligations hereunder and no other recourse shall be had against the Chargor.

2.2	Charge

The Chargor, as legal and beneficial owner, charges by way of first fixed charge the Charged Portfolio in favour of the Secured Party as continuing security for the Chargor’s payment and discharge of the Secured Obligations.

3.	DEPOSIT OF CERTIFICATES, RELATED RIGHTS, RELEASE AND ANNOTATION OF REGISTER OF MEMBERS

3.1	Deposit of certificates

The Chargor will immediately upon the execution of this Charge (or upon coming into possession of the Chargor at any time) deposit (or procure there to be deposited) with the Secured Party:
3.1.1.	certified copies of its corporate documents required to authorise the due execution and delivery of this Charge;

3.1.2.	all certificates and other documents of title to the Shares which shall be issued as separate certificates to correspond to number of Shares charged to the Secured Party to facilitate enforcement;

3.1.3.	share transfer forms substantially in the form set out in Schedule 1 (Form of Share Transfer) (executed in blank by or on behalf of the Chargor) in respect of the Shares which by the shareholders letter of authority referred to in Clause 3.1.4 below the Secured Party will be entitled to date following the occurrence of a Relevant Event;

3.1.4.	a duly executed and dated shareholders letter of authority in the form of Schedule 2 (Form of Shareholder Letter of Authority) to this Charge and an irrevocable power of attorney which in accordance with its terms shall be exercisable following the occurrence of a Relevant Event for as long as such Relevant Event is continuing;

3.1.5.	an executed irrevocable proxy and power of attorney in the forms set out in Parts I and II of Schedule 3 (Forms of Proxy and Power of Attorney) to this Charge made in favour of the Secured Party in respect of, among other things, all shareholder meetings and written resolutions of the Company;

3.1.6.	executed but undated written resolutions of the board of directors of the Company substantially in the form of Schedule 4 (Form of written resolutions of directors); and

3.1.7.	an undertaking from the Company to register transfers of the Shares to the Secured Party or such parties’ nominee(s) and pending such registration to recognise the irrevocable proxy and power of attorney (in the form set out in Parts I and II of Schedule 3 (Forms of Proxy and Power of Attorney) to this Charge in the form set out in Schedule 5 (Form of Undertaking from the Company) to this Charge.
3.2	Related Assets

Subject to clause 5.2(g), the Chargor shall, promptly upon the accrual, offer or issue of any Related Assets (in the form of stocks, shares, warrants or other securities) in which the Chargor has a beneficial interest, procure the delivery to the Secured Party of (a) all certificates and other documents of title representing those Related Assets and (b) such duly executed blank (stamped, if necessary or desirable for the Secured Party) share transfer forms substantially in the form set out in Schedule 1 (Form of Share Transfer) or other instruments of transfer in respect of those Related Assets as the Secured Party may require.

3.3	Release

Upon the latest to occur of (i) the General Warranty Expiration Date, (ii) the final settlement of all claims from the Secured Party which may be outstanding on such Warranty Expiration Date in respect of the indemnities under Clause 6 of the TPG SPA and (iii) the payment of the Put Return Deficiency, the Secured Party shall, promptly at the request of the Chargor but at the cost of the Secured Party, execute all such documents and do all such other things as may be considered reasonably necessary to release this Charge.

3.4	Annotation of Register of Members

The Chargor shall, within three (3) Business Days following execution of this Charge or in the case where the Chargor has acquired Related Assets, promptly upon the issuance of such Related Assets:
3.4.1	procure that the following notation be entered on the Register of Members of the Company:

“889,476 Series B preferred shares of US$0.01 par value issued to Harmony Energy Limited as fully paid up are charged in favour of TPG Star Energy Ltd. (including its successors, assigns and transferees) pursuant to a share charge dated July 9, 2009 as amended from time to time.”; and

3.4.2	provide the Secured Party with a certified copy of such Register of Members of the Company with such notation.

3.5	Registration

The Chargor shall forthwith upon execution hereof (and in any event within two (2) weeks of the date of execution of this Charge): (i) make entries on the register of charges of the Chargor maintained pursuant to Section 162 of the BVI Business Companies Act, 2004 in relation to the charges created by this Charge; (ii) forward a copy of such register to its registered agent to maintain with the Chargor’s records; and (iii) procure that the registered agent of the Chargor make application for any such charge to be registered by the Registrar of Corporate Affairs in the British Virgin Islands pursuant to Section 163(1) of the BVI Business Companies Act, 2004; and (iv) provide evidence satisfactory to the Secured Party of the fulfilment of the above obligations.

4.	VOTING RIGHTS AND DIVIDENDS

4.1	Voting rights and dividends prior to a Relevant Event

Except while a Relevant Event is continuing, the Chargor shall:
(a)	be entitled to all dividends, interest and other monies arising from the Charged Portfolio; and

(b)	subject to Clause 5.2(f), be entitled to exercise all voting rights in relation to the Charged Portfolio.
Without prejudice to the foregoing, the Secured Party shall not have any duty to ensure that any dividends, interest or other monies and assets receivable in respect of the Charged Portfolio are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Charged Portfolio or to ensure the taking up of any (or any offer of any) stocks, shares, rights, monies or other property paid, distributed, accruing or offered at any time by way of redemption bonus, rights, preference, or otherwise on or in respect of, any of the Charged Portfolio.

4.2	Calls and other payments prior to a Relevant Event

The Chargor shall pay all calls, instalments or other payments, and shall discharge all other obligations, which may become due in respect of any of the Charged Portfolio. While a Relevant Event is continuing, the Secured Party may if it thinks fit make such payments or discharge such obligations on behalf of the Chargor. Any amounts so paid by the Secured Party in respect thereof shall be repayable on demand and pending such repayment shall constitute part of the Secured Obligations.

4.3	Voting rights and dividends after a Relevant Event

Upon the occurrence of a Relevant Event and for so long as such Relevant Event is continuing, the Chargor shall pay to the Secured Party all dividends, interest and other monies received by it in connection with its Charged Portfolio or any part thereof at any time during the subsistence of this Charge and shall, at all times prior to such payment to the Secured Party, hold the same on trust for the Secured Party. Without prejudice to the foregoing, upon the occurrence of a Relevant Event and for so long as such Relevant Event is continuing, the Secured Party may, at their discretion, (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):
(a)	exercise (or refrain from exercising) any voting rights in respect of the Charged Portfolio;

(b)	apply all dividends, interest and other monies arising from all or any part of the Charged Portfolio towards the discharge of the Secured Obligations as though they were the proceeds of sale under this Charge;

(c)	date and deliver the documents delivered to it pursuant to this Charge as it considers appropriate and to take all steps to register the Charged Portfolio in the name of the Secured Party or such parties’ nominee or nominees and to transfer control to the Secured Party or their nominee(s) as registered owner of the Shares; and

(d)	exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Charged Portfolio including without limitation the right, in relation to any company whose shares or other securities are included in the Charged Portfolio, to concur or participate in:
(i)	the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including without limitation the exchange, conversion or reissue of any shares or securities as a consequence thereof);

(ii)	the release, modification or variation of any rights or liabilities attaching to such shares or securities; and

(iii)	the exercise, renunciation or assignment of any right to subscribe for any shares or securities, in each case in the manner and on the terms the Secured Party thinks fit, and the proceeds of any such action shall form part of the Charged Portfolio.

5.	CHARGOR’S REPRESENTATIONS AND UNDERTAKINGS

5.1	Representations

The Chargor makes the following representations and warranties to the Secured Party and acknowledges that the Secured Party has become a Party to this Charge in reliance on these representations and warranties:
(a)	Status
(i)	It is duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(ii)	It has the power to own its assets and carry on its business as it is being conducted.
(b)	Binding obligations

The obligations expressed to be assumed by it in this Charge are, subject to any general principles of law as at the date of this Charge limiting its obligations, legal, valid and binding obligations enforceable in accordance with its terms.

(c)	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Charge (including any transfer of the Shares on creation or enforcement of the security constituted by this Charge) do not and shall not:
(i)	conflict with:
(A)	any material law or regulation applicable to it;

(B)	its constitutional documents; or

(C)	any material agreement or instrument binding upon it, any of its assets or the Shares; or
(ii)	result in the existence of, or oblige it to create, any security over the Shares (other than the security contemplated by this Charge).
(d)	Ranking

The security created by this Charge has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking security.

(e)	Power and authority
(i)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Charge and the transactions contemplated by this Charge.

(ii)	No limit on its powers will be exceeded as a result of the grant of security contemplated by this Charge.
(f)	Ownership of Shares

It is the sole legal and beneficial owner of the Charged Portfolio free and clear of all security interests save as created by this Charge and has not sold or disposed of or granted any options or pre-emption rights in respect of any of its right, title and interest, in the Charged Portfolio and all of the Shares are validly issued, fully paid and are not subject to any options to purchase, pre-emption rights or similar rights or other restrictions upon disposal which would operate to restrict in any way their disposal by any of the Secured Party should any of the Secured Party come to enforce its security over the Charged Portfolio contained in this Charge.

(g)	Authorisations

All consents, licences, approvals and authorisations required or desirable:
(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Charge; and

(ii)	to make this Charge admissible in evidence in its jurisdiction of incorporation and in the Cayman Islands, have been obtained or effected and are in full force and effect.

(h)	Governing law

Subject to any general principles of law as at the date of this Charge limiting its obligations:
(i)	the choice of Cayman Islands law as the governing law of this Charge will be recognised and enforced in its jurisdiction of organisation; and

(ii)	any judgment obtained in the Cayman Islands in relation to this Charge will be recognised and enforced in its jurisdiction of organisation.
(i)	Insolvency

No order or petition has been presented or resolution passed for the administration, winding-up, dissolution or liquidation of the Chargor and no administrator, receiver or manager has been appointed in respect thereof. The Chargor has not commenced any other proceeding under any bankruptcy, reorganization, composition, arrangement, adjustment of debt, release of debtors, dissolution, insolvency, liquidation or similar law of any jurisdiction and there has not been commenced against he Chargor any such proceeding.

(j)	No proceedings pending or threatened

There is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or, to the knowledge of the Chargor, threatened, against the Chargor or its activities, properties or assets, or to the knowledge of the Chargor, against any officer, director or key employee of the Chargor in connection with such officer’s director’s or key employee’s relationship with, or action taken on behalf of, the Chargor, including but not limited to any legal, administrative, arbitration or other action or proceeding or governmental investigation that questions the validity of this Charge, or the right of the Chargor to enter into this Charge, or the consummation of the transactions contemplated hereby, or that would result in a Material Adverse Effect or any change in the current equity ownership of the Chargor, nor is the Chargor aware that there is any basis for the foregoing.

(k)	Pari passu ranking

Its payment obligations under this Charge rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(l)	No Stamp Taxes

Under the laws of the British Virgin Islands and the Cayman Islands, it is not necessary or desirable for the Secured Party that any stamp, registration or similar tax be paid on or in relation to this Charge.
5.2	Undertakings
(a)	Authorisations

The Chargor shall promptly:
(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Secured Party of,
any material authorisation required under applicable law or regulation to enable it to perform its obligations under this Charge (where the failure to obtain and comply with such authorisation could reasonably be expected to have a Material Adverse Effect) and each other authorisation required to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Charge.

(b)	Compliance with laws

The Chargor shall comply in all material respects with all laws applicable to it, if failure to comply could reasonably be expected to materially impair its ability to perform its obligations under this Charge enforceable in accordance with its terms.

(c)	No Action

The Chargor shall not without the prior written consent of the Secured Party:
(i)	permit any person other than the Chargor, the Secured Party or any transferee nominated by the Secured Party on enforcement of this Charge to be the registered holder of any of the Charged Shares;

(ii)	take any action to vary the rights attaching to the Charged Shares; or

(iii)	take any action which results in an increase or reduction in the authorised or issued share capital of the Company or the number of shares that the Company is authorised to issue or the issued share or share capital of the Company, other than as permitted by the Transaction Agreements.
(d)	Disposals

The Chargor will not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of the Charged Portfolio without the written consent of the Secured Party.

(e)	Calls on Shares

The Chargor undertakes to pay all calls or other payments when due in respect of any part of the Charged Portfolio. If the Chargor fails to make any such payment the Secured Party may make that payment on behalf of the Chargor and any sums so paid by the Secured Party shall be reimbursed by the Chargor on demand.

(f)	Voting Rights

The Chargor shall not exercise its voting rights in relation to the Charged Portfolio in any manner, or otherwise permit or agree to, or concur or participate in any:
(i)	variation of the rights attaching to or conferred by all or any part of the Charged Portfolio;

(ii)	increase in the issued share capital of any company whose shares are charged pursuant to this Charge;

(iii)	exercise, renunciation or assignment of any right to subscribe for any shares or securities; or

(iv)	reconstruction, amalgamation, sale or other disposal of any company or any of the assets of any company (including the exchange, conversion or reissue of any shares or securities as a consequence thereof) whose shares are charged under this Charge , which in the opinion of the Secured Party would prejudice the value of, or the ability of the Secured Party to realise, the security created by this Charge or the legality, validity or enforceability of this Charge.

(g)	No Other Security Interests

The Charged Portfolio shall remain free and clear of all security interests save as created by this Charge.

(h)	No Action

The Chargor shall not take any action which would cause any of the representations made in Clause 5.1 to be untrue or incorrect in any respect at any time before the Security is released.
6.	FURTHER ASSURANCE

6.1	Covenant for Further Assurance

The Chargor will promptly at its own cost do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Secured Party may reasonably specify (and in such form as the Secured Party may reasonably require in favour of the Secured Party or such parties’ nominee(s)) for the purpose of exercising the Collateral Rights or perfecting the Security created or intended to be created in respect of the Charged Portfolio (which may include the execution by the Chargor of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, the Charged Portfolio) or for the exercise of the rights, powers and remedies of the Secured Party provided by or pursuant to this Charge or by law in each case in accordance with the rights vested in it under this Charge.

6.2	Prescribed Wording

The following covenants shall be implied in respect of any action taken by the Chargor to comply with its obligations under Clause 6.1:
(a)	the Chargor has the right to take such action in respect of the Charged Portfolio; and

(b)	the Chargor will at its own cost do all that it reasonably can to give the Secured Party or such parties’ nominee(s) the title and/or rights that it purports to give.
7.	POWER OF ATTORNEY

7.1	Appointment and powers

The Chargor irrevocably and by way of security for the payment of the Secured Obligations appoints the Secured Party and any Receiver severally to be its true and attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be necessary or desirable for:
(a)	carrying out any obligation imposed on the Chargor by this Charge (including the execution and delivery of any deeds, charges, assignments, written resolutions or other security and any transfers of the Charged Portfolio) if the Chargor has not itself carried out such obligation; and

(b)	enabling the Secured Party to exercise, or delegate the exercise of, all or any of the Collateral Rights (including without limitation, upon the occurrence of a Relevant Event and for so long as such Relevant Event is continuing, the exercise of any right of a legal or beneficial owner of the Chargor’s Charged Portfolio); and

(c)	enabling any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Charge or by law.
Notwithstanding any other provision of this Charge, any power of attorney granted hereunder shall not be exercisable by or on behalf of the Secured Party until the occurrence of a Relevant Event and shall only be exercisable for so long as such Relevant Event is continuing.

7.2	Ratification

The Chargor shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers.

8.	SECURITY ENFORCEMENT

8.1	Time for Enforcement

On and at any time after the occurrence of a Relevant Event (which is continuing) or if a petition or application is presented for the making of an administration order in relation to the Chargor or if any person gives written notice of its intention to appoint an administrator of the Chargor or files such a notice with the court, the security created by or pursuant to this Charge is immediately enforceable and the Secured Party may, without notice to the Chargor or prior authorisation from any court, in its absolute discretion:
(a)	secure and perfect their title to all or any part of the Charged Portfolio (including transferring the Charged Portfolio into the name of the Secured Party or such parties’ nominees);

(b)	enforce all or any part of the Security (at the times, in the manner and on the terms they think fit) and take possession of and hold, sell, or otherwise dispose of all or any part of the Charged Portfolio (at the time, in the manner and on the terms they think fit); and

(c)	whether or not the Secured Party have appointed a Receiver, exercise all or any of the powers, authorisations and discretions conferred by any applicable law in the Cayman Islands (as varied or extended by this Charge) on chargees and by this Charge on any Receiver or otherwise conferred by law on chargees or Receivers.

8.2	Secured Party liability
(a)	Neither the Secured Party nor any Receiver will be liable to account as mortgagee or mortgagee in possession in respect of the Charged Portfolio or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection with the Charged Portfolio for which a mortgagee or mortgagee in possession might as such be liable.

(b)	Neither the Secured Party nor any Receiver will be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Charge or to make any claim or to take any action to collect any monies assigned by this Charge or to enforce any rights or benefits assigned to the Secured Party by this Charge or to which the Secured Party may at any time be entitled hereunder.

(c)	Neither the Secured Party nor their respective agents, managers, officers, employees, delegates or advisors will be liable for any claim, demand, liability, loss, damage, consequential damage, cost or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions hereunder.
8.3	Statutory powers

The powers conferred by this Charge on the Secured Party are in addition to and not in substitution for the powers conferred on mortgagees and mortgagees in possession by law and in the case of any conflict between the powers contained in any such law and those conferred by this Charge the terms of this Charge will prevail.

9.	RECEIVERS AND ADMINISTRATORS

9.1	Appointment and removal

After this Charge becomes enforceable in accordance with Clause 8 (Security Enforcement), the Secured Party may by writing or otherwise, without prior notice to the Chargor:
(a)	appoint one or more persons to be a Receiver of the whole or any part of the Charged Portfolio;

(b)	appoint one or more Receivers of separate parts of the Charged Portfolio respectively;

(c)	remove (so far as it is lawfully able) any Receiver so appointed; and

(d)	appoint another person(s) as an additional or replacement Receiver(s).
9.2	Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 9.1 (Appointment and removal) will be:
(a)	entitled to act individually or together with any other person appointed or substituted as Receiver;

(b)	for all purposes deemed to be the agent of the Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Secured Party; and

(c)	entitled to remuneration for his services at a rate to be fixed by the Secured Party from time to time.
9.3	Powers of Receivers

In addition to the powers conferred by Clause 9.1, each Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Chargor) have and be entitled to exercise, in relation to the Charged Portfolio in respect of which he was appointed, and as varied and extended by the provisions of this Charge (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):
(a)	all the powers conferred on a receiver by any applicable law;

(b)	all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do;

(c)	the power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Charge (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Receiver itself; and

(d)	the power to do all things (including bringing or defending proceedings in the name or on behalf of the Chargor) which seem to the Receiver to be incidental or conducive to:
(i)	any of the functions, powers, authorities or discretions conferred on or vested in him;

(ii)	the exercise of any rights, powers and remedies of the Secured Party provided by or pursuant to this Charge or by law (including realisation of all or any part of the Charged Portfolio); or

(iii)	bringing to his hands any assets of the Chargor forming part of, or which when got in would be, Charged Portfolio.
9.4	Consideration

The receipt of the Secured Party or any Receiver shall be a conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Portfolio or making any acquisition, the Secured Party or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

9.5	Protection of purchasers

No purchaser or other person dealing with the Secured Party or any Receiver shall be bound to inquire whether the right of the Secured Party or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Secured Party or such Receiver in such dealings.

10.	EFFECTIVENESS OF COLLATERAL

10.1	Collateral Cumulative

The collateral constituted by this Charge and the Collateral Rights shall be cumulative, in addition to and independent of every other security which Secured Party may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.

No prior security held by the Secured Party over the whole or any part of the Charged Portfolio shall merge into the collateral constituted by this Charge.

10.2	No Waiver

No failure to exercise, nor any delay in exercising, on the part of any of the Secured Party, any right, power or remedy of any of the Secured Party provided by this Charge or by law shall impair such right, power or remedy, or operate as a waiver, nor shall any single or partial exercise of that right, power or remedy prevent any further or other exercise of that or any other right, power or remedy of any of the Secured Party provided by this Charge or by law. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Secured Party may deem expedient. Any waiver by the Secured Party of any terms of this Charge shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

10.3	Illegality, Invalidity, Unenforceability

If, at any time, any provision of this Charge is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Charge nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

10.4	No liability

None of the Secured Party, the Secured Party’s nominee(s) or any Receiver appointed pursuant to this Charge shall be liable by reason of (a) taking any action permitted by this Charge or (b) any neglect or default in connection with the Charged Portfolio or (c) the taking possession or realisation of all or any part of the Charged Portfolio, except in the case of gross negligence or wilful default upon its part.

10.5	Implied Covenants for Title

It shall be implied in respect of Clause 2.2 (Charge) that the Chargor is charging the Charged Portfolio free from all charges and encumbrances (whether monetary or not) and from all other rights exercisable by third parties (including liabilities imposed and rights conferred by or under any enactment).

10.6	Continuing security
(a)	The Security from time to time constituted by this Charge is a continuing security and will remain in full force and effect as a continuing security until released or discharged by the Secured Party.

(b)	No part of the Security from time to time constituted by this Charge will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Obligations.
10.7	Immediate recourse

The Chargor waives any right it may have of first requiring the Secured Party to proceed against or enforce any other rights or Security or claim payment from any person before claiming from the Chargor under this Charge. This waiver applies irrespective of any law or any provision of this Charge to the contrary.

10.8	Avoidance of Payments

Notwithstanding Clause 3.3 (Release) if the Secured Party consider that any amount paid or credited to it is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Chargor under this Charge and the security constituted by this Charge shall continue and that amount shall not be considered to have been irrevocably paid.

10.9	Waiver of defences

The obligations of the Chargor under this Charge and this Security will not be affected by any act, omission, matter or thing which, but for this Clause 10.9 (Waiver of defences), would reduce, release or prejudice any of its obligations, or might operate to impair, affect or discharge the rights and security of the Secured Party, in whole or in part, under this Charge and this Security and whether or not known to the Company, the Chargor, the Secured Party or any other person including:
(a)	any time, waiver or consent granted to, or composition with, the Chargor or other person;

(b)	the release of the Chargor or any other person under the terms of any composition or arrangement with any creditor of the Chargor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Chargor or other person or any non-presentment or non-observance of any formality or other requirement in respect of any instruments or any failure to realise the full value of any other security;

(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of, the Chargor or any other person;

(e)	any amendment (however fundamental) or replacement of any document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any document or security; or

(g)	any insolvency or similar proceedings.
11.	INDEMNITY

11.1	Enforcement expenses

The Chargor shall, within three (3) Business Days of demand, pay to the Secured Party the amount of all costs and expenses (including legal fees) incurred by the Secured Party in connection with the exercise, enforcement or preservation of any rights, powers and remedies under this Charge, the enforcement of the Security created pursuant to this Charge and any proceedings instituted by or against the Secured Party (other than proceedings instituted by or against the Chargor) as a consequence of taking, holding or enforcing the Security created pursuant to this Charge or of exercising those rights, powers and remedies.

11.2	Indemnity

The Chargor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Secured Party, their respective attorneys and any Receiver against any action, proceeding, claims, losses, liabilities and costs which it may sustain as a consequence of any breach by the Chargor of the provisions of this Charge, the exercise or purported exercise of any of the rights and powers conferred on them by this Charge or otherwise relating to the Charged Portfolio.
11.3	Currency

If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Chargor or the bankruptcy or liquidation of the Chargor or for any other reason any payment under or in connection with this Charge is made or falls to be satisfied in a currency (the “Payment Currency”) other than the currency in which such payment is due under or in connection with this Charge (the “Contractual Currency”), then to the extent that the amount of such payment actually received by the Secured Party when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Charge, the Chargor, as a separate and independent obligation, shall indemnify and hold harmless the Secured Party against the amount of such shortfall. For the purposes of this clause, “rate of exchange” means the rate at which the Secured Party is able on or about the date of such payment to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.

12.	APPLICATION OF PROCEEDS

All monies received or recovered by the Secured Party or any Receiver pursuant to this Charge or the powers conferred by it shall (subject to the claims of any person having prior rights thereto) be applied first in the payment of the costs, charges and expenses incurred and payments made by the Receiver, the payment of his remuneration and the discharge of any liabilities incurred by the Receiver in, or incidental to, the exercise of any of his powers, and thereafter shall be applied by the Secured Party (notwithstanding any purported appropriation by the Chargor) to the payment of the Secured Obligations.

13.	ASSIGNMENT

13.1	No Assignment and Exception

The provisions of this Charge shall be binding upon and accrue to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, none of the Parties may assign its rights and obligations in whole or in part hereunder without the prior written consent of the other Parties, except that the Secured Party is permitted to assign their rights and benefits under this Charge, in whole or in part, to any Person who acquires Series A Preferred Shares of the Company held by the Secured Party.

13.2	Disclosure

The Secured Party shall be entitled to disclose such information concerning the Chargor or any other person and this Agreement as the Secured Party consider appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.

14.	NOTICES

14.1	All notices, consents, and other communications under or pursuant to this Charge (“Notices”) shall be in writing and in the English language and shall be delivered (A) by hand, (B) by facsimile (with receipt confirmed); provided, however, that a copy is promptly thereafter mailed by reputable private courier, return receipt requested, (C) by the addressee or (D) by such other means as the Parties may agree from time to time; in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate as to itself by not less than five (5) Business Days notice to the other Parties):

if to the Secured Party, to :	TPG Star Energy Ltd.
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Fax: (817) 871-4001
Attention: Clive D. Bode

with a copy to:
TPG Growth Capital (Asia) Limited
57th Floor, Two International Finance Centre
8 Finance Street, Central, Hong Kong
Fax: (852) 3515-8999
Attention: Stephen Law

if to the Chargor, to :	Harmony Energy Limited
Suites 7003-7005, 70th Fl
Two International Finance Centre
8 Finance St, Central
Hong Kong
Attention: Mr. Fan Lei
Facsimile: (852) 2110 9677
14.2	English Language

Any notice and all other documents given under or in connection with this Agreement must be in English.

15.	WAIVERS AND COUNTERPARTS

15.1	Waivers

No waiver by the Secured Party of any of its rights under this Charge shall be effective unless given in writing.

15.2	Counterparts

This Charge may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Charge.

16.	LAW

This Charge is governed by Cayman Islands law.

17.	ENFORCEMENT

17.1	Jurisdiction of the Cayman Islands Courts

The Parties agree that:
(a)	the courts of the Cayman Islands have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Charge (including a dispute regarding the existence, validity or termination of this Charge) (a “Dispute”) and for such purpose the Chargor and the Secured Party irrevocably submit to the jurisdiction of the Cayman Islands courts;

(b)	the courts of the Cayman Islands are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary; and

(c)	a final judgment or order in connection with this Charge of any court referred to in this Clause 17.1 is conclusive and binding on the Parties and may be enforced against it in the courts of any other jurisdiction, provided that nothing in this clause shall affect the right of the Secured Party to serve process in any manner permitted by law or limit the right of the Secured Party to take proceedings with respect to this Charge against the Chargor in any other jurisdiction, nor shall it limit the right of the Chargor to take proceedings with respect to this Charge against the Secured Party in any other jurisdiction, whether concurrently or not.
17.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Chargor:
(a)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the Cayman Islands courts in connection with this Charge;

(b)	agrees that failure by an agent for service of process to notify the Chargor of the process will not invalidate the proceedings concerned; and

(c)	if the agent referred to in paragraph (a) above ceases to be appointed, agrees to appoint another agent with an address in the Cayman Islands, promptly upon request by the Secured Party and authorises the Secured Party to appoint another agent if the Chargor fails to appoint one following such request.
THIS CHARGE has been signed on behalf of the Secured Party and executed as a deed by the Chargor and is hereby delivered by the Chargor on the date specified above.

SCHEDULE 1
Form of Share Transfer
MIE HOLDINGS CORPORATION (the “Company”)
SHARE TRANSFER FORM
We, Harmony Energy Limited (the “Transferor”), for good and valuable consideration received by us from                                                         (the “Transferee”) of                                                              , do hereby transfer to the Transferee                      share(s) (the “Shares”) standing in our name in the register of members of the Company.
As Witness Our Hands
Signed by the Transferor on the
                     day of
in the presence of:

Witness	Transferor
Signed by the Transferee on the
                     day of
in the presence of:

Witness	For and on behalf of Transferee

SCHEDULE 2
Form of Shareholder Letter of Authority
To: TPG Star Energy Ltd.
Date: [ • ] 2010
Dear Sirs
MIE HOLDINGS CORPORATION (the “Company”)
We hereby unconditionally and irrevocably authorise you to date, deliver, give full effect to and otherwise complete the share transfer form(s) (in respect of our shares in the Company) deposited by ourselves with yourselves pursuant to the Share Charge dated [•] (the “Charge”) between ourselves and TPG Star Energy Ltd., following the occurrence of a Relevant Event (as defined in the Charge) and for as long as such Relevant Event is continuing and for such purposes we attach duly executed and dated irrevocable appointment of proxy and irrevocable power of attorney given by way of security in the forms as annexed hereto.

Yours faithfully,

For and on behalf of

Harmony Energy Limited

SCHEDULE 3
Forms of Proxy and Power of Attorney
PART I
MIE HOLDINGS CORPORATION
IRREVOCABLE APPOINTMENT OF PROXY GIVEN BY WAY OF SECURITY
We, Harmony Energy Limited, hereby irrevocably (1) appoint TPG Star Energy Ltd. as our proxy to vote at meetings of the Shareholders of MIE Holdings Corporation (the “Company”) in respect of any existing or further shares in the Company which may have been or may from time to time be issued and/or registered in our name and (2) ratify and confirm all acts and things TPG Star Energy Ltd. may do or cause to be done pursuant to this proxy.
This proxy is given by way of security pursuant to a share charge dated [ • ] made between Harmony Energy Limited and TPG Star Energy Ltd. and is irrevocable.
IN WITNESS whereof this instrument has been duly executed as a deed this [ • ] day of [ • ] 2010.

The COMMON SEAL of HARMONY ENERGY LIMITED was hereunto affixed	) ) )
in the presence of:	)

Director

Witness Name:

Address: Fax No.: Attention:

Witness Name:

Address: Fax No.: Attention:

PART II
MIE HOLDINGS CORPORATION
IRREVOCABLE APPOINTMENT OF ATTORNEY-IN-FACT GIVEN BY WAY OF SECURITY
We, Harmony Energy Limited, by way of security and in order to more fully secure the performance of our obligations under the Share Charge dated [•] (the “Charge”) between ourselves and TPG Star Energy Ltd., pursuant to the Power of Attorney Law (1996 Revision) hereby irrevocably appoint TPG Star Energy Ltd. and the persons deriving title under it to be our attorney:
(a)	to execute and complete in favour of the Secured Party (as defined in the Charge) or its nominees or of any purchaser any documents which the Secured Party may from time to time require for perfecting its title to or for vesting any of the assets and property hereby charged or assigned in the Secured Party or its nominees or in any purchaser and to give effectual discharges for payments;

(b)	to take and institute on non payment (if the Secured Party in its sole discretion so decides) all steps and proceedings in the name of the Secured Party or of the Secured Party for the recovery of such monies, property and assets hereby charged and to agree accounts;

(d)	to act as our corporate representative (and/or to appoint any officer or nominee of ours for such purpose) to represent us at any general meeting of members of MIE Holdings Corporation (the “Company”) and to sign any resolution in writing of the members of the Company (including in respect of any existing or further shares in the Company which may have been or may from time to time be issued and/or registered in our name) or to requisition or convene general meetings of the Company or to waive or consent to short notice of such in that capacity;

(d)	to make allowances and give time or other indulgence to any surety or other person liable;

(e)	otherwise generally to act for us and in our name and on our behalf; and

(f)	to sign, execute, seal and deliver and otherwise perfect and do any such legal assignments and other assurances, charges, authorities and documents over the monies, property and assets hereby charged, and all such deeds, instruments, acts and things (including, without limitation, those referred to in Clause 6 of the Charge) which may be required for the full exercise of all or any of the powers conferred or which may be deemed proper on or in connection with any of the purposes aforesaid.
The power hereby conferred shall be a general power of attorney and we hereby ratify and confirm and agree to ratify and confirm any instrument, act or thing which any such attorney may execute or do. In relation to the power referred to herein, the exercise by the Secured Party of such power shall be conclusive evidence of its right to exercise the same.
IN WITNESS whereof this instrument has been duly executed as a deed this [•] day of [•] 2010.

The COMMON SEAL of	)
HARMONY ENERGY LIMITED	)
was hereunto affixed	)
in the presence of:	)
Director

Witness Name:

Address:

Fax No.:

Attention:

Witness Name:

Address:

Fax No.:

Attention:

SCHEDULE 4
Form of written resolution of directors
MIE HOLDINGS CORPORATION (the “Company”)
Written resolution of the board of directors of the Company
TRANSFER OF SHARES
IT IS HEREBY RESOLVED THAT the following transfer of shares be approved:

Transferor	Transferee	Number and Class of Shares

SHARE CERTIFICATES
IT IS HEREBY RESOLVED THAT on the transfer of the shares pursuant to the foregoing resolutions, entries be made forthwith upon presentation of the form of transfer notwithstanding any suspension of the registration of transfers in the Register of Members and that upon the surrender to the Company of share certificates representing the shares being transferred that they be cancelled and that any Director be instructed to prepare, sign, seal and deliver on behalf of the Company share certificates as follows:

Name	Class of Shares	Share Certificate Number

By:
(Director)
Dated:

By:
(Director)
Dated:

SCHEDULE 5
Form of Undertaking from the Company
MIE HOLDINGS CORPORATION
[•] 2010
TPG Star Energy Ltd.
Dear Sirs
MIE HOLDINGS CORPORATION (THE “COMPANY”)
We refer to the following:
(1) the Series A Preferred Shares Subscription and Put Option Agreement dated June 19, 2009 between, amongst others, TPG Star Energy Ltd. (the “Secured Party”) and Far East Energy Limited (“FEEL”) as amended;
(2) the Shares Purchase Agreement dated [•], by and among Harmony Energy Limited (the “Chargor”), FEEL and others;
(3) the Credit Support Agreement dated [•] between, amongst others, the Chargor and the Secured Party; and
(4) the Share Charge dated [•] between the Chargor and the Secured Party (the “Charge”) whereby, inter alia, the Chargor granted a charge over the Charged Portfolio in favour of the Secured Party.
Capitalised words and expressions used in this letter which are not expressly defined herein have the meanings ascribed to them in the Charge.
This letter of undertaking is given pursuant to Clause 3.1.7 of the Charge.
In consideration of the right of the Chargor referred to above and for other valuable consideration receipt of which is hereby acknowledged, the Company hereby irrevocably and unconditionally undertakes and covenants to register or procure the registration by the secretary of agent of the Company in the Company’s register of members any and all share transfers to either or both of the Secured Party or their respective nominees in respect of the Charged Portfolio submitted to the Company by or on behalf of the Secured Party upon presentation of the form of transfer and notwithstanding any suspension of the registration of transfers and pending such registration to recognise the irrevocable proxy and power of attorney in the forms set out in Parts I and II of Schedule 3 (Forms of Proxy and Power of Attorney) to the Charge.
EXECUTED AS A DEED under the common seal of the Company on [date].

The COMMON SEAL of	)
MIE HOLDINGS CORPORATION	)

was hereunto affixed	)
in the presence of:	)
Director

Witness Name:
Address:
Fax No.:
Attention:

SCHEDULE 6
The Shares

Name of
shareholder	Certificate Number	Number of Shares	Par Share value of each
Harmony Energy Limited	B003	889,476 Series B Preferred Shares	US$0.01

EXECUTION PAGE
The Chargor

The COMMON SEAL of	)	[Common Seal of Harmony Energy Limited affixed]
HARMONY ENERGY LIMITED	)
was hereunto affixed	)
in the presence of:	)	/s/ Che Fung
Director
/s/ Natasha Hsieh
Witness name: Natasha Hsieh
Address: 17F, Edinburgh Tower, 15 Queen’s Rd, Central, Hong Kong
Fax No.: 852-2810-1345
Attention:

The Secured Party
Signed for and on behalf of
TPG STAR ENERGY LTD.
By:
/s/
Address: 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102
Fax No.: (817) 871-4001
Attention: Mr. Clive D. Bode

EXHIBIT H
CREDIT SUPPORT AGREEMENT

38

Dated This 10th day of March 2010
By and Among
TPG Star Energy Ltd.
Harmony Energy Limited
Far East Energy Limited
MIE Holdings Corporation
and
MI Energy Corporation

CREDIT SUPPORT AGREEMENT

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THIS CREDIT SUPPORT AGREEMENT (this “Agreement”) is made on the 10th day of March 2010 by and among:
(1)	TPG Star Energy Ltd., an exempted company incorporated with limited liability in the Cayman Islands, and/or one or more of its Affiliates (collectively, (“TPG”);

(2)	Harmony Energy Limited, a company incorporated in the British Virgin Islands (“Harmony”)

(3)	Far East Energy Limited, a company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (“FEEL”);

(4)	MIE Holdings Corporation, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”); and

(5)	MI Energy Corporation, an exempted company incorporated with limited liability in the Cayman Islands (“MIE”).
(TPG, Harmony, FEEL, the Company, and MIE are hereinafter referred to collectively as the “Parties” and individually as a “Party”).
WHEREAS, TPG, FEEL, the Company and MIE entered into the Series A Preferred Shares Subscription and Put Option Agreement dated June 19, 2009, as amended (the “TPG SPA”) pursuant to which the Company issued 2,145,749 Series A Preferred Shares to TPG on the terms and subject to the conditions contained in the TPG SPA;
WHEREAS, in accordance with the terms of the TPG SPA, FEEL pledged 2,064,777 Ordinary Shares to TPG pursuant to a Share Charge dated 9th of July 2009 by and between FEEL as Chargor and TPG as Secured Party (the “TPG Pledge”);
WHEREAS, FEEL has entered into the Shares Purchase Agreement dated as of February 5, 2010 by and among Harmony, MIE, the Company, FEEL, Zhang Ruilin, Zhao Jiangwei and Shang Zhiguo (the “Harmony SPA”) and intends to request that the Company repurchase 1,821,256 Ordinary Shares that it currently holds in exchange for 3,642,512 Series B Preferred Shares to sell to Harmony (the “FEEL Sale Shares”);
WHEREAS, FEEL intends to request that TPG release 444,738 Ordinary Shares (the “TPG Shares”) from the TPG Pledge, to be repurchased and exchanged for 889,476 Series B Preferred Shares and transferred to Harmony as a part of the FEEL Sale Shares; and
WHEREAS, in order to induce TPG to release the TPG Shares from the TPG Pledge, Harmony will enter into this Agreement, pursuant to which Harmony will guarantee the payment of Guaranteed Obligations (as defined hereinafter) granted to TPG under the TPG SPA, subject to the terms and conditions hereof. As security therefor, Harmony shall grant a charge by way of first ranking charge over 889,476 Series B Preferred Shares in favor of TPG to secure such guarantee.
NOW THEREFORE, in consideration of the premises hereinafter contained, and upon the terms and subject to the conditions stated herein, the Parties agree as follows:

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1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Agreement the following words or expressions have the following meanings:

“Charged Portfolio” shall have the meaning set forth in the Harmony Share Charge.

“Completion” shall have the meaning set forth in the Harmony SPA.

“Deed of Partial Release and Amendment” means the Deed of Partial Release and Amendment to be executed by and among TPG and FEEL in the form attached hereto as Exhibit 1.

“Guaranteed Obligations” means all obligations at any time due, owing or incurred by FEEL, the Company and/or MIE to TPG under clauses 6 and 7 of the TPG SPA.

“Harmony Share Charge” means the Harmony Share Charge to be executed by and among Harmony, TPG in the form attached hereto as Exhibit 2.

“Secured Party” shall have the meaning set forth in the Harmony Share Charge.

“Shares” shall have the meaning set forth in the TPG SPA.

2.	HARMONY GUARANTEE AND SHARE CHARGE
(a)	Harmony hereby irrevocably and unconditionally guarantees as its own obligation the payment of the Guaranteed Obligations and covenants with the Secured Party to promptly pay and discharge on demand of the Secured Party any Guaranteed Obligation which is due and payable pursuant to and under the terms of the TPG SPA, provided however, so far as the Harmony is concerned, TPG shall look solely to the Charged Portfolio for the enforcement of Harmony’s obligations for the Guaranteed Obligations hereunder and no other recourse shall be had against Harmony.

(b)	At the Completion, Harmony shall charge by way of first ranking charge the Charged Portfolio in favor of the Secured Party pursuant to the Harmony Share Charge as security for the guarantee provided in Clause 2(a) above; provided that, TPG shall have executed the Deed of Partial Release and Amendment prior to and as a condition to the delivery of the Harmony Share Charge to TPG.
3.	RELEASE AND INDULGENCE

Any liability to any Party may in whole or in part be released, compounded or compromised or time or indulgence given by any other Party in writing in their absolute discretion, as regards any of the Parties under such liability without in any way prejudicing or affecting their rights against any other Party or Parties under the

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same or a like liability whether joint and several or otherwise.

4.	NOTICES

All notices, consents, and other communications under or pursuant to this Agreement (“Notices”) shall be in writing and in the English language and shall be delivered (A) by hand, (B) by facsimile (with receipt confirmed); provided,however, that a copy is promptly thereafter mailed by reputable private courier, return receipt requested, (C) by the addressee or (D) by such other means as the Parties may agree from time to time; in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate as to itself by not less than five (5) Business Days notice to the other Parties):

if to TPG, to	:	TPG Star Energy Ltd.
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Fax: (817) 871-4001
Attention: Mr. Clive D. Bode

with a copy to:

TPG Growth Capital (Asia) Limited
57th Floor, Two International Finance Centre
8 Finance Street, Central, Hong Kong
Fax: (852) 3515-8999
Attention: Mr. Stephen Law

and

Cleary Gottlieb Steen & Hamilton LLP
Bank of China Tower
One Garden Road, Hong Kong
Fax: (852) 2160-1008
Attention: Mr. Sang Jin Han

if to FEEL, the Company or
MIE, to	:	Suite 406, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 10010
PRC
Attention: Mr. Zhang Ruilin
Mr. Forrest Dietrich
Facsimile: (8610) 5123 8866

with a copy to:

White & Case LLP
19th Floor, Tower 1 of China Central Place
81# Jianguo Lu, Chaoyang District, Beijing
100025, China

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Facsimile: (8610) 5969 5760
Attention: Mr. Li Xiaoming
Ms. Vivian Tsoi

if to Harmony	:	Suites 7003-7005, 70th Fl
Two International Finance Centre
8 Finance St, Central
Hong Kong
Attn: Mr. Fan Lei
Facsimile: (852) 2110 9677
5.	GOVERNING LAW

5.1.	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

6.	ARBITRATION

6.1.	Amicable Settlement. Any and all disputes, controversies and conflicts between the Parties arising out of or relating to or in connection with this Agreement and the performance or non-performance of the obligations set forth herein shall, so far as is possible, be settled amicably between the Parties within thirty (30) days after written notice of such dispute, controversy or conflict has been given by one Party to the other Parties.

6.2.	Arbitration Procedure.
(a)	Failing an amicable settlement thereof within the thirty (30)-day period specified in Clause 6.1, any and all disputes, controversies and conflicts arising out of or in connection with this Agreement or its performance (including the validity of this Agreement) shall be settled by three (3) arbitrators under the rules of the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement. The place of arbitration shall be Hong Kong and the language used in the arbitral proceedings shall be English. The HKIAC shall act as the administering institute.

(b)	The arbitrators shall be appointed by mutual consent of the Parties involved in the arbitration in accordance with the procedures set out in the UNCITRAL Rules regarding the appointment of arbitrators, failing which the appointing authority shall be HKIAC.

(c)	The arbitral proceeding shall accord to each of the Parties the right to provide witnesses, including expert witnesses, the right of cross-examination of witnesses and the right to make both written and oral submissions.

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(a)	The arbitral award made and granted by the arbitrator shall be final, binding and incontestable and may be used as a basis for judgement thereon. All costs of arbitration (including, without limitation, those incurred in the appointment of the arbitrator) shall be apportioned in the arbitral award.
6.3.	Court Action. By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary remedy in aid of arbitration, or order any interim injunction. A request for such provisional remedy or interim injunction by the parties to a court shall not be deemed a waiver of this agreement to submit to arbitration.

6.4.	Continued Performance During Arbitration. During the period of submission to arbitration and thereafter until the granting of the arbitral award, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the said award.

6.5.	Survival. The provisions contained in this Clause 6 shall survive the termination or expiration of this Agreement.

7.	MISCELLANEOUS

7.1.	Successors and Assigns. This Agreement has been made solely for the benefit of the Parties and their respective successors, personal representatives, heirs and estates and permitted assigns and nothing herein is intended to confer any rights or remedies under or by reason of this Agreement to any other Person.

7.2.	Assignment. The provisions of this Agreement shall be binding upon and accrue to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, none of the Parties may assign its rights and obligations in whole or in part hereunder without the prior written consent of the other Parties, except that TPG may assign its rights under this Agreement, in whole or in part, to any Person who acquires Shares held by TPG.

7.3.	Further Assurances. Each Party undertakes to and with each other Party to do all things reasonably within its power which are necessary or desirable to give full effect to the spirit and intent of this Agreement.

7.4.	Amendments and Waivers. All amendments and other modifications hereof or waivers of the observance of any term hereof (either generally or in a particular instance and either retroactively or prospectively) shall be in writing and signed by each of the Parties.

7.5.	No Waiver. The failure of a Party at any time to require observance or performance by any other Party of any of the provisions of this Agreement shall in no way affect the Party’s right to require such observance or performance at any time thereafter, nor shall the waiver by any Party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

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7.6.	Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of all remaining provisions contained herein shall not in any way be affected or impaired thereby; and the invalid, illegal or unenforceable provisions shall be interpreted and applied so as to produce as near as may be the legal, economic and commercial result intended by the Parties.
7.7.	Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which, taken together, constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in any number of counterparts, each of which shall be deemed an original and all of which, taken together, constitute one and the same instruments.
7.8.	Entire Agreement. The Transaction Agreements (as defined in the Harmony SPA) contain the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede and cancel all prior oral and written agreements or representations, if any, among the Parties or any of them relating to the subject matter thereof.
[Signature page follows]

6

IN WITNESS WHEREOF this Agreement has been duly executed as of the date and year first written above.

TPG STAR ENERGY LTD.
By:	/s/
Name:
Title:

FAR EAST ENERGY LIMITED
By:	/s/ Ruilin Zhang
	Name:	Ruilin Zhang
	Title:	Director

MIE HOLDINGS CORPORATION
By:	/s/ Ruilin Zhang
	Name:	Ruilin Zhang
	Title:	Director

MI ENERGY CORPORATION
By:	/s/ Ruilin Zhang
	Name:	Ruilin Zhang
	Title:	Director

HARMONY ENERGY LIMITED
By:	/s/ Che Fung
	Name:	CHE Fung
	Title:	Director

EXHIBIT I
GUARANTY

39

Dated February 5, 2010
GUARANTEE
between
EVER UNION CAPITAL LIMITED
as Guarantor
And
FAR EAST ENERGY LIMITED
as Guaranteed Party

THIS GUARANTEE is made by way of deed on February 5, 2010:
BETWEEN:
(1)	EVER UNION CAPITAL LIMITED, a company incorporated and existing under the laws of the British Virgin Islands (the “Guarantor”); and

(2)	FAR EAST ENERGY LIMITED, a company incorporated and existing under the laws of the Hong Kong Special Administration Region of the People’s Republic of China (the “Guaranteed Party”).
RECITALS
(A)	Pursuant to the Shares Purchase Agreement, the Guaranteed Party has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Guaranteed Party the Purchased Shares on certain terms and conditions, one of those conditions being that the Guarantor enters into this Guarantee.

(B)	The board of directors and shareholders of the Guarantor are satisfied that the Guarantor is entering into this Guarantee for the purposes of its business and that it will derive indirect benefit by doing so.

(C)	The Guarantor and the Guaranteed Party intend this Guarantee to take effect as a deed.
1.	INTERPRETATION

1.1	Definitions

In this Guarantee the following terms have the meanings given to them in this Clause.

“Agreed Rate” means the rate of 2 per cent. per annum.

“Shares Purchase Agreement” means the shares purchase agreement dated February 5, 2010 by and among the Guarantor, Harmony Energy Limited, Zhang Ruilin, Zhao Jiangwei, Shang Zhiguo, MI Energy Corporation, MIE Holdings Corporation and the Guaranteed Party.

“Liabilities” means all present and future liabilities and obligations (whether actual or contingent, whether owed jointly or severally and whether owed as principal or surety or in any other capacity) of the Purchaser to the Guaranteed Party under or in relation to the Shares Purchase Agreement and “Liability” means any of them.

“Tax” means any tax, levy, impost, duty, withholding or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

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1.2	Construction
(a)	Any reference in this Guarantee to:
(i)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(ii)	“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature; and

(iii)	the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including, without limitation, the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection from creditors or relief of debtors.
(b)	Unless this Guarantee provides otherwise or the context otherwise requires, a term which is defined (or expressed to be subject to a particular construction) in the Shares Purchase Agreement shall have the same meaning (or be subject to the same construction) in this Guarantee.

(c)	A reference in this Guarantee to any agreement or document or to any agreement or document entered into pursuant to or in accordance with any such agreement or document is a reference to:
(i)	this Guarantee or other agreement or document as amended, novated, supplemented, extended or restated; and

(ii)	any other agreement or document whereby such agreement or document is so amended, restated, varied, novated or supplemented or which is entered into pursuant to or in accordance with any such agreement or document.
(d)	A provision of law is a reference to that provision as amended or re-enacted.

(e)	Clause headings are for ease of reference only and shall not affect the construction of this Guarantee.
1.3	Third Party Rights

A person which is not a party to this Guarantee shall have no rights to enforce the provisions of this Guarantee other than those it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into force.

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2.	GUARANTEE

2.1	Guarantee and Indemnity

The Guarantor as principal obligor and not merely as surety irrevocably and unconditionally:
(a)	guarantees to the Guaranteed Party the due and punctual performance by the Purchaser of the Liabilities;

(b)	undertakes with the Guaranteed Party that whenever the Purchaser does not pay any amount of any Liability in full when due or expressed to be due under or in connection with the Shares Purchase Agreement, the Guarantor shall immediately on demand unconditionally pay that amount to the Guaranteed Party; and

(c)	agrees with the Guaranteed Party as a primary and independent obligation that if, for any reason, any amount of any Liability claimed by the Guaranteed Party under this Guarantee is not recoverable on the basis of a guarantee, it will be liable as a principal debtor and primary obligor to indemnify the Guaranteed Party against any cost, loss or liability it incurs as a result of the Purchaser not paying any amount of any Liability on the date on which it is stated to be due (but the amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Guarantee if the amount claimed had been recoverable on the basis of a guarantee).
2.2	Demands

The amount specified in a demand made by the Guaranteed Party pursuant to this Guarantee as to the amount of any Liability or the amount due from the Guarantor under this Guarantee shall, save for manifest error, be conclusive and binding on the Guarantor.

3.	CONTINUING SECURITY

3.1	Continuing Obligations

This Guarantee is a continuing guarantee and will extend to the ultimate balance of amounts payable by the Purchaser under or in relation to the Liabilities, regardless of any intermediate payment or discharge in whole or in part.

3.2	Reinstatement

If any discharge, release or arrangement (whether in respect of the Liabilities or any security for those Liabilities or otherwise) is made by the Guaranteed Party in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.

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3.3	Waiver of Defences

Guarantor unconditionally and irrevocably waives (i) demands, protests, or notices as the same pertain to the Purchaser; (ii) any right to require Guaranteed Party to proceed against the Purchaser or to pursue any other remedy; (iii) any right to assert against the Purchaser, as a defense, counterclaim, set-off, recoupment or cross claim in respect of the Liabilities, any defense (legal or equitable) or other claim which Guarantor may now or at any time hereafter have against the Purchaser or any other Person; (iv) any defense based upon an election of remedies by the Purchaser, unless the same would excuse performance by the Purchaser, under this Guarantee; and (v) any duty of Guaranteed Party to advise Guarantor of any information known to Guaranteed Party regarding the Purchaser or its ability to perform under this Guarantee.

3.4	Guarantor Intent

Without prejudice to the generality of Clause 3.3 (Waiver of Defences), the Guarantor expressly confirms that it intends that this Guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to the Shares Purchase Agreement.

3.5	Immediate Recourse

The Guarantor waives any right it may have of first requiring the Guaranteed Party to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Guarantee. This waiver applies irrespective of any law or any provision of the Shares Purchase Agreement to the contrary.

3.6	Deferral of Guarantor’s Rights

Until all amounts which may be or become payable by the Purchaser under or in connection with the Liabilities have been irrevocably paid in full and unless the Guaranteed Party otherwise directs, the Guarantor will not exercise any rights (its “rights of recourse”) which it may have by reason of performance by it of its obligations under this Guarantee or by reason of any amount being payable, or liability arising, under this Guarantee:
(a)	to be indemnified by the Purchaser;

(b)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Guaranteed Party under the Shares Purchase Agreement or of any other guarantee or security taken pursuant to, or in connection with, the Shares Purchase Agreement by the Guaranteed Party;

(c)	to bring legal or other proceedings for an order requiring the Purchaser to make any payment or perform any obligation in respect of which the Guarantor has given a guarantee, undertaking or indemnity under this Guarantee;

(d)	to exercise any right of set-off or counterclaim against the Purchaser; and/or

4

(e)	to claim or prove as a creditor of the Purchaser or any other person or its estate in competition with the Guaranteed Party.
The Guarantor shall hold any monies, rights or security held or received by it as a result of the exercise of any such rights of recourse on behalf of, and to the order of, the Guaranteed Party for application in accordance with the terms of this Guarantee as if such monies, rights or security were held or received by the Guaranteed Party under this Guarantee.
3.7	Additional Security

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Guaranteed Party.

4.	REPRESENTATIONS AND WARRANTIES

The Guarantor makes the representations and warranties set out in Clauses 4.1 (Status) to Clause 4.8 (Repetition) on the date of this Guarantee and acknowledges that the Guaranteed Party has agreed to sell the Purchased Shares to the Purchaser and to accept this Guarantee in reliance on those representations and warranties.

4.1	Status
(a)	It is a limited liability company duly incorporated and validly existing under the laws of British Virgin Islands;

(b)	It has the power to own its assets and carry on its business as it is being conducted.
4.2	Binding Obligations

The obligations expressed to be assumed by it in this Guarantee are legal, valid, binding and enforceable obligations, except that such enforcement may be subject to or limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity.

4.3	No Conflicts

The entry into and performance by it of this Guarantee does not and will not conflict with the provisions of:
(a)	any agreement instrument binding upon it or any of its assets,

(b)	its constitutional documents, or

(c)	any applicable law, regulation or official or judicial order applicable to it.
4.4	Power and Authority

It has the power to enter into this Guarantee and to exercise its rights and perform its obligations under this Guarantee and all corporate and other action required to

5

authorise its execution of this Guarantee, its exercise of such rights and its performance of such obligations has been duly taken.
4.5	Validity and Admissibility in Evidence

All acts, conditions and things required to be done, fulfilled and performed in order:
(a)	to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Guarantee,

(b)	to ensure that the obligations expressed to be assumed by it in this Guarantee are legal, valid and binding, and

(c)	to make this Guarantee admissible in evidence in its jurisdiction of incorporation and in England have been done, fulfilled and performed.
4.6	Governing Law and Enforcement

In any proceedings taken in its jurisdiction of incorporation in relation to this Guarantee, the choice of English law as the governing law of this Guarantee and any judgment obtained in England will be recognised and enforced.

4.7	No Security from the Purchaser

It has not requested or taken any security from the Purchaser for any obligation (whether present or future, actual or contingent) of the Purchaser to it.

4.8	Repetition

The representation and warranties set out in Clauses 4.1 (Status) to 4.7 (No Security from the Purchaser):
(a)	will survive the execution of the Shares Purchase Agreement; and

(b)	are deemed to be repeated on each date on which there are any outstanding Liabilities with reference to the facts and circumstances then existing.
5.	UNDERTAKINGS

5.1	Authorisations

The Guarantor shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of its jurisdiction of incorporation to enable it lawfully to enter into and perform its obligations under this Guarantee and to ensure the legality, validity, enforceability and admissibility in evidence in its jurisdiction of incorporation and in England of this Guarantee.

5.2	Pari Passu Claims

Under the laws of its jurisdiction of incorporation, the Guarantor shall ensure that the claims of the Guaranteed Party against it under this Guarantee will rank at least pari

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passu with the claims of all its other unsecured creditors save those whose claims are mandatorily preferred by reason of any bankruptcy, insolvency, liquidation or other similar laws of general application.
6.	TERMINATION

6.1	The Guarantor’s guarantee of the Liabilities under Clause 2.2 (b) of the Share Purchase Agreement shall terminate upon the Completion as defined by Clause 2.2 (a) of the Share Purchase Agreement.

6.2	Except as provided by Clause 6.1 above, this Guarantee shall terminate on the date falling twelve (12) months after the Completion Date.

7.	COSTS AND EXPENSES

7.1	Transaction Costs

Each of the Guarantor and the Guaranteed Party shall bear of its own costs and expenses (including legal fees), and any VAT thereon, incurred by it in connection with the negotiation, preparation and execution of this Guarantee.

7.2	Stamp Taxes

The Guarantor shall promptly on demand pay all stamp, registration and other taxes to which this Guarantee or any judgment given in connection with this Guarantee is or at any time may be subject and shall on demand indemnify the Guaranteed Party against any liabilities, costs, claims and expenses (including legal fees) resulting from any failure to pay or delay in paying any such tax.

7.3	Indemnity

The Guarantor shall indemnify and hold harmless the Guaranteed Party on demand from and against any and all costs, claims losses, expenses (including legal fees) and liabilities, and any VAT thereon, which the Guaranteed Party may incur as a result of the exercise, preservation and/or enforcement by the Guaranteed Party of any of its rights and powers under this Guarantee or by law.

8.	REMEDIES AND WAIVERS

No failure by the Guaranteed Party to exercise, nor any delay by the Guaranteed Party in exercising, any right or remedy under this Guarantee shall operate as a waiver thereof nor shall any single or partial exercise of any such right or remedy prevent any further or other exercise thereof or the exercise of any other such right or remedy.

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9.	ADDITIONAL PROVISIONS

9.1	Partial Invalidity

If at any time any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect or this Guarantee is or becomes ineffective in any respect under the law of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:
(a)	the legality, validity or enforceability of the remaining provisions of this Guarantee or the effectiveness in any other respect of this Guarantee under such law; or

(b)	the legality, validity or enforceability of such provision or the effectiveness of this Guarantee under the law of any other jurisdiction.
9.2	Potentially Avoided Payments

If the Guaranteed Party determines that an amount paid to it under or in relation to the Liabilities is capable of being avoided or otherwise set aside on the liquidation or administration of the person by whom such amount was paid, then for the purposes of this Guarantee, such amount shall be regarded as not having been paid.

10.	ASSIGNMENTS AND TRANSFERS

The provisions of this Guarantee shall be binding upon and accrue to the benefit of the Guarantor and the Guaranteed Party and their respective successors and permitted assigns. Notwithstanding the foregoing, neither of the Guarantor and the Guaranteed Party may assign its rights and obligations in whole or in part hereunder without the prior written consent of the other party.

11.	AMENDMENTS

All amendments and other modifications hereof or waivers of the observance of any term of this Guarantee (either generally or in a particular instance and either retroactively or prospectively) shall be in writing and signed by each of the Guarantor and the Guaranteed Party.

12.	NOTICES

12.1	Communications in Writing

Each communication to be made under this Guarantee shall be made in writing but, unless otherwise stated, may be made by fax or letter.

12.2	Delivery of Notices

Any communication or document to be made or delivered by one person to another pursuant to this Guarantee shall (unless that other person has by 15 days’ written notice to the other specified another address or fax number) be made or delivered to that other person at the address or fax number identified with its signature or other form of execution below and shall be deemed to have been made or delivered when

8

despatched (in the case of any communication made by fax), or (in the case of any communication made by letter) when left at that address or (as the case may be) five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
13.	COUNTERPARTS

This Guarantee may be executed in counterparts and such counterparts taken together shall constitute one and the same instrument.

14.	GOVERNING LAW

This Guarantee shall be governed by and construed in accordance with English law.

15.	ARBITRATION

15.1	Amicable Settlement

Any and all disputes, controversies and conflicts between the Guarantor and the Guaranteed Party shall be resolved in accordance with the provisions Clause 11 of the Shares Purchase Agreement.

16.	Effectiveness

This Guarantee shall take effect as a deed on the date on which it is stated to be made.
IN WITNESS WHEREOF this Guarantee has been duly executed as a deed by the Guarantor and the Guaranteed Party.

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SIGNATORIES

THE GUARANTOR Executed as a deed by Ever Union Capital Limited acting by CHE Fung, a director, in the presence of:
/s/ Che Fung
[Signature of Director]
Director

/s/ Natasha Hsieh
[Signature of Witness]
[Name of Witness] Natasha Y Hsieh Address of Witness: 17/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central, Hong Kong Occupation of Witness: Attorney

THE GUARANTEED PARTY Executed as a deed by Far East Energy Limited acting by , a director, in the presence of:

[Signature of Director]
Director

[Signature of Witness]
[Name of Witness] Address of Witness: Occupation of Witness:

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SIGNATORIES

THE GUARANTOR Executed as a deed by Ever Union Capital Limited acting by , a director, in the presence of:

[Signature of Director]
Director

[Signature of Witness]
[Name of Witness] Address of Witness: Occupation of Witness:

THE GUARANTEED PARTY Executed as a deed by Far East Energy Limited acting by Ruiling Zhang, a director, in the presence of: Kelly Lian
/s/ Ruilin Zhang
[Signature of Director]
Director

/s/ Kelly Lian
[Signature of Witness]
[Name of Witness] Kelly Lian Address of Witness: Suite 406, Block C, Grand Place 5 Hui zhong Road, Chaoyang District Beijing P.R.C Occupation of Witness: Legal Counsel

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EXHIBIT J HONG KONG LEGAL OPINION

40

White & Case 9th Floor, Central Tower 28 Queen’s Road Central Hong Kong	Tel +852 2822 8700 Fax +852 2845 9070 www.whitecase.com
Direct Dial + (852) 2822-8753     jleifer@whitecase.com
JL/
10 March, 2010
Harmony Energy Limited
Suites 7003-7005, 70th Floor
Two International Finance Centre
8 Finance Street, Central
Hong Kong
Attn: Mr. Fan Lei
Re: Far East Energy Limited (the “Company”)
INTRODUCTION
1.	We have acted as legal counsel as to the laws of the Hong Kong Special Administrative Region (“Hong Kong”) of the People’s Republic of China to the Company, a private limited company incorporated under the laws of Hong Kong in connection with its proposed sale of 3,642,512 Series B Preferred Shares of MIE Holdings Corporation to Harmony Energy Limited (the “Transaction”) under the terms of a shares purchase agreement dated 5 February, 2010 (the “Shares Purchase Agreement”), entered into between Harmony Energy Limited, Zhang Ruilin, Zhao Jiangwei, Shang Zhiguo, MI Energy Corporation, MIE Holdings Corporation and the Company.

2.	We have acted as the legal counsel to the Company in connection with the Transaction.

3.	This opinion is limited to the laws, rules and regulations of Hong Kong as in force as at the date hereof and as they would be applied by the Hong Kong courts on the date of this opinion. It is given on the basis that it will be governed by and construed in accordance with Hong Kong law. In giving this opinion we neither express nor imply any opinion on any laws, rules and regulations, other than the laws of Hong Kong, and we have not made any investigations of the laws, rules and regulations of any other jurisdiction.

Partners:	Seung Chong	Sharon E. Hartline	Partners, White & Case llp Registered in Hong Kong
	John Hartley	Jeremy C. Leifer	Registered Foreign Lawyers; not admitted in Hong Kong
			Hallam Chow (USA)	Anna-Marie Slot (USA)
			John Shum (England and Wales)	Barrye L. Wall (USA)
ABU DHABI ALMATY ANKARA BEIJING BERLIN BRATISLAVA BRUSSELS BUCHAREST BUDAPEST DOHA DÜSSELDORF FRANKFURT GENEVA HAMBURG HELSINKI HONG KONG ISTANBUL JOHANNESBURG LONDON LOS ANGELES MEXICO CITY MIAMI MOSCOW MUNICH NEW YORK PALO ALTO PARIS PRAGUE RIYADH SĀO PAULO SHANGHAI SINGAPORE STOCKHOLM TOKYO WARSAW WASHINGTON, DC

Harmony Energy Limited
10 March, 2010
4.	Except for those matters of Hong Kong law which are specifically addressed in this opinion, we express no opinion or view on the Shares Purchase Agreement or the transactions contemplated by it and make no comment with regard to the representations that may be made by the Company.
DOCUMENTS REVIEWED
5.	For the purposes of this opinion we have reviewed the following documents:
(i)	an electronic copy in pdf format of the Company’s certificate of incorporation extracted from our Searches;

(ii)	an electronic copy in pdf format of the Company’s memorandum and articles of association extracted from our Searches (the “M&A”);

(iii)	an executed original of the Shares Purchase Agreement;

(iv)	an executed original of the Shareholders Agreement (as defined in the Shares Purchase Agreement);

(v)	an executed original of the TPG Waiver Letter (as defined in the Shares Purchase Agreement);

(vi)	an executed original of the Sino Link Waiver Letter (as defined in the Shares Purchase Agreement);

(vii)	an executed original of the Deed of Partial Release and Amendment (as defined in the Shares Purchase Agreement);

(viii)	an executed original of the Credit Support Agreement (as defined in the Shares Purchase Agreement);

(ix)	an executed original of the Guaranty (as defined in the Shares Purchase Agreement); and

(x)	an executed original of the written resolutions of all the directors of the Company, dated 5 February, 2010 (the “Resolutions”), approving, inter alia, the entry into of the Shares Purchase Agreement.
Each of the documents referred to at paragraphs (iv) to (ix) are hereinafter referred to as the “Transaction Documents”.

6.	On 9 March, 2010, we carried out full searches at the Hong Kong Companies Registry in respect of the Company. On the same date we also made searches in respect of the Company at the High Court of Hong Kong and the Official Receiver’s Office of Hong Kong (through our search agent, Fastle Company (the “Search Agent”)). We confirm that the searches (the “Searches”) at the Hong Kong Companies Registry, the Official Receiver’s Office in Hong Kong and the High Court of Hong Kong referred to above did not reveal any filings made by the Company or any other person recording any order or resolution for the winding-up of the Company or the appointment of a

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Harmony Energy Limited
10 March, 2010
receiver of the Company (whether under any existing security granted by the Company or otherwise) or any statutory declaration by the Company’s directors under Section 228A of the Companies Ordinance (Cap. 32) of the Laws of Hong Kong (the “Companies Ordinance”) or any notice of appointment of a liquidator or receiver (whether under any existing security granted by the Company or otherwise) of the Company.

Except as referred to above, we have not examined any other document or made any other search or enquiry for the purposes of giving the opinion set out herein. It should be noted that the search undertaken by the Search Agent at the High Court of Hong Kong made on 9 March, 2010 was limited to the period between 1 January, 2000 and 6 March, 2010.
ASSUMPTIONS
7.	In giving this opinion we have assumed the following, which we have not independently verified:
(i)	All signatures, stamps and seals are genuine, all documents submitted to us as originals are authentic and complete and all deeds and counterparts were executed in single physical form; any document submitted to us as an electronic copy conforms to its original and all signatures on any such document are genuine and no such document has been amended or rescinded; and all documents submitted to us or reviewed by us as draft or execution copies (if any) conform to the final signed copies of those documents and each such document is complete and, if not original, conforms to the original and none of those documents has been nor will be amended or rescinded;

(ii)	the Company has not passed any resolution for its voluntary winding-up, no petition has been presented or order made by a court for the winding-up, dissolution or receivership of the Company and no liquidator, receiver, administrator, trustee, or similar officer has been appointed in relation to the Company or any of its assets, or in relation to any of its assets in any jurisdiction;

(iii)	all public records of the Company which we have examined are accurate and that the information disclosed by the Searches is true and complete and that such information has not since then been altered and that such Searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of the Searches;

(iv)	there is nothing in the minute book of the Company, which we have not inspected, that would or might affect the opinions hereinafter appearing;

(v)	there has been no alteration in the status or condition of the Company as disclosed by the Searches;

(vi)	there is nothing under any law (other than the laws of Hong Kong) which would or might affect the opinions hereinafter appearing;

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Harmony Energy Limited
10 March, 2010
(vii)	the Resolutions were properly adopted by the Company’s directors, and the Resolutions have not been modified, amended, annulled, rescinded or revoked (in whole or in part) and are in full force and effect; and

(viii)	without independent investigation, all representations and warranties contained in the Shares Purchase Agreement and in any of the Transaction Documents are, or will when given, be true and correct.
OPINIONS
8.	Based upon, and subject to, the foregoing assumptions (which we have taken no steps to independently verify) and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:
(i)	the Company is duly incorporated with limited liability under the Companies Ordinance and, based solely on the Searches, validly existing under the laws of Hong Kong;

(ii)	the Company has the necessary corporate capacity, power and authority to execute the Shares Purchase Agreement and each of the Transaction Documents, perform and consummate the transactions contemplated under the Shares Purchase Agreement and each of the Transaction Documents, and no such execution, performance or consummation is and will result in a breach or violation by the Company of any of the terms and provisions of (a) the laws or regulations (having the force of law) of Hong Kong, or (b) the M&A;

(iii)	the Company has taken all necessary corporate action to authorize the execution and delivery by the Company of the Shares Purchase Agreement and each of the Transaction Documents, the performance by the Company of its obligations under the Shares Purchase Agreement and each of the Transaction Documents, and the consummation by the Company of the transactions contemplated by the Shares Purchase Agreement and each of the Transaction Documents; and

(iv)	no consent, approval or authorization of, or filing or registration with any governmental, judicial or regulatory authorities is required by the Company under the laws of Hong Kong for the execution and delivery by the Company of the Shares Purchase Agreement and each of the Transaction Documents, the performance by the Company of its obligations under Shares Purchase Agreement and each of the Transaction Documents, and the consummation by the Company of the transactions contemplated by the Shares Purchase Agreement and each of the Transaction Documents.
QUALIFICATIONS
9.	The opinions expressed above are subject to the following qualifications:
(i)	It should be noted that the Hong Kong Companies Registry search is not capable of revealing whether or not a winding-up petition has been presented. The Searches should not be regarded as conclusive and, in particular, any such orders, resolutions, appointments, statutory declarations or notices of

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Harmony Energy Limited
10 March, 2010
appointment as are referred to in paragraph 6 above, may not yet have been filed or placed on the public record.
This Opinion may be relied upon by the addressee only. It may not be disclosed to any other person or quoted or referred to it in any public document or filed it with any person, except with our prior written consent.
Yours faithfully,
/s/ White & Case
White & Case
JL:nd

5

EXHIBIT K
BRITISH VIRGIN ISLANDS LEGAL OPINION

41

Our ref	GDK\LWP\655822\3708257v4
Direct tel	+852 2971 3096
Email	lorraine.pao@maplesandcalder.com
TPG Star Energy Ltd.
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
10 March 2010
Dear Sirs
Harmony Energy Limited (the “Company”)
We have acted as counsel as to British Virgin Islands law to the Company in connection with the purchase from Far East Energy Limited (“FEEL”) of 3,642,512 series B preferred shares in the issued share capital of MIE Holdings Corporation (the “MIE”).
1	Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1	The written resolutions of the sole director of the Company dated 5 February 2010 (the “Resolutions”).

1.2	A certificate of incumbency dated 18 February 2010, issued by Portcullis TrustNet (BVI) Limited, the Company’s registered agent, (a copy of which is attached as Annexure A) (the “Registered Agent’s Certificate”).

1.3	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 5 March 2010 (the “Public Company Records”) including:
(a)	the Company’s Certificate of Incorporation; and

(b)	the Company’s Memorandum and Articles of Association.
1.4	The records of proceedings on file with and available for inspection on 5 March 2010 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.5	A certificate from a Director of the Company dated 10 March 2010 (a copy of which is annexed hereto as Annexure B) (the “Director’s Certificate”).

1.6	A share purchase agreement relating to the purchase of 3,642,512 series B preferred shares in MIE dated 5 February 2010 entered into between, amongst others, the Company, FEEL and MIE (the “Share Purchase Agreement”).
Maples and Calder
53rd Floor The Center 99 Queen’s Road Central Hong Kong
Tel +852 2522 9333 Fax +852 2537 2955 www.maplesandcalder.com
Resident Hong Kong Partners: Christine Chang (England and Wales), Spencer Privett (England and Wales)
Anne Walker (England and Wales), Anthony Webster (England and Wales), Greg Knowles (England and Wales)
Barry Mitchell (British Virgin Islands), Mark Western (England and Wales), Stacey Overholt (England and Wales), John Trehey (New Zealand)
Cayman Islands and British Virgin Islands Attorneys at Law | Offices: British Virgin Islands, Cayman Islands, Dubai, Dublin, Hong Kong, London

1.7	A second amended and restated shareholders’ agreement in relation to MIE dated 10 March 2010 entered into between, amongst others, TPG Star Energy Ltd., TPG Star Energy Co-Invest LLC, the Company, FEEL and MIE.

1.8	A credit support agreement dated 10 March 2010 entered into between, amongst others, TPG Star Energy Ltd., the Company, FEEL and MIE.

1.9	A share charge dated 10 March 2010 over the shares in MIE granted by the Company in favour of TPG Star Energy Ltd. (the “Share Charge”).
The documents referred to in paragraphs 1.7 and 1.8 above are collectively referred to as the “New York Documents”.
The documents referred to in paragraphs 1.6 to 1.9 above are collectively referred to as the “Transaction Documents”.
2	Assumptions
In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent’s Certificate and the Director’s Certificate. We have also relied upon the following assumptions, which we have not independently verified:
2.1	The Transaction Documents have been authorised and duly executed and delivered by or on behalf of all relevant parties (other than the Company as a matter of British Virgin Islands law) in accordance with all relevant laws (other than the laws of the British Virgin Islands).

2.2	The Transaction Documents are legal, valid, binding and enforceable against all relevant parties in accordance with their respective terms under all relevant laws (other than the laws of the British Virgin Islands).

2.3	The choice of English law as the governing law of the Share Purchase Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of England as a matter of English law and all other relevant laws (other than the laws of the British Virgin Islands).

2.4	The choice of the laws of the State of New York as the governing law of the New York Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the British Virgin Islands).

2.5	The choice of Cayman Islands law as the governing law of the Share Charge has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the Cayman Islands as a matter of Cayman Islands law and all other relevant laws (other than the laws of the British Virgin Islands).

2.6	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.7	All signatures, initials and seals are genuine.

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2.8	Except to the extent that we opine herein on matters of British Virgin Islands law, the accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.9	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.10	The power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the British Virgin Islands) to enter into, execute, deliver and perform their respective obligations under the Transaction Documents.

2.11	The final execution version of the Share Charge that has been executed as a deed existed at the moment of execution as a single physical document (whether in counterpart or not) including the entire body of the Share Charge, the signature pages and any annexes and/or schedules thereto.

2.12	Under Cayman Islands law and all other relevant laws (other than the laws of the British Virgin Islands), including, without prejudice to the generality of the foregoing, the governing law and law of situs of the property subject to the security interests created pursuant to the Share Charge (the “Secured Property”), the Share Charge creates a valid first priority security interest over the Secured Property and any steps required as a matter of Cayman Islands law or other relevant laws (other than the laws of the British Virgin Islands) to perfect such security interest or to regulate its ranking in point of priority have been taken.

2.13	The existence of the Secured Property, that immediately prior to the creation of the Share Charge the Company was and continues to be the legal and beneficial owner of the Secured Property and that no encumbrances or equities exist in respect of the Secured Property (other than arising by virtue of the laws of the British Virgin Islands or as maintained in the register of relevant charges maintained by the Company pursuant to section 162 of the BVI Business Companies Act, 2004 or the Public Company Records) and that there is no contractual or other prohibition (other than arising by virtue of the laws of the British Virgin Islands) binding upon the Company preventing the Company from creating the first priority security interest over the Secured Property pursuant to the Share Charge.

2.14	The Secured Property is not subject to any liens or rights of forfeiture under the articles of association of MIE and MIE has not received a stop notice under Order 50 r.11 of the Grand Court Rules of the Cayman Islands in respect of the Secured Property.

2.15	The Resolutions remain in full force and effect.

2.16	Payment obligations of the Company under the Transaction Documents are unsubordinated and undeferred as a contractual matter under the governing law of the Transaction Documents and the parties to the Transaction Documents do not subsequently agree to subordinate or defer their claims.

2.17	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of English law, the laws of the State of New York and the laws of Cayman Islands.

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2.18	There is nothing contained in the minute book or the corporate records of the Company (which we have not inspected) which would or might affect the opinions hereinafter appearing.

2.19	The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state.

3	Opinions
Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1	The Company is a company limited by shares registered under the BVI Business Companies Act, 2004 (the “Act”), duly incorporated, in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2	The Company has full power and authority under its Memorandum and Articles of Association to enter into, execute and perform its obligations under the Transaction Documents.

3.3	The execution and delivery of the Transaction Documents and the performance by the Company of its obligations thereunder does not conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles of Association of the Company or any law, public rule or regulation applicable to the Company in the British Virgin Islands.

3.4	The execution, delivery and performance of the Transaction Documents have been duly authorised by and on behalf of the Company and, assuming the Transaction Documents have been executed and unconditionally delivered by the sole director of the Company, the Transaction Documents have been duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5	No authorisations, consents, approvals, licenses, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the British Virgin Islands in connection with:
(a)	the creation, execution or delivery of the Transaction Documents;

(b)	enforcement of the Transaction Documents; or

(c)	the performance by the Company or any other party of their respective obligations under any of the Transaction Documents.
3.6	With the exception of filing fees charged by the Registry of Corporate Affairs in respect of any optional filings made at the Registry of Corporate Affairs no taxes, fees or charges (including stamp duty) are payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of:
(a)	the execution or delivery of the Transaction Documents;

(b)	the enforcement of the Transaction Documents; or

4

(c)	payments made under, or pursuant to, the Transaction Documents.
Companies incorporated or registered under the Act are currently exempt from income and corporate tax. In addition, the British Virgin Islands currently does not levy capital gains tax on companies incorporated or registered under the Act. There is no applicable statutory usury or interest limitation law in the British Virgin Islands which would restrict the recovery of payments or the performance by the Company of its obligations under the Transaction Documents.

3.7	The courts of the British Virgin Islands will observe and give effect to the choice of English law as the governing law of the Share Purchase Agreement.

3.8	The courts of the British Virgin Islands will observe and give effect to the choice of the laws of the State of New York as the governing law of the New York Documents.

3.9	The courts of the British Virgin Islands will observe and give effect to the choice of Cayman Islands law as the governing law of the Share Charge.

3.10	Based solely on our inspection of the High Court Registry from the date of incorporation of the Company there were no actions or petitions pending against the Company in the High Court of the British Virgin Islands as at the time of our searches on 5 March 2010.

3.11	On the basis of our searches conducted at the Registry of Corporate Affairs and at the High Court Registry, no currently valid order or resolution for the winding-up of the Company and no current notice of appointment of a receiver over the Company, or any of its assets, appears on the records maintained in respect of the Company. It is a requirement that notice of appointment of a receiver be registered with the Registry of Corporate Affairs under section 118 of the Insolvency Act 2003. In addition we refer you to the Registered Agent’s Certificate that states that the registered agent is not aware that any liquidation, dissolution or insolvency proceedings have been commenced against the Company or that a receiver has been appointed over the Company or any of its assets.

3.12	On the basis of our search conducted at the Registry of Corporate Affairs, no charge created by the Company has been registered pursuant to section 163 of the Act. We also refer you to the Registered Agent’s Certificate that states that no entries have been made on the Company’s register of charges maintained pursuant to section 162 of the Act.

3.13	Service of process in the British Virgin Islands on the Company may be effected by leaving at the registered office of the Company the relevant document to be served. On the basis of our search at the Registry of Corporate Affairs, the registered office of the Company is Portcullis TrustNet (BVI) Limited, PO Box 3444, Road Town, Tortola, British Virgin Islands.

3.14	It is not necessary for any of the parties to the Transaction Documents to be licensed, qualified or otherwise entitled to carry on business in, or otherwise registered with, any governmental or other authority of or in the British Virgin Islands in order to claim and enforce in the British Virgin Islands any right in the Transaction Documents.

3.15	It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the British Virgin Islands.

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3.16	The parties to the Transaction Documents (other than the Company) will not be deemed to be resident, domiciled or carrying on business in, or subject to, the laws of the British Virgin Islands by reason only of the execution, delivery, performance or enforcement of the Transaction Documents.

3.17	The Company is subject to the jurisdiction of the courts of the British Virgin Islands and is not entitled to claim any immunity from suit or execution of any judgment on the grounds of sovereignty or otherwise.

3.18	In relation to the Share Charge:
(a)	the courts of the British Virgin Islands will recognise the security interest created by the Share Charge;

(b)	no steps are required as a matter of British Virgin Islands law to perfect such security interest. However it is a requirement of the Act that the Company keep a register of all relevant charges created by the Company (the “Register”), either at the Company’s registered office, or at the office of the Company’s registered agent. Details of the Share Charge should therefore be entered into the Register. Furthermore, for the purposes of priority, an application should be made to the British Virgin Islands Registrar of Corporate Affairs to register the charge created by the Share Charge at the Registry of Corporate Affairs; and

(c)	subject to registration as detailed in paragraph 3.18(b) above the security interest created by the Share Charge will have priority over any claims by third parties (other than those preferred by law) including any liquidator or a creditor of the Company, subject in the case of a winding up of the Company in a jurisdiction other than the British Virgin Islands to any provisions of the laws of that jurisdiction as to priority of claims in a winding up.
3.19	The obligations of the Company under the Transaction Documents rank and will rank at least pari passu with all its other present and future unsecured obligations (other than those preferred by law).

3.20	The Company has full power and authority under its Memorandum and Articles of Association to acquire, hold and sell foreign currency and securities.

4	Qualifications
The opinions expressed above are subject to the following qualifications:
4.1	The term “enforceable” as used above means that the obligations assumed by the Company under the Transaction Documents are of a type which the courts of the British Virgin Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:
(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

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(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment;

(f)	obligations to make payments that may be regarded as penalties will not be enforceable; and

(g)	the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum.
4.2	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.3	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.4	Preferred creditors under the Insolvency Act, 2003 will rank ahead of unsecured creditors and secured creditors where the latter’s security is in the nature of a floating charge.

4.5	The courts of the British Virgin Islands will not recognise or enforce foreclosure (meaning the assumption by the chargee of legal ownership of the Secured Property and the extinction of the chargor’s equity of redemption therein) against the Secured Property pursuant to any provision in the Share Charge in the absence of foreclosure proceedings against the relevant chargor in the courts of the British Virgin Islands, or a judgment in respect of foreclosure proceedings against the chargor in the courts of another jurisdiction which the courts of the British Virgin Islands are prepared to enforce in accordance with the usual principles applicable to the enforcement of foreign judgments in the British Virgin Islands.

4.6	Following the English decision in MacMillan Inc. V Bishopsgate Trust (No. 3) [1995] 1 W.L.R. 978, which would be persuasive although not technically binding in the courts of the British Virgin Islands, it is not necessarily the case that, as a matter of British Virgin Islands conflict of law rules, priorities of competing interests in shares in a Cayman Islands company will be determined according to the jurisdiction of incorporation of such company, for example, when the register of members is maintained in another jurisdiction.

4.7	Provided that the assumptions in paragraph 2.13 and 2.14 above are correct then the interest of TPG Star Energy Ltd. created pursuant to the Share Charge will rank after any later legal interest in the Secured Property created in favour of a bona fide purchaser or mortgagee for value without

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notice of the security interest created pursuant to the Transaction Documents. Under British Virgin Islands law, registration of the Register with the British Virgin Islands Registrar of Corporate Affairs is deemed to be constructive notice of the matters therein.

4.8	A certificate, determination, calculation or designation of any party to the Transaction Documents as to any matter provided therein might be held by a British Virgin Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.9	We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.10	We make no comment with regard to the references to foreign statutes in the Transaction Documents.

4.11	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

4.12	We express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties and make no comment with regard to the representations that may be made by the Company.
This opinion may be relied upon by the addressee only. It may not be relied upon by any other person except with our prior written consent.
Yours faithfully
/s/ Maples and Calder
Maples and Calder

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Annexure A
Registered Agent’s Certificate

CERTIFICATE OF INCUMBENCY
Name of Company: Harmony Energy Limited
We, Portcullis TrustNet (BVI) Limited of Portcullis TrustNet Chambers, P.O. Box 3444. Road Town, Tortola, British Virgin Islands, being the duly appointed Registered Agent Harmony Energy Limited (the “company”), a Business Company incorporated in the British Virgin Islands on 31 July 2009 with Registration No. 1542422 hereby confirm the followings:-
1.	the Company is in Good Legal Standing in the British Virgin Islands:

2.	that as far as can be determined from the documents retained at the Registered Office of the Company at Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands:
a)	the Company is authorized to issue no more than 50,000 shares which may be issued with or without par value.

b)	the current director is:

Name	Date of Appointment
CHE Fung	17 November 2009
c)	the current principal shareholder (i.e. companies/individuals with 10% or more of the issued shares/voting rights of the Company, of which none are held in the form of bearer shares) is:

Name	No. & % of issued shares held
Ever Union Capital Limited	100 (100%)
d)	the Company has not created any charges.

We note that pursuant to section 163 of the Business Companies Act 2004 (as amended) a register of Registered Charges in respect of the Company may be maintained at the BVI Registry of Corporate Affairs by the Registrar of Corporate Affairs. As the maintenance of such a register of Registered Charges is a requirement of the Registrar rather than the Company the contents of a register of Registered Charges may not correspond with the records of the Company held at the Registered Office.

e)	no proceedings are pending or threatened against the Company.

f)	no action has been taken to wind-up the Company or to appoint a receiver over its assets.

For and on behalf of Portcullis TrustNet (BVI) Limited
Signed:	/s/	Authorized Signature(s)
Portcullis TrustNet (BVI) Limited Registered Agent As at this 18 February 2010

Annexure B
Director’s Certificate

Harmony Energy Limited
Portcullis TrustNet Chambers, P.O. Box 3444
Road Town, Tortola, British Virgin Islands
March 10, 2010
To:	Maples and Calder 53rd Floor The Center 99 Queen’s Road Central Hong Kong
Dear Sirs
Harmony Energy Limited (the “Company”)
I, CHE Fung, being the sole director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of British Virgin Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:
1	The Company has not created any mortgages or charges over any of its property or assets other than those entered in the register of charges, or contemplated by the Transaction Documents.

2	The Resolutions of the sole director dated 5 February 2010 were signed by the sole director of the Company in the manner prescribed in the Articles of Association of the Company, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

3	The sole shareholder of the Company has not restricted or limited the powers of the sole director in any way. There is no contractual or other prohibition (other than as arising under British Virgin Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Transaction Documents.

4	The sole director of the Company at the date of Resolutions and at the date hereof was and is CHE Fung.

5	Prior to, at the time of, and immediately following execution of the Transaction Documents the Company was and shall be able to pay its debts as they fall due and entered into the Transaction Documents for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference.

6	The sole director considers the transactions contemplated by the Transaction Documents to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions the subject of the Opinion.

7	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction, nor has the sole director or sole shareholder taken any steps to have the Company struck off or placed in liquidation. The Company has not received written notice of any steps been taken to wind up the Company by a third party or in respect of the appointment of a receiver over any of the Company’s property or assets.

8	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.
[Signature page follows]

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I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:	/s/ Che Fung
CHE Fung Sole Director

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